Exhibit 10.64

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

EXECUTION

MASTER REPURCHASE AGREEMENT

between

BANK OF AMERICA, N.A.

(“Buyer”)

and

CALIBER HOME LOANS, INC.

(“Seller”)

dated as of

SEPTEMBER 18, 2013

i

4.13	Full Recourse	16

ARTICLE 5 FEES		16

5.1	Payment of Fees	16

ARTICLE 6 SECURITY; SERVICING; MARGIN ACCOUNT MAINTENANCE; CUSTODY OF MORTGAGE LOAN DOCUMENTS; REPURCHASE TRANSACTIONS; DUE DILIGENCE		16

6.1	Precautionary Grant of Security Interest in Purchased Assets and Purchased Items	16
6.2	Servicing	17
6.3	Margin Account Maintenance	21
6.4	Custody of Mortgage Loan Documents	22
6.5	Repurchase and Release of Purchased Assets	23
6.6	Repurchase Transactions	24
6.7	Periodic Due Diligence	24

ARTICLE 7 CONDITIONS PRECEDENT		25

7.1	Initial Transaction	25
7.2	All Transactions	26
7.3	Intercreditor Agreements	28
7.4	Satisfaction of Conditions	28

ARTICLE 8 REPRESENTATIONS AND WARRANTIES		29

8.1	Representations and Warranties Concerning Seller	29
8.2	Representations and Warranties Concerning Purchased Assets	33
8.3	Continuing Representations and Warranties	33
8.4	Amendment of Representations and Warranties	33

ARTICLE 9 AFFIRMATIVE COVENANTS		33

9.1	Financial Statements and Other Reports	33
9.2	Inspection of Properties and Books	36
9.3	Notice	36
9.4	Existence, Etc.	38
9.5	Servicing of Mortgage Loans	38
9.6	Evidence of Purchased Assets	38
9.7	Defense of Title; Protection of Purchased Items	38
9.8	Further Assurances	39
9.9	Fidelity Bonds and Insurance	39
9.10	Table-Funded Mortgage Loans	39
9.11	Sharing of Information	39
9.12	ERISA	39
9.13	Additional Repurchase or Warehouse Facility	40
9.14	MERS	40

9.15	Agency Audit and Approval Maintenance	40
9.16	Most Favored Status	41
9.17	Financial Covenants and Ratios	41

ARTICLE 10 NEGATIVE COVENANTS		41

10.1	Debt	41
10.2	Lines of Business	41
10.3	Debt and Subordinated Debt	41
10.4	Loss of Eligibility	41
10.5	Loans to Officers, Employees and Shareholders	42
10.6	Liens on Purchased Assets and Purchased Items	42
10.7	Transactions with Affiliates	42
10.8	Consolidation, Merger, Sale of Assets and Change of Control	42
10.9	Payment of Dividends and Retirement of Stock	42
10.10	Purchased Items	43
10.11	Reserved	43
10.12	No Additional Facilities	43

ARTICLE 11 DEFAULTS AND REMEDIES		43

11.1	Events of Default	43
11.2	Remedies	46
11.3	Reserved	47
11.4	Sale of Purchased Assets	47
11.5	No Obligation to Pursue Remedy	48
11.6	No Judicial Process	48
11.7	Reimbursement of Costs and Expenses	48
11.8	Application of Proceeds	48
11.9	Rights of Set-Off	49
11.10	Reasonable Assurances	50

ARTICLE 12 INDEMNIFICATION		50

12.1	Indemnification	50
12.2	Reimbursement	50
12.3	Payment of Taxes	51
12.4	Buyer Payment	52
12.5	Agreement not to Assert Claims	52
12.6	Survival	52

ARTICLE 13 TERM AND TERMINATION		52

13.1	Term	52
13.2	Termination	52
13.3	Extension of Term	53

ARTICLE 14 GENERAL		53

14.1	Integration; Servicing Provisions Integral and Non-Severable	53
14.2	Amendments	54
14.3	No Waiver	54
14.4	Remedies Cumulative	54
14.5	Assignment	54
14.6	Successors and Assigns	54
14.7	Participations	54
14.8	Invalidity	55
14.9	Additional Instruments	55
14.10	Survival	55
14.11	Notices	55
14.12	Governing Law	57
14.13	Submission to Jurisdiction; Service of Process; Waivers	57
14.14	Waiver of Jury Trial	57
14.15	Counterparts	57
14.16	Headings	57
14.17	Joint and Several Liability of Each Seller	57
14.18	Confidential Information	58
14.19	Intent	59
14.20	Right to Liquidate	59
14.21	Insured Depository Institution	59
14.22	Netting Contract	60
14.23	Tax Treatment	60
14.24	Examination and Oversight by Regulators	60

EXHIBITS

Exhibit A:	Glossary of Defined Terms
Exhibit B:	Irrevocable Closing Instructions
Exhibit C:	Secretary’s Certificate
Exhibit D:	Corporate Resolutions
Exhibit E:	Officer’s Certificate
Exhibit F:	Assignment of Closing Protection Letter
Exhibit G:	Assignment of Fidelity Bond and Errors and Omission Policy
Exhibit H:	Form of Power of Attorney
Exhibit I:	Acknowledgement of Password Confidentiality Agreement
Exhibit J:	Wiring Instructions
Exhibit K:	Form of Servicer Notice
Exhibit L:	Representations and Warranties
Exhibit M:	Required Agency Documents
Exhibit N:	Form of Trade Assignment
Exhibit O:	Form of Request for Temporary Increase
Exhibit P:	Reserved
Exhibit Q:	Reserved
Exhibit R:	Auto Fund Authorization Request

SCHEDULES

Schedule 1:	Filing Jurisdictions and Offices
Schedule 2:	States and Jurisdictions
Schedule 3:	List of Seller’s Existing Debt

MASTER REPURCHASE AGREEMENT

THIS MASTER REPURCHASE AGREEMENT (the “Agreement”) is made and entered into as of September 18, 2013 by and between Bank of America, N.A., a national banking association (“Buyer”), and Caliber Home Loans, Inc., a Delaware corporation (“Seller”).

RECITALS

A.

Seller has requested Buyer to enter into transactions with Seller whereby Seller may, from time to time, sell to Buyer certain residential mortgage loans (including the Servicing Rights related thereto) and/or other mortgage related assets and interests, against the transfer of funds by Buyer, with a simultaneous agreement by Buyer to sell to Seller such purchased assets at a date certain or on demand after the Purchase Date, against the transfer of funds by Seller (each such transaction, a “Transaction”).

B.	Buyer has agreed to enter into such Transactions, subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual rights and obligations provided herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Seller and Buyer agree as follows:

ARTICLE 1

DEFINITIONS AND PRINCIPLES OF CONSTRUCTION

1.1

Defined Terms. As used in this Agreement, capitalized terms shall have the meanings set forth in Exhibit A hereto, unless the context otherwise requires. All such defined terms shall, unless specifically provided to the contrary, have the defined meanings set forth herein when used in any other agreement, certificate or document made or delivered pursuant hereto.

1.2

Interpretation; Principles of Construction. The following rules of this Section 1.2 apply unless the context requires otherwise. A gender includes all genders. Where a word or phrase is defined, its other grammatical forms have a corresponding meaning. A reference to a subsection, Section, Schedule or Exhibit is, unless otherwise specified, a reference to a Section of, or schedule or exhibit to, this Agreement. A reference to a party to this Agreement or another agreement or document includes the party’s successors and permitted substitutes or assigns. A reference to an agreement or document (including any Principal Agreement) is to the agreement or document as amended, modified, novated, supplemented or replaced, except to the extent prohibited thereby or by any Principal Agreement and in effect from time to time in accordance with the terms thereof. A reference to legislation or to a provision of legislation includes a modification or re-enactment of it, a legislative provision substituted for it and a regulation or statutory instrument issued under it. A reference to writing includes a facsimile transmission and any means of reproducing words in a tangible and permanently visible form. A reference to conduct includes, without limitation, an omission, statement or undertaking, whether or not in writing. The words “hereof”, “herein”, “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “including” is not limiting and means “including without limitation”. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including”.

Except where otherwise provided in this Agreement, any determination, consent, approval, statement or certificate made or confirmed in writing with notice to Seller by Buyer or an authorized officer of Buyer provided for in this Agreement is conclusive and binds the parties in the absence of manifest error. A reference to an agreement includes a security interest, guarantee, agreement or legally enforceable arrangement whether or not in writing related to such agreement.

A reference to a document includes an agreement (as so defined) in writing or a certificate, notice, instrument or document, or any information recorded in electronic form. Where Seller is required to provide any document to Buyer under the terms of this Agreement, the relevant document shall be provided in writing or printed form unless Buyer requests otherwise. At the request of Buyer, the document shall be provided in electronic form or both printed and electronic form.

This Agreement is the result of negotiations among, and has been reviewed by counsel to, Buyer and Seller, and is the product of all parties. In the interpretation of this Agreement, no rule of construction shall apply to disadvantage one party on the ground that such party proposed or was involved in the preparation of any particular provision of this Agreement or this Agreement itself. Except where otherwise expressly stated, Buyer may give or withhold, or give conditionally, approvals and consents and may form opinions and make determinations at its sole and absolute discretion. Any requirement of good faith, discretion or judgment by Buyer shall not be construed to require Buyer to request or await receipt of information or documentation not immediately available from or with respect to Seller, a servicer of the Purchased Mortgage Loans, any other Person or the Purchased Assets themselves. All references herein or in any Principal Agreement to “good faith” means good faith as defined in Section 1-201(19) of the Uniform Commercial Code.

ARTICLE 2

AMOUNT AND TERMS OF TRANSACTIONS

2.1

Agreement to Enter into Transactions. Subject to the terms and conditions of this Agreement and provided that no Event of Default or Potential Default has occurred and is continuing, Buyer shall, from time to time during the term of this Agreement, enter into Transactions with Seller; provided, however, that (a) the Aggregate Outstanding Purchase Price as of any date shall not exceed the Aggregate Transaction Limit and (b) the Aggregate Outstanding Purchase Price for any Type of Transaction shall not exceed the applicable Type Sublimit. Buyer shall have the obligation to enter into Transactions with an Aggregate Outstanding Purchase Price equal to or less than the Committed Amount, and Buyer shall have no obligation to enter into Transactions with respect to the Uncommitted Amount. All purchases of Purchased Assets shall be first deemed committed up to the Committed Amount and then the remainder, if any, shall be deemed uncommitted up the Uncommitted Amount. Seller may request Transactions in excess of the Aggregate Transaction Limit and Buyer may, from time to time, in its sole and absolute discretion, consent to a Temporary Increase of the Aggregate Transaction Limit in accordance with Section 2.10.

2.2

Transaction Limits. The Aggregate Transaction Limit and each Type Sublimit shall be as set forth in the Transactions Terms Letter. Upon ten (10) Business Days prior written notice to Seller or such longer period of time as determined by Buyer in its sole discretion, Buyer shall have the right to terminate any Transactions with respect to the Uncommitted Amount and require the repurchase of any such Purchased Assets, or reduce, whether permanently or temporarily, and without refund of any fee or other amount previously paid by Seller, the Aggregate Transaction

Limit and/or each Type Sublimit by an amount up to the Uncommitted Amount. In the event of any reduction pursuant to this Section 2.2, Buyer shall give Seller prior notice thereof, which notice shall designate (a) the effective date of any such reduction, (b) the amount of the reduction and (c) the Transaction and/or Type Sublimit limit(s) to which such reduction amount shall apply. Buyer shall not be liable to Seller for any costs, losses or damages arising from or relating to a reduction by Buyer in the Aggregate Transaction Limit or any Type Sublimit.

2.3

Description of Purchased Assets. With respect to each Transaction, Seller shall cause to be maintained with Buyer Purchased Assets with an Asset Value not less than, at any date, the related Purchase Price for such Transaction. With respect to each Transaction, the type of Purchased Asset shall be the type of Asset as specified in the Transactions Terms Letter as the Type, and in each case shall consist of the type of mortgage loans, mortgage related securities, or interests therein as described in Bankruptcy Code Section 101(47)(A). If there is uncertainty as to the Type of a Purchased Asset, Buyer shall determine the correct Type for such Purchased Asset.

2.4	Maximum Transaction Amounts. The Purchase Price for each proposed Transaction shall not exceed the lesser of:

(a)	the Aggregate Outstanding Purchase Price for the applicable Type Sublimit (after giving effect to all Transactions then subject to the Agreement), as determined by the Type of Purchased Asset;

(b)

the Aggregate Transaction Limit (as such amount may be increased from time to time in the sole discretion of Buyer as provided in Section 2.10), minus the Aggregate Outstanding Purchase Price of all other Transactions outstanding, if any; and

(c)	the Asset Value of the related Purchased Asset(s).

2.5	Use of Proceeds. Seller shall use the Purchase Price of each Transaction solely for the purpose of originating and/or acquiring the related Purchased Asset(s).

2.6	Price Differential.

(a)

Price Differential. Notwithstanding that Buyer and Seller intend that the Transactions hereunder be sales by Seller to Buyer of the Purchased Assets for all purposes except accounting and tax purposes, Seller shall pay Buyer interest on the Purchase Price for each Purchased Asset from the Purchase Date until, but not including, the date on which the Repurchase Price is paid, at an annual rate equal to the Price Differential; provided that if the Repurchase Price for a Transaction is not paid by Seller when due (whether at the Repurchase Date, upon acceleration or otherwise), the Repurchase Price shall bear a Price Differential from the date due until paid in full at an annual rate equal to the Default Rate. For the avoidance of doubt, from and after the date on which a Purchased Asset is deemed to be a Noncompliant Asset, the Purchase Price for such Purchased Asset shall bear a Price Differential at an annual rate equal to the sum of the Applicable Pricing Rate plus the Type Margin for a Noncompliant Asset.

(b)

Time for Payment. Price Differential with respect to any Purchased Asset shall be due and payable on the Payment Date occurring in the second month following the related Purchase Date and thereafter on each subsequent Payment Date. On the date that the Repurchase Price for such Purchased Asset is paid, all accrued Price Differential not otherwise paid by the Seller with respect to such Purchased Asset shall be due and payable. Notwithstanding anything to the contrary in this Section 2.6(b), in the event the Asset Value of any Purchased Asset is marked to zero and Seller requests Buyer to release its security interest in such Purchased Asset or any Purchased Items related thereto, Buyer shall not release any such security interest therein unless and until Seller shall have paid to Buyer the Repurchase Price for such Purchased Asset.

(c)

Computations. All computations of Price Differential and fees payable hereunder shall be based upon the actual number of days (including the first day but excluding the last day) occurring in the relevant period, and a three-hundred sixty (360) day year.

2.7

All Transactions are “Servicing Released”. The sale of Mortgage Loans by Seller to Buyer pursuant to Transactions under this Agreement includes the Servicing Rights related to the Mortgage Loans and all Transactions under this Agreement are “servicing released” purchase and sale transactions for all intents and purposes, it being understood that the Purchase Price paid by Buyer to Seller for each such Mortgage Loan includes a premium that compensates Seller for the Servicing Rights related to the Mortgage Loan and upon payment of the Purchase Price by Buyer to Seller, Buyer becomes the owner of the Mortgage Loan and the Servicing Rights related thereto.

2.8

Terms and Conditions of Transactions. The terms and conditions of the Transactions as set forth in the Transactions Terms Letter, this Agreement or otherwise may be changed from time to time by Buyer by providing prior notice to Seller. The terms and conditions of the Transactions Terms Letter are hereby incorporated and form a part of this Agreement as if fully set forth herein; provided however, to the extent of any conflict between the terms of this Agreement and the terms of the Transactions Terms Letter, the Transactions Terms Letter shall control.

2.9

Additional Security Agreements. As may be determined necessary by Buyer from time to time, Seller agrees to cause to be executed and delivered to Buyer additional security agreements as additional support for Seller’s obligations hereunder, which additional security agreements shall be considered “a security agreement or other arrangement or other credit enhancement” that is “related to” the Agreement and Transactions hereunder within the meaning of Bankruptcy Code Sections 101(38A)(A), 101(47)(a)(v) and 741(7)(A)(x).

2.10

Temporary Increase of Aggregate Transaction Limit Seller may request a temporary increase of the Aggregate Transaction Limit (a “Temporary Increase”) by submitting to Buyer an executed request for a Temporary Increase in the form of Exhibit O hereto (a “Request for Temporary Increase”), setting forth the requested increased Aggregate Transaction Limit (such increased amount, the “Temporary Aggregate Transaction Limit”), the effective date and time of such Temporary Increase and the date and time on which such Temporary Increase shall terminate. Buyer may from time to time, in its sole and absolute discretion, consent to such Temporary Increase, which consent shall be in writing as evidenced by Buyer’s delivery to Seller of a countersigned Request for Temporary Increase. At any time that a Temporary Increase is in effect, the Aggregate Transaction Limit shall equal the Temporary Aggregate Transaction Limit for all purposes of this Agreement and all calculations and provisions relating to the Aggregate Transaction Limit shall refer to the Temporary Aggregate Transaction Limit, including without limitation, Type Sublimits and the Minimum Over/Under Account Balance. Upon the termination of a Temporary Increase, Seller shall repurchase a sufficient number of Purchased Assets in order to reduce the Aggregate Outstanding Purchase Price to the Aggregate Transaction Limit (as reduced by the termination of such Temporary Increase) in accordance with Section 4.2(j).

ARTICLE 3

PROCEDURES FOR REQUESTING AND ENTERING INTO TRANSACTIONS

3.1

Policies and Procedures. In connection with the Transactions contemplated hereunder, Seller shall comply with all applicable policies and procedures of Buyer as shall currently exist or as hereafter created. Such policies and procedures may be in writing, published on Buyer’s website(s) or otherwise contained in the Handbook. Buyer shall have the right to change, revise, amend or supplement its policies and procedures and the Handbook from time to time to conform to current legal requirements or Buyer practices by giving prior notice (which with respect to non-material changes may include postings on Buyer’s website) to Seller of such changes, revisions, amendments or supplements. To the extent of any conflict between the terms of this Agreement and the terms of the Handbook, this Agreement shall control.

3.2	Request for Transaction; Asset Data Record.

(a)

Request for Transaction. Seller shall request a Transaction by delivering to Buyer, electronically or in writing, an Asset Data Record for each Asset intended to be the subject of the Transaction no later than 4:00 p.m. (New York City time); provided, however, that if Seller intends to request a Transaction or series of Transactions with an Aggregate Purchase Price equal to or greater than $[***], Seller shall provide Buyer not fewer than one (1) Business Day prior written notice thereof. Buyer shall be under no obligation to enter into any Transaction or Transactions requested by Seller if the Purchase Price relates to the Uncommitted Amount. Assuming the satisfaction of all conditions precedent set forth in Article 7 and as otherwise set forth in this Agreement, Buyer may, for any Transaction with respect to the Uncommitted Amount and shall, for any Transaction with respect to the Committed Amount, confirm to Seller the terms of Transactions electronically or in writing. Buyer reserves the right to reject any Transaction request that Buyer determines fails to comply with the terms and conditions of this Agreement or Buyer’s then current policies and procedures.

(b)

Cancellation of Transaction. With respect to any Transaction, including the initial Transaction, if following disbursement by Buyer of the Purchase Price relating to such Transaction, Seller cancels such Transaction, in each case, Seller shall pay Buyer a Price Differential on such Purchase Price from the Purchase Date until, but not including, the date the Purchase Price is returned to Buyer.

(c)	Form of Asset Data Record. Buyer shall have the right to revise or supplement the form of the Asset Data Record from time to time by giving prior written notice thereof to Seller.

3.3	Delivery of Mortgage Loan Documents.

(a)

Dry Mortgage Loans. Prior to any Transaction related to a Dry Mortgage Loan, Seller shall deliver to Buyer or its Custodian, or authorize and direct the Closing Agent to deliver to Buyer or its Custodian, the related Mortgage Loan Documents in accordance with and pursuant to the terms of Section 7.2 hereof and the Custodial Agreement.

(b)

Wet Mortgage Loans. With respect to a Transaction the subject of which is a Wet Mortgage Loan, (i) Seller shall deliver to Buyer or its Custodian any Mortgage Loan Documents in Seller’s possession, and (ii) Seller shall authorize and direct the Closing

Agent to deliver the related Mortgage Loan Documents to Seller, for delivery to Buyer or its Custodian, in each case, within the Maximum Dwell Time in accordance with the terms of Section 7.2 hereof, Exhibit B hereof and the Custodial Agreement.

(c)

Pooled Mortgage Loans. With respect to a Transaction the subject of which is a Pooled Mortgage Loan, Seller shall deliver to Buyer or its Custodian, as applicable, the related Agency Documents in accordance with and pursuant to the terms of Section 7.2(d) hereof and the Custodial Agreement and Seller shall cause the Custodian to deliver a trust receipt to Buyer with respect to such Mortgage Loans in accordance with the terms of the Custodial Agreement. In addition, Seller shall deliver to Buyer a duly executed Trade Assignment together with a true and complete copy of the Purchase Commitment with respect to the related Mortgage-Backed Security in accordance with and pursuant to the terms of Section 7.2(a)(iii) and Section 7.2(d).

(d)

Government Mortgage Loans. With respect to a Transaction the subject of which is a Government Mortgage Loan, Seller shall, at the request of Buyer, deliver to Buyer or its Custodian, within forty five (45) calendar days following the Purchase Date for such Mortgage Loan, the FHA Mortgage Insurance Contract, the VA Loan Guaranty Agreement or the USDA Loan Guaranty Agreement, as applicable, or evidence of such insurance or guaranty, as applicable, including proof of payment of the premium and the case number so Buyer can access the information on the computer system maintained by FHA, the VA or the USDA.

(e)

Mortgage Loan Documents in Seller’s Possession. At all times during which the Mortgage Loan Documents related to any Purchased Mortgage Loan are in the possession of Seller, and until such Purchased Mortgage Loan is repurchased by Seller, Seller shall hold such Mortgage Loan Documents in trust separate and apart from Seller’s own documents and assets and for the exclusive benefit of Buyer and shall act only in accordance with this Agreement or with Buyer’s written instructions thereto. Such Mortgage Loan Documents should be clearly marked as subject to delivery to Buyer.

(f)

Other Mortgage Loan Documents in Seller’s Possession. With respect to each Purchased Mortgage Loan, until such Purchased Mortgage Loan is repurchased by Seller, Seller shall hold in trust separate and apart from Seller’s own documents and assets and for the exclusive benefit of Buyer all mortgage loan documents related to such Purchased Mortgage Loan and not delivered to Buyer, including, without limitation, the Other Mortgage Loan Documents, as applicable. All such mortgage loan documents shall be clearly marked as subject to delivery to Buyer.

3.4

Haircut. With respect to each Transaction for which the related Purchase Price is being remitted by Buyer to one or more Approved Payees, Seller shall ensure that there are sufficient funds on deposit in the Over/Under Account such that following the withdrawal of the related Haircut by Buyer, the balance of the Over/Under Account is equal to or greater than the Minimum Over/Under Account Balance, as set forth in the Transactions Terms Letter.

3.5	Over/Under Account.

(a)

Minimum Balance. Seller shall at all times maintain a balance in the Over/Under Account of not less than the Minimum Over/Under Account Balance, as set forth in the Transactions Terms Letter. The Over/Under Account shall be used to assist in settling the Transactions and any other obligations under this Agreement. Buyer shall not be required to segregate and hold funds deposited by or on behalf of Seller in the Over/Under Account separate and apart from Buyer’s own funds or funds deposited by or held for others. Upon the occurrence of a Potential Default or an Event of Default, Buyer shall have the right to increase the Minimum Over/Under Account Balance Seller is required to maintain in the Over/Under Account by giving written notice to Seller thereof. If Seller fails to deposit funds in the Over/Under Account to comply with any such required increase within the time frame required by Buyer, Buyer shall have the right to retain in the Over/Under Account any amounts received by Buyer on behalf of Seller or otherwise credited to the Over/Under Account to comply with any such required increases, including, without limitation, any purchase proceeds received by Buyer from any Approved Investor pursuant to Section 4.7. Buyer shall not be liable to Seller for any costs, losses or damages arising from or relating to the increase of the Minimum Over/Under Account Balance that Seller is required to maintain in the Over/Under Account or retention of excess funds by Buyer to comply with any such increase. Upon termination of this Agreement and provided, that all obligations hereunder and under the other Principal Agreements have been satisfied, Seller shall have unrestricted access to the Over/Under Account.

(b)	Deposits.

(i)	Seller. Seller shall deposit margin in the form of funds in the Over/Under Account in accordance with the terms of this Agreement, including, without limitation, Section 3.4 and Section 3.5(a).

(ii)

Buyer. Buyer shall credit to the Over/Under Account all amounts in excess of those amounts due to Buyer in accordance with the Principal Agreements on the date Buyer receives or has received both (1) a payment by Seller or an Approved Investor pursuant to a Purchase Commitment and (2) a Purchase Advice relating to such payment without discrepancy; provided, however, that funds and Purchase Advices received by Buyer after 4:00 p.m. (New York City time), shall be deemed to have been received on the next Business Day. Buyer shall use reasonable efforts to notify Seller if there is a discrepancy between a wire transfer and the related Purchase Advice, and thereafter, Seller shall notify Buyer as to whether Buyer should accept such settlement payment despite the discrepancy between the amount received and the related Purchase Advice; provided, however, that if an Event of Default or Potential Default has occurred and is continuing, Buyer is not obligated to receive approval from Seller prior to accepting any amounts received and releasing the related Purchased Assets.

(iii)

Settlement Statement. Buyer shall deliver to Seller via facsimile or make available to Seller via the internet within one (1) Business Day following settlement of a Transaction, or as soon thereafter as is reasonably possible, a settlement statement, which includes an explanation of all amounts credited by Buyer to the Over/Under Account to settle the Transaction.

(c)	Withdrawals.

(i)

Seller. If the amount credited to the Over/Under Account creates a balance in excess of the Minimum Over/Under Account Balance required pursuant to Section 3.5(a) above, provided that no Potential Default or Event of Default has occurred and is continuing, Seller may submit a written request to Buyer for return or payment of such excess funds. If any such request is received by Buyer prior to 1:00 p.m. (New York City time) on a Business Day, Buyer shall use commercially reasonable efforts to wire such requested excess funds to Seller by the end of such Business Day and in no event no later than one (1) Business Day after Buyer’s receipt of such request. Notwithstanding anything contained in this Section 3.5(c)(i) to the contrary, Buyer reserves the right to reject any request for excess funds from the Over/Under Account if Buyer determines that such excess funds shall be used to satisfy Seller’s outstanding obligations under this Agreement or are subject to other rights as provided in this Agreement.

(ii)

Buyer. Buyer may, from time to time and without separate authorization by Seller or notice to Seller, withdraw funds from the Over/Under Account to settle amounts owed in accordance with the terms of this Agreement or to otherwise satisfy Seller’s obligations under this Agreement, including, without limitation:

(1)	with respect to any Transaction with respect to which the Purchase Price is being paid to one or more Approved Payees on behalf of Seller, to deliver the Haircut to such Approved Payees;

(2)	to reimburse itself for any reasonable costs and expenses incurred by Buyer in connection with this Agreement, as permitted herein;

(3)	to pay itself any Price Differential on a Purchase Price that is due and owing;

(4)	to Seller as provided in Section 3.5(c)(i);

(5)	as security for the performance of Seller’s obligations hereunder;

(6)	without limiting the generality of Section 3.5(c)(ii)(5), to satisfy any outstanding Margin Deficit as provided in Section 6.3(b); and

(7)	in the exercise of Buyer’s or its Affiliates’ rights under Section 6.3(d) or Section 11.9.

(d)

Failure to Maintain Balance. If, at any time, Seller fails to maintain in the Over/Under Account the Minimum Over/Under Account Balance as required hereunder, in addition to any other rights and remedies that Buyer may have against Seller, Buyer shall have the right to immediately stop entering into Transactions with Seller and/or to charge Seller accrued interest on that portion of the Minimum Over/Under Account Balance that Seller has failed to maintain, at a rate equal to the product of (i) One-Month LIBOR and (ii) the Type Margin for Type A Eligible Mortgage Loans as set forth in the Transactions Terms Letter, from the time that such balance failed to be maintained until the time that funds are deposited into or held in the Over/Under Account to comply with such Minimum Over/Under Account Balance requirements hereunder. Without limiting the generality of the foregoing, it is understood and agreed that should the balance in the Over/Under Account become negative, Seller will continue to owe Buyer accrued interest as provided herein.

(e)

Security Interest. Any funds of Seller at any time deposited or held in the Over/Under Account, whether such funds are required to be deposited and held in the Over/Under Account pursuant to this Section 3.5 or otherwise, are hereby pledged by Seller as security for its obligations under this Agreement, and Seller hereby grants a security interest in such funds to Buyer, and such pledge and security interest shall be considered “a security agreement or other arrangement or other credit enhancement” that is “related to” the Agreement and Transactions hereunder within the meaning of Bankruptcy Code Sections 101(38A)(A), 101(47)(a)(v) and 741(7)(A)(x).

3.6	Payment of Purchase Price.

(a)

Payment of Purchase Price. On the Purchase Date for each Transaction, ownership of the Purchased Assets, including the Servicing Rights related to Purchased Assets consisting of Purchased Mortgage Loans, shall be transferred to Buyer against the simultaneous transfer of the Purchase Price to Seller or on behalf of Seller to an Approved Payee, as applicable, and simultaneously with the delivery to Buyer of the Purchased Assets relating to each Transaction. With respect to the Purchased Assets being sold by Seller on the Purchase Date, Seller hereby sells, transfers, conveys and assigns to Buyer or its designee without recourse, but subject to the terms of this Agreement, all of Seller’s right, title and interest in and to the Purchased Assets, including the Servicing Rights related to the Purchased Mortgage Loans, together with all right, title and interest of Seller in and to all amounts due and payable under the terms of such Purchased Assets.

(b)	Methods of Payment. On the Purchase Date for each Transaction:

(i)

Buyer shall pay the Purchase Price for all Transactions by wire transfer of immediately available funds in accordance with Seller’s wire instructions set forth on Exhibit J. Notwithstanding the foregoing, Buyer shall not be obligated to pay the Purchase Price under any method of payment to any Closing Agent, third party institutional originator or warehouse lender that is not an Approved Payee. Further, the payment of the Purchase Price by Buyer to any Closing Agent, third party institutional originator or warehouse lender that is not an Approved Payee shall not make such Closing Agent, third party institutional originator or warehouse lender an Approved Payee. Any funds disbursed by Buyer to Seller or its Approved Payee shall be subject to all applicable federal, state and local laws, including, without limitation, regulations and policies of the Board of Governors of the Federal Reserve System on Reduction of Payments System Risk. Seller acknowledges that as a result of such applicable laws, regulations and policies or circumstances beyond the reasonable control of Buyer, the payment of a Purchase Price may be delayed. Buyer shall not be liable to Seller for any costs, losses or damages arising from or relating to any such delays, or

(ii)

Notwithstanding the foregoing, where a Purchased Asset is the subject of third party financing, Buyer may pay all or any portion of the Purchase Price directly to the warehouse lender or other lender that has a security interest in such Purchased Asset to satisfy the related indebtedness and obtain a release of such security interest.

(c)

Transaction Limitations and Other Restrictions Relating to Closing Agents. Notwithstanding that a particular Transaction request will not exceed the Aggregate Transaction Limit or applicable Type Sublimit, if the payment of the Purchase Price for such Transaction to the related Closing Agent will violate Buyer’s applicable policies and procedures (as contained in the Handbook or otherwise communicated to Seller) regarding payments to Closing Agents, Buyer may refuse to pay the Purchase Price to such Closing Agent.

(d)

Return of Purchase Price. If a Wet Mortgage Loan subject to a Transaction is not closed on the same day on which the Purchase Price was funded, Seller shall immediately return, or cause to be immediately returned (but in any event within forty-eight (48) hours), the Purchase Price (or such greater amount that shall have been remitted by Buyer, if applicable) with respect to such Wet Mortgage Loan to Buyer by wire transfer in accordance with Buyer’s wire instructions set forth on Exhibit B. Further, Seller shall pay Buyer all fees and expenses incurred by Buyer in connection with the funding of the Purchase Price for such Wet Mortgage Loan and, from the date of such funding up to but excluding the date such Purchase Price is returned to Buyer, Seller shall also pay Buyer any Price Differential accrued on such Purchase Price immediately upon notification from Buyer; provided, however, that Price Differential shall continue to accrue until the Purchase Price is returned to Buyer.

3.7	Approved Payees.

(a)

Closing Agents. In order for a Closing Agent to be designated an Approved Payee with respect to any Purchase Price for new origination Wet Mortgage Loans or Dry Mortgage Loans as to which the origination funds are being remitted to the closing table, Seller shall submit to Buyer the following documents:

(i)

if the title company issuing the title policy that covers the applicable Mortgage Loan has not issued to Buyer a blanket Closing Protection Letter, which covers closings conducted by this Closing Agent in the jurisdiction where this closing will take place:

(1)

a valid blanket Closing Protection Letter, in a form acceptable to Buyer, issued to Seller or Buyer by the title company, which is issuing the title insurance policy that covers the related Mortgage Loan and is an Acceptable Title Insurance Company, that covers closings conducted by the Closing Agent in the jurisdiction where this closing will take place and if applicable, an assignment to Buyer of such Closing Protection Letter, substantially in the form of Exhibit F hereto; or

(2)

a valid Closing Protection Letter, in a form acceptable to Buyer, issued to Seller or Buyer by the title company, which is issuing the title insurance policy that covers the related Mortgage Loan and is an Acceptable Title Insurance Company, that covers the closing of this specific Mortgage Loan and if applicable, an assignment to Buyer of such Closing Protection Letter, substantially in the form of Exhibit F hereto; or

(3)

with respect to those jurisdictions outlined in the Handbook for which Closing Protection Letters are not available or are limited in their applicability, any other documents Buyer may require, including without limitation, a duly executed, valid and enforceable assignment to Buyer of Seller’s rights under its fidelity bond and errors and omissions policy maintained pursuant to Section 9.9; and

(ii)	evidence that the Irrevocable Closing Instructions, in the applicable form and signed by Seller and Buyer, have been delivered to such Closing Agent.

(b)

Warehouse Lenders. In order for a warehouse lender to be designated an Approved Payee with respect to any Purchase Price, Seller shall submit to Buyer a written request, including the name and address of the warehouse lender, demonstrating a need for such designation. Notwithstanding the foregoing, Buyer reserves the right to refuse to designate any warehouse lender as an Approved Payee, or, alternatively, to require additional terms and conditions in order for Buyer to pay a Purchase Price to a warehouse lender.

(c)

Approval Process. Buyer shall review the applicable documents and notify Seller within two (2) Business Days as to whether such Closing Agent or warehouse lender has been designated by Buyer to be an Approved Payee with respect to such Purchase Price. Buyer may withdraw its approval of any Closing Agent or warehouse lender as an Approved Payee if Buyer becomes aware of any facts or circumstances at any time related to such Closing Agent or warehouse lender which Buyer determines materially and adversely affects the Closing Agent or warehouse lender or otherwise makes the Closing Agent or warehouse lender unacceptable as an Approved Payee.

3.8     Delivery of Mortgage-Backed Securities. With respect to Purchased Mortgage Loans that are Pooled Mortgage Loans, Buyer shall release its interests in such Purchased Mortgage Loans simultaneously with the Settlement Date of a Mortgage-Backed Security backed by a Pool containing such Purchased Mortgage Loans. Provided that such Mortgage-Backed Security has been issued to the Depository in the name of Buyer or Buyer’s nominee, from and after such Settlement Date, the Mortgage-Backed Security shall replace the related Purchased Mortgage Loans as the Asset that is subject to the related Transaction.

ARTICLE 4

REPURCHASE

4.1	Repurchase Price.

(a)

Payment of Repurchase Price. The Repurchase Price for each Purchased Asset shall be payable in full and by wire transfer in accordance with Buyer’s wire instructions set forth on Exhibit B or Exhibit J, as applicable, upon the earliest to occur of (i) the Repurchase Date of the related Transaction, (ii) the occurrence of any Repurchase Acceleration Event with respect to such Purchased Asset, (iii) at Buyer’s sole option, upon the occurrence or during the continuance of an Event of Default, or (iv) the Expiration Date. Such obligation to repurchase exists without regard to any prior or intervening liquidation or foreclosure with respect to any Purchased Asset. While it is anticipated that Seller will repurchase each Purchased Asset on its related Repurchase Date, Seller may repurchase any Purchased Asset hereunder on demand without any prepayment penalty or premium.

(b)

Effect of Payment of Repurchase Price. On the Repurchase Date (or such other date on which the Repurchase Price is received in full by Buyer), termination of the related Transaction will be effected by the repurchase by Seller or its designee of the Purchased Assets and the simultaneous transfer of the Repurchase Price to an account of Buyer, or transfer of additional Asset(s) (in each case subject to the provisions of Section 6.5), and all of Buyer’s rights, title and interests therein shall then be conveyed to Seller or its designee; provided that, Buyer shall not be deemed to have terminated or conveyed its interests in such Purchased Assets if an Event of Default shall then be continuing or shall be caused by such repurchase or if such repurchase gives rise to or perpetuates a Margin Deficit that is not satisfied in accordance with Section 6.3(b). With respect to Purchased Assets that are Purchased Mortgage Loans, Seller is obligated to take physical possession of the related Mortgage Loan Documents from the Custodian at Seller’s expense on the Repurchase Date.

4.2	Repurchase Acceleration Events. The occurrence of any of the following events shall be a Repurchase Acceleration Event with respect to one or more Purchased Assets, as the case may be:

(a)	Buyer has determined that the Purchased Asset is a Defective Asset;

(b)

[***] elapse from the date the related Mortgage Loan Documents were delivered to an Approved Investor and such Approved Investor has not returned such Mortgage Loan Documents or purchased such Purchased Asset, unless an extension is granted by Buyer;

(c)	[***] elapse from the date a related Mortgage Loan Document was delivered to Seller or Servicer for correction or completion or for servicing purposes, without being returned to Buyer or its designee;

(d)

with respect to a Wet Mortgage Loan, Seller fails to deliver to Buyer the related Mortgage Loan Documents within the Maximum Dwell Time or any Mortgage Loan Document delivered to Buyer, upon examination by Buyer, is found not to be in compliance with the requirements of this Agreement or the related Purchase Commitment and is not corrected within the Maximum Dwell Time;

(e)	regardless of whether a Purchased Mortgage Loan is a Defective Asset, a foreclosure or similar type of proceeding is initiated with respect to such Mortgage Loan;

(f)	the further sale of a Purchased Asset by Seller to any party other than an Approved Investor;

(g)

except as otherwise provided in Section 6.4(b), (c) or (d), (1) with respect to any Pooled Mortgage Loan that has been pooled to support a Mortgage-Backed Security issued by Seller and fully guaranteed by Ginnie Mae for which Buyer has executed a Form HUD 11711A, the Custodian ceases to hold the Mortgage Loan File and the related Mortgage Loan Documents in respect thereof for the sole and exclusive benefit of Buyer at any time prior to the issuance of the related Mortgage-Backed Security, or (2) with respect to all other Purchased Mortgage Loans, the Custodian ceases to hold the related Mortgage Loan File and all Mortgage Loan Documents in respect thereof for the sole and exclusive benefit of Buyer at any time;

(h)

with respect to any Pooled Mortgage Loan, if the Applicable Agency has not issued the related Mortgage-Backed Security to the Depository in the name of Buyer or Buyer’s nominee on the related Settlement Date;

(i)

with respect to any Mortgage-Backed Security that is subject to a Transaction pursuant to Section 3.8, if Buyer has not received the related Takeout Price from the Approved Investor on the related Settlement Date; or

(j)	following the termination of a Temporary Increase, the Aggregate Outstanding Purchase Price exceeds the Aggregate Transaction Limit (as reduced by the termination of such Temporary Increase).

4.3

Reduction of Asset Value as Alternative Remedy. In lieu of requiring full repayment of the Repurchase Price for the related Purchased Asset upon the occurrence of a Repurchase Acceleration Event, Buyer may elect to reduce the Asset Value of the related Purchased Asset (to as low as zero) and accordingly require a full or partial repayment of such Repurchase Price or the delivery of other funds or collateral, which additional assets shall be “margin payments” or “settlement payments” as such terms are defined in Bankruptcy Code Sections 741(5) and (8), respectively.

4.4

Designation as Noncompliant Asset as Alternative Remedy. In lieu of requiring full repayment of the Repurchase Price for the related Purchased Asset upon the occurrence of a Repurchase Acceleration Event, Buyer may elect to deem the related Purchased Asset a Noncompliant Asset, provided that (a) after such Purchased Asset is deemed to be a Noncompliant Asset, the aggregate original Asset Value of all Noncompliant Assets does not exceed the Type Sublimit for Noncompliant Assets; (b) the Asset Value of the Noncompliant Asset is greater than the Repurchase Price or Seller provides Additional Purchased Assets or repays part of the Repurchase Price as provided in Section 6.3 in each case as a “margin payment” as such term is defined in Bankruptcy Code Section 741(5); and (c) Seller delivers to Buyer all documentation relating to the Purchased Asset reasonably requested by Buyer.

4.5

Illegality or Impracticability. Notwithstanding anything to the contrary in this Agreement, if Buyer determines that any law, regulation, treaty or directive or any change therein or in the interpretation or application thereof, or any circumstance materially and adversely affecting the London interbank market, the repurchase market for mortgage loans or mortgage-backed securities or the source or cost of Buyer’s funds, shall make it unlawful, impractical or commercially unreasonable for Buyer to enter into or maintain Transactions as contemplated by this Agreement, (a) the commitment of Buyer hereunder to enter into or to continue to maintain Transactions shall be cancelled and (b) the Repurchase Price for each Transaction then outstanding shall be due and payable upon the earlier to occur of (i) the date required by any financial institution providing funds to Buyer, (ii) sale of the Purchased Assets in accordance with the terms of this Agreement, and (iii) the date as of which Buyer determines that such Transactions are unlawful to maintain or ten (10) Business Days following the date Buyer has notified Seller that such Transactions are impractical or commercially unreasonable to maintain; provided, that Buyer shall not be liable to Seller for any costs, losses or damages arising from or relating from any actions taken by Buyer pursuant to this Section 4.5.

4.6	Increased Costs.

(a)

Notwithstanding anything to the contrary in this Agreement, if Buyer determines that if any change in any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority or any change in the interpretation or application thereof or compliance by Buyer with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof (other than with respect to any amendment made to Buyer’s organizational or governing documents) (i) subjects Buyer to any tax of any kind whatsoever with respect to this Agreement or any Purchased Assets (excluding Net Income taxes or franchise taxes) or changes the basis of taxation of payments to Buyer in respect thereof, (ii) imposes, modifies or holds applicable any reserve, special deposit, compulsory advance or similar requirement against assets held by deposits or other liabilities in or for the account of Transactions or extensions of credit by, or any other acquisition of funds by any office of Buyer which is not otherwise included in the determination of the Applicable Pricing Rate hereunder, or (iii) imposes on Buyer any other condition, the result of which is to increase the cost to Buyer, by an amount which Buyer deems to be material, of effecting or maintaining purchases hereunder, or to reduce any amount receivable hereunder in respect thereof, then, Buyer shall provide written notice of any such case to Seller, and Seller shall promptly pay Buyer such additional amount or amounts as will compensate Buyer for such increased cost or reduced amount receivable thereafter incurred.

(b)

If Buyer has determined that the adoption of or any change in any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority regarding capital adequacy or in the interpretation or application thereof or compliance by Buyer or any corporation controlling Buyer with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof has the effect of reducing the rate of return on Buyer’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which Buyer or such corporation but for such adoption, change or compliance (taking into consideration Buyer’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by Buyer to be material, then from time to time, Buyer shall provide written notice of any such reduction to Seller, and Seller shall promptly pay to Buyer such additional amount or amounts as will thereafter compensate Buyer for such reduction.

If Buyer becomes entitled to claim any additional amounts pursuant to this Section 4.6, it shall promptly notify Seller in writing of the event by reason of which it has become so entitled. A certificate as to any additional amounts payable pursuant to this subsection submitted by Buyer to Seller shall be conclusive in the absence of manifest error.

4.7

Payments Pursuant to Sale to Approved Investors. Seller shall direct each Approved Investor purchasing a Purchased Asset to pay directly to Buyer, by wire transfer of immediately available funds, the applicable Takeout Price in full and without set-off on the date set forth in the applicable Purchase Commitment. In addition, Seller shall provide Buyer with a Purchase Advice relating to such payment. Seller shall not direct the Approved Investor to pay to Buyer an amount less than the full Takeout Price or modify or otherwise change the wire instructions for payment of the Takeout Price provided to Approved Investor by Buyer. Buyer shall apply all amounts received from an Approved Investor for the account of Seller in accordance with Section 4.8 below and credit all amounts due Seller to the Over/Under Account in accordance with Section 3.5(b)(ii) above. Buyer may reject any amount received from an Approved Investor and not release the related Purchased Asset if (a) Buyer does not receive a Purchase Advice in respect of any wire transfer, (b) Buyer does not receive the full Takeout Price, without set-off or (c) the amount received is not sufficient to pay the related Repurchase Price in full. Alternatively, in lieu of rejecting an amount received by Buyer from an Approved Investor, at Buyer’s option, if the amount received from the Approved Investor does not equal or exceed the related Repurchase Price, Buyer may accept the amount received from the Approved Investor and deduct the remaining amounts owed by Seller from the Over/Under Account or demand payment of such remaining amount from Seller. If Seller receives any funds intended for Buyer, Seller shall segregate and hold such funds in trust for Buyer and promptly pay to Buyer all such amounts by wire transfer of immediately available funds together with providing Buyer with a settlement statement for the transaction.

4.8

Application of Payments from Seller or Approved Investors. Provided that no Potential Default or Event of Default has occurred and is continuing, payments made directly by Seller or an Approved Investor to Buyer shall be applied in the following order of priority:

(a)	first, to the outstanding Repurchase Price, in each case, on the Purchased Asset in connection with which the payment is made;

(b)	second, to all costs, expenses and fees incurred or charged by Buyer under this Agreement that are due and owing and related to the Transaction in connection with which the payment is made;

(c)	third, to any amounts due and owing to Buyer pursuant to Section 6.3; and

(d)	fourth, to all costs, expenses and fees incurred or charged by Buyer under this Agreement that are due and owing and not related to a specific Transaction.

Buyer and Seller intend and agree that all such payments shall be “settlement payments” as such term is defined in Bankruptcy Code
Section 741(8). After the settlement payments have been applied as set forth above, Buyer shall deposit in the Over/Under Account any amounts that remain.

4.9

Method of Payment. Except as otherwise specifically provided herein, all payments hereunder must be received by Buyer on the date when due and shall be made in United States dollars by wire transfer of immediately available funds in accordance with Buyer’s wire instructions set forth on Exhibit B or Exhibit J, as applicable. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day, and with respect to payments of the Purchase Price, the Price Differential thereon shall be payable at the Applicable Pricing Rate during such extension. All payments made by or on behalf of Seller with respect to any Transaction shall be applied to Seller’s account in accordance with Section 3.5(b)(ii) and Section 4.8 above and shall be made in such amounts as may be necessary in order that all such payments after withholding for or on account of any present or future taxes, levies, imports, duties or other similar charges of whatsoever nature imposed by any government or any political subdivision or taxing authority hereof, other than any taxes on or measured by the Net Income or franchise taxes of Buyer pursuant to the state, federal and local tax laws of the jurisdiction where Buyer’s principal office or offices or lending office or offices are located, compensate Buyer for any additional cost or reduced amount receivable of making or maintaining Transactions as a result of such taxes, imports, duties or other charges. All payments to be made by or on behalf of Seller with respect to any Transaction shall be made without set-off, counterclaim or other defense.

4.10	Reserved.

4.11

Authorization to Debit. In addition to any other authorizations to and rights of Buyer hereunder, but subject to limitations imposed by an existing deposit account control agreement, Seller hereby expressly authorizes Buyer to debit any account maintained by Seller with any depository institution into which funds related to the Purchased Assets or related Purchased Items have been deposited (other than escrow accounts maintained for the benefit of the related Mortgagors), including without limitation, any operating, settlement or custodial account, for any and all amounts due Buyer hereunder, but only to the extent of the funds deposited therein that are attributable to such Purchased Assets and such Purchased Items. For the avoidance of doubt, the foregoing debit rights of Buyer shall not apply to Purchased Assets which have been repurchased by Seller pursuant to Section 6.5.

4.12

Book Account. Buyer and Seller shall maintain an account on their respective books of all Transactions entered into between Buyer and Seller and for which the Repurchase Price has not yet been paid. As a courtesy to Seller, Buyer shall provide such information to Seller via the Internet or by telephone or facsimile, if Seller is unable to access the information via the Internet. Notwithstanding the foregoing, Seller shall be responsible for maintaining its own book account and records of Transactions entered into with Buyer, amounts due to Buyer in connection with such Transactions and for paying such amounts when due. Failure of Buyer to provide Seller with information regarding any Transaction shall not excuse Seller’s timely performance of all obligations under this Agreement, including, without limitation, payment obligations under this Agreement.

4.13

Full Recourse. The obligations of Seller from time to time to pay the Repurchase Price, Margin Deficit payments, settlement payments and all other amounts due under this Agreement shall be full recourse obligations of Seller.

ARTICLE 5

FEES

5.1

Payment of Fees. Seller shall pay to Buyer those fees set forth in this Agreement and the Transactions Terms Letter when they become due and owing. Without limiting the generality of the foregoing, the Facility Fee shall be paid on or before the Effective Date and if this Agreement is renewed, thereafter on or before the anniversary of the Effective Date. Buyer shall be entitled to withdraw from the Over/Under Account or retain from payments made by Seller or an Approved Investor, subject to Section 4.6, or set off against any Purchase Prices to be paid by Buyer any fees permitted under this Agreement that are due and owing. If such amounts on deposit in the Over/Under Account or payments received in connection with a Transaction or Purchase Prices to be paid by Buyer are not sufficient to pay Buyer all fees owed, Buyer shall notify Seller and Seller shall pay to Buyer, within one (1) Business Day, all unpaid fees.

ARTICLE 6

SECURITY; SERVICING; MARGIN ACCOUNT MAINTENANCE; CUSTODY OF MORTGAGE LOAN DOCUMENTS; REPURCHASE TRANSACTIONS; DUE DILIGENCE

6.1

Precautionary Grant of Security Interest in Purchased Assets and Purchased Items. With respect to the Purchased Assets, although the parties intend that all Transactions hereunder be sales and purchases (other than for accounting and tax purposes) and not loans, and without prejudice to the provisions of Section 6.6 and the expressed intent of the parties, if any Transactions are deemed to be loans, as security for the performance of all of Seller’s obligations hereunder, Seller hereby pledges, assigns and grants to Buyer a continuing first priority security interest in and lien upon the Purchased Assets and other Purchased Items and Buyer shall have all the rights and remedies of a “secured party” under the Uniform Commercial Code with respect to the Purchased Assets and other Purchased Items. Possession of any promissory notes, instruments or documents by the Custodian shall constitute possession on behalf of Buyer.

Seller acknowledges that it has no rights to the Servicing Rights related to any Purchased Mortgage Loan. Without limiting the generality of the foregoing and for the avoidance of doubt, if any determination is made that the Servicing Rights related to any Purchased Mortgage Loan were not sold by Seller to Buyer or that the Servicing Rights are not an interest in such Purchased

Mortgage Loan and are severable from such Purchased Mortgage Loan despite Buyer’s and Seller’s express intent herein to treat them as included in the purchase and sale transaction, Seller hereby pledges, assigns and grants to Buyer a continuing first priority security interest in and lien upon the Servicing Rights related to such Purchased Mortgage Loans, and Buyer shall have all the rights and remedies of a “secured party” under the Uniform Commercial Code with respect thereto. In addition, Seller further grants, assigns and pledges to Buyer a first priority security interest in and lien upon (i) all documentation and rights to receive documentation related to such Servicing Rights and the servicing of each of the Purchased Mortgage Loans, (ii) all Income related to the Purchased Assets received by Seller, (iii) all rights to receive such Income, (iv) all other Purchased Items, and (v) all products, proceeds and distributions relating to or constituting any or all of the foregoing (collectively, and together with the pledge of Servicing Rights in the immediately preceding sentence, the “Related Credit Enhancement”). The Related Credit Enhancement is hereby pledged as further security for Seller’s obligations to Buyer hereunder.

At any time and from time to time, upon the written request of Buyer, and at the sole expense of Seller, Seller will promptly and duly execute and deliver, or will promptly cause to be executed and delivered, such further instruments and documents and take such further action as Buyer may request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including, without limitation, the filing of any financing or continuation statements under the Uniform Commercial Code in effect in any jurisdiction with respect to the Purchased Assets and related Purchased Items and the liens created hereby. Seller also hereby authorizes Buyer to file any such financing or continuation statement in a manner consistent with this Agreement to the extent permitted by applicable law. For purposes of the Uniform Commercial Code and all other relevant purposes, this Agreement shall constitute a security agreement.

6.2	Servicing.

(a)

Servicing Rights Owned by Buyer; Buyer’s Right to Appoint Servicer. In recognition that each Purchased Mortgage Loan is sold by Seller to Buyer on a servicing released basis and Buyer is the owner of the Servicing Rights related to such Purchased Mortgage Loan, Buyer shall have the sole right to appoint the Servicer for each Purchased Mortgage Loan.

(b)

Appointment of Servicer. Subject to Buyer’s right to appoint a successor Servicer at its discretion, Buyer hereby appoints Seller or the Servicer, as applicable, to subservice the Purchased Mortgage Loans on behalf of Buyer as agent for Buyer for the period between the Purchase Date and the Repurchase Date of the Purchased Mortgage Loans. The right of Seller or the Servicer, as applicable, to service the Purchased Mortgage Loans is on an interim basis only and does not provide or confer a contractual, ownership or other right for Seller or the Servicer, as applicable, to service the Purchased Mortgage Loans, it being understood that upon payment of the Purchase Price, Buyer owns the Servicing Rights and may assume servicing or appoint a Successor Servicer at any time. Further, the fact that Seller or the Servicer may be entitled to a servicing fee for interim servicing of the Purchased Mortgage Loans or that Buyer may provide a separate notice of default to Seller or the Servicer regarding the servicing of the Purchased Mortgage Loans shall not affect or otherwise change Buyer’s ownership of the Servicing Rights related to the Purchased Mortgage Loans.

(c)

Interim Servicing Period; No Servicing Fee or Income. For each Transaction, Seller’s or the Servicer’s, as applicable, right to interim service a Purchased Mortgage Loan shall commence on the related Purchase Date and shall automatically terminate without notice on the earlier of (i) thirty (30) days after the related Purchase Date or (ii) the Repurchase Date. If the interim servicing period expires with respect to any Purchased Mortgage Loan for any reason other than Seller repurchasing such Purchased Mortgage Loan, then such interim servicing period shall automatically terminate if not renewed by Buyer; provided, that Buyer shall be deemed to have renewed such interim servicing period if Buyer enters into a new Transaction in respect of such Purchased Mortgage Loan. In connection with any such renewal, Seller or the Servicer, as applicable, shall continue to interim service the Purchased Mortgage Loan for a thirty (30) day extension period. Absent any such extension of the interim servicing period, Seller or the Servicer, as applicable, shall transfer servicing of the Purchased Mortgage Loan (which shall include the delivery of all Servicing Records related to such Purchased Mortgage Loan) to Buyer or its designee in accordance with the instructions of Buyer and any other applicable requirements of this Agreement. For the avoidance of doubt, upon expiration of the interim servicing period (including the expiration of any extension period) with respect to any Purchased Mortgage Loan, Seller shall have no right to service the related Purchased Mortgage Loan nor shall Buyer have any obligation to extend the interim servicing period (or continue to extend the interim servicing period), it being understood that upon such expiration, Seller shall promptly transfer the servicing of the related Purchased Mortgage Loan to Buyer or its designee in accordance with the instructions of Buyer and any other applicable requirements of this Agreement. Buyer shall have no obligation to pay Seller or the Servicer, as applicable, nor shall Seller or the Servicer, as applicable, have any right to deduct or retain, any servicing fee or similar compensation in connection with the interim servicing of a Purchased Mortgage Loan.

(d)

Servicing Agreement. If there is a Servicer of the Purchased Mortgage Loans other than Seller, Buyer or an Affiliate of Buyer, Seller shall enter into a Servicing Agreement with the Servicer on behalf of Buyer, which such Servicing Agreement shall be on terms acceptable to Buyer in its discretion, and which shall include, at a minimum, (i) a recognition by the Servicer of Buyer’s interests and rights to the Purchased Mortgage Loans as provided under this Agreement, including, without limitation, Buyer’s ownership of the Servicing Rights related to the Purchased Mortgage Loans; (ii) an obligation for the Servicer to subservice the Purchased Mortgage Loans consistent with the degree of skill and care that the Servicer customarily requires with respect to similar Mortgage Loans owned or managed by it but in no event no less than in accordance with Accepted Servicing Practices; (iii) an obligation to comply with all applicable federal, state and local laws and regulations; (iv) an obligation to maintain all state and federal licenses necessary for it to perform its subservicing responsibilities; (v) an obligation not to impair the rights of Buyer in any Purchased Mortgage Loans or any payment thereto, and (vi) an obligation to collect all Income in respect of the Purchased Mortgage Loans on behalf of Buyer, in trust, in segregated custodial accounts. Further, such Servicing Agreement shall contain express reporting requirements and other rights to allow Buyer to inspect the records of the Servicer with respect to the Purchased Mortgage Loans. Buyer may terminate the subservicing of any Purchased Mortgage Loan with the then existing Servicer in accordance with either Section 6.2(f) or Section 6.2(m).

(e)	Servicing Obligations of Seller. To the extent Seller shall subservice any Purchased Mortgage Loan on behalf of Buyer, Seller shall:

(i)	Subservice and administer the Purchased Mortgage Loans on behalf of Buyer in accordance with prudent mortgage loan servicing standards and procedures generally accepted in the mortgage banking industry and in accordance with the degree of care and servicing standards generally prevailing in the industry, including all applicable requirements of the Agency Guides, applicable law, FHA Regulations and VA Regulations, the requirements of any Insurer, as applicable, and the requirements of any applicable Purchase Commitment and the related Approved Investor, so that neither the eligibility of the Purchased Mortgage Loan and any related Mortgage-Backed Security for purchase under such Purchase Commitment nor the FHA Mortgage Insurance, VA Loan Guaranty Agreement or any other applicable insurance or guarantee in respect of any such Purchased Mortgage Loan, if any, is voided or reduced by such servicing and administration;

(ii)

Subject to Section 6.2(f), and to the extent not otherwise held by the Custodian, Seller shall at all times maintain and safeguard the Mortgage Loan File for the Purchased Mortgage Loan in accordance with applicable law and lending industry custom and practice and shall hold such Mortgage Loan File in trust for Buyer, and in any event shall maintain and safeguard photocopies of the documents delivered to Buyer pursuant to Section 3.3, and accurate and complete records of its servicing of the Purchased Mortgage Loan; Seller’s possession of such Mortgage Loan File is for the sole purpose of subservicing such Purchased Mortgage Loan and such retention and possession by Seller is in a custodial capacity only;

(iii)

Buyer may, at any time during Seller’s business hours on reasonable notice, examine and make copies of such documents and records, or require delivery of the originals of such documents and records to Buyer or its designee;

(iv)

Seller shall deliver to Buyer all such reports with respect to the Purchased Mortgage Loans required in the Transactions Terms Letter at the times and on the dates set forth therein. In addition, at Buyer’s request, Seller shall promptly deliver to Buyer reports regarding the status of any Purchased Mortgage Loan being subserviced by it, which reports shall include, but shall not be limited to, a description of any default thereunder for more than thirty (30) days or such other circumstances that could reasonably be expected to cause a material adverse effect with respect to such Purchased Mortgage Loan, Buyer’s title to such Purchased Mortgage Loan or the collateral securing such Purchased Mortgage Loan; Seller is required to deliver such reports until the repurchase of the Purchased Mortgage Loan by Seller; and

(v)	Seller shall immediately notify Buyer if Seller becomes aware of any payment default that occurs under a Purchased Asset.

(f)	Sale or Transfer of Servicing Rights by Buyer. Buyer may sell or transfer any rights to service a Purchased Mortgage Loan without the prior written consent of Seller or any Servicer.

(g)

Release of Mortgage Loan Files. Seller shall release its custody of the contents of any Mortgage Loan File only in accordance with the written instructions of Buyer, except when such release is required (1) as incidental to Seller’s subservicing of the related Purchased Mortgage Loan, (2) to complete the Purchase Commitment, or (3) by law.

(h)

Right to Appoint Successor Servicer. Buyer reserves the right, in its discretion, to appoint a successor servicer to subservice any Purchased Mortgage Loan (each a “Successor Servicer”) in accordance with applicable law. In the event of such an appointment, Seller or the Servicer, as applicable, shall perform all acts and take all action so that any part of the Mortgage Loan File and related Servicing Records held by Seller or the Servicer, together with all receipts relating to such Purchased Mortgage Loan, are promptly delivered to the Successor Servicer. Seller shall have no claim for servicing fees, lost profits or other damages if Buyer appoints a Successor Servicer hereunder.

(i)	Reserved.

(j)	Reserved.

(k)	Reserved.

(l)

Servicer Notice. As a condition precedent to Buyer funding the Purchase Price for any Purchased Mortgage Loan subserviced by a Servicer other than Seller, Buyer, or an Affiliate of Buyer, Seller shall provide to Buyer a Servicer Notice addressed to and agreed to by the Servicer, advising the Servicer of such matters as Buyer may reasonably request, including, without limitation, recognition by the Servicer of Buyer’s interest in such Purchased Mortgage Loans and ownership of the Servicing Rights related thereto and the Servicer’s agreement that upon receipt of notice of an Event of Default from Buyer, it will follow the instructions of Buyer with respect to the subservicing of the related Purchased Mortgage Loans.

(m)

Notification of Servicer Defaults. If Seller should discover that, for any reason whatsoever, any entity responsible to Seller by contract for managing or servicing any such Purchased Asset has failed to perform fully Seller’s obligations with respect to the management or servicing of such Purchased Mortgage Loan as required under this Agreement or any of the obligations of such entities with respect to the Purchased Asset as delegated by such Seller pursuant to any Servicing Agreement, Seller shall promptly notify Buyer.

(n)

Termination. Buyer shall have the right at any time to immediately terminate the Seller’s or any Servicer’s (as applicable) right to service the Purchased Mortgage Loans due to a Servicer Termination Event or for any other reason without payment of any penalty or termination fee. Seller shall cooperate, or cause the Servicer to cooperate, in transferring the servicing of the Purchased Mortgage Loans to a successor servicer appointed by Buyer.

(o)

Buyer’s Right to Service. Buyer or its designee, at the Buyer’s discretion, shall be entitled to service some or all of the Purchased Assets that are Purchased Mortgage Loans, including, without limitation, receiving and collecting all sums payable in respect of same. Upon Buyer’s determination and written notice to Seller or the Servicer, as applicable, that Buyer desires to service some or all of the Purchased Mortgage Loans, Seller shall promptly cooperate, or shall cause the Servicer to promptly cooperate, with all instructions of Buyer and do or accomplish all acts or things necessary to effect the transfer of the servicing to Buyer or its designee, at Seller’s sole expense. Upon Buyer’s or its designee’s servicing of the Purchased Mortgage Loans, (i) Buyer may, in its own name or in the name of Seller or otherwise, demand, sue for, collect or receive any money or property at any time payable or receivable on account of or in exchange for the Purchased Mortgage Loan(s), but shall be under no obligation to do so; (ii) Seller shall, if Buyer so requests, pay to Buyer all amounts received by Seller upon or in respect of the Purchased Mortgage Loan(s) or other Purchased Assets, advising Buyer as to the source of such funds; and (iii) all amounts so received and collected by Buyer shall be held by it as part of the Purchased Assets or applied against any outstanding Repurchase Price owed Buyer.

6.3	Margin Account Maintenance.

(a)	Asset Value. Buyer shall have the right to determine the Asset Value of each Purchased Asset on a daily basis.

(b)

Margin Deficit and Margin Call. If Buyer shall determine at any time that (x) the Asset Value of a Purchased Asset subject to a Transaction is less than the related Purchase Price for such Purchased Asset, (y) the aggregate Asset Value of all Purchased Assets subject to each Transaction is less than the Aggregate Outstanding Purchase Price for such Transactions, or (z) the aggregate Asset Value of all Purchased Assets subject to all Transactions is less than the Aggregate Outstanding Purchase Price for such Transactions (in any such case, a “Margin Deficit”), then Buyer may, at its sole option and by written notice to Seller (as such written notice is more particularly set forth below, a “Margin Call”), require Seller to either:

(i)

transfer to Buyer or its designee cash or, at Buyer’s sole option, Eligible Assets approved by Buyer (“Additional Purchased Assets”) so that (x) the individual Asset Value of the Purchased Asset, (y) the aggregate Asset Value of all Purchased Assets subject to each Transaction, or (z) the aggregate Asset Value of all Purchased Assets subject to Transactions, as the case may be, including any such cash or Additional Purchased Assets tendered by the Seller, will thereupon equal or exceed the individual or Aggregate Outstanding Purchase Price(s) as applicable; or

(ii)

pay one or more Repurchase Prices, as applicable, in an amount sufficient to reduce the related Purchase Price so that the related Purchase Price (or the related aggregate Purchase Price) is less than or equal to the Asset Value of the Purchased Asset (or the aggregate Asset Value of the Purchased Assets, as applicable).

If Buyer delivers a Margin Call to Seller on or prior to 12:00 p.m. (New York City time) on any Business Day, then Seller shall transfer cash or Additional Purchased Assets, as applicable, to Buyer no later than 5:00 p.m. (New York City time) that same day. If Buyer delivers a Margin Call to Seller after 12:00 p.m. (New York City time) on any Business Day, Seller shall be required to transfer cash or Additional Purchased Assets no later than 5:00 p.m. (New York City time) on the next subsequent Business Day. Notice of a Margin Call may be provided by Buyer to Seller via electronic mail or in writing.

(c)

Buyer’s Discretion. Buyer’s election not to make a Margin Call at any time there is a Margin Deficit shall not in any way limit or impair its right to make a Margin Call at any time a Margin Deficit exists.

(d)	Over/Under Account. Buyer may withdraw from the Over/Under Account amounts equal to any Margin Deficit which is not otherwise satisfied by Seller within the time frames provided in this Section 6.3.

(e)	Credit to Repurchase Price. Any cash transferred to Buyer pursuant to this Section 6.3 shall be credited to the Repurchase Price of the related Transaction(s).

6.4	Custody of Mortgage Loan Documents.

(a)

Custodial Arrangements. With respect to Purchased Mortgage Loans, Buyer may appoint any Person to act as the Custodian to hold possession of the Mortgage Loan Documents and the Agency Documents (or a portion thereof) and to take actions at the direction of Buyer. If any Person other than Buyer is appointed as Custodian, it shall be a condition precedent to Buyer entering into any Transactions hereunder that Seller, Buyer and Custodian enter into a Custodial Agreement acceptable to Buyer. Seller hereby consents to any and all such appointments and agrees to deliver the Mortgage Loan Documents and certain of the Agency Documents to the Custodian upon the direction of Buyer. Seller further agrees that (i) the Custodian shall be exclusively the agent, bailee and/or custodian of Buyer; (ii) receipt of the Mortgage Loan Documents or the Agency Documents by the Custodian shall be constructive receipt by Buyer of such documents; (iii) Seller shall not have and shall not attempt to exercise any degree of control over the Custodian or any Mortgage Loan Document or Agency Document held by the Custodian; and (iv) Buyer shall not be liable for any act or omission by the Custodian selected by Buyer with reasonable care.

(b)

Temporary Withdrawal of Mortgage Loan Documents for Correction. Buyer may permit Seller to withdraw, for a period not to exceed ten (10) Business Days, specified Mortgage Loan Documents for the purpose of correcting or completing such documents or servicing the related Purchased Mortgage Loan; provided, however, that unless otherwise agreed to by Buyer in writing, in no event shall more than fifteen (15) Mortgage Loan Files (or Mortgage Loan Documents from more than fifteen (15) Mortgage Loan Files) shall be released from Custodian’s possession at any one time; provided further, that any Mortgage Loan Documents that are withdrawn by or at the request of Seller and delivered to a Person other than Seller shall at all times be covered by one or more Bailee Agreements, true and complete and fully executed copies of which shall be delivered to Buyer. Notwithstanding the foregoing, Buyer shall be deemed to be in possession of any Mortgage Loan Documents released pursuant to this Section 6.4(b), and the interest of Buyer in the related Purchased Mortgage Loan shall continue unimpaired until the Mortgage Loan Documents are returned to, or the Repurchase Prices with respect thereto are received by, Buyer.

(c)

Delivery of Mortgage Loan Documents to Approved Investors. Provided that no Potential Default or Event of Default has occurred and is continuing, upon the written request of Seller, Buyer may, at its option, deliver to an Approved Investor set forth in the related Purchase Commitment, or its custodian, the Mortgage Loan Documents relating to a specified Purchased Mortgage Loan. All such Purchased Mortgage Loans and the related Mortgage Loan Documents shall at all times be covered by one or more Bailee Agreements, and Buyer or its designee will not release Mortgage Loan Documents to an Approved Investor unless Buyer or its Custodian has received a true and complete and fully executed Bailee Agreement from the Approved Investor. Notwithstanding the foregoing, Buyer shall be deemed to be in possession of any Mortgage Loan Documents released pursuant to this Section 6.4(c), and the interest of Buyer in the related Purchased Mortgage Loan shall continue unimpaired until the Mortgage Loan Documents are returned to, or the Repurchase Prices with respect thereto are received by, Buyer. If the Approved Investor does not purchase a Purchased Mortgage Loan as contemplated by the related Purchase Commitment, Seller shall, upon the request of Buyer, assist Buyer in the recovery of any Mortgage Loan Documents not returned by the Approved Investor to Buyer.

(d)

Delivery of Mortgage Loan Documents Relating to Mortgage-Backed Securities. Upon the written request of Seller, Buyer may, at its option, deliver to the certifying custodian or permit the delivery to the certifying custodian of the Mortgage Loan Documents relating to those Purchased Mortgage Loans that are or will be Pooled Mortgage Loans. All such Purchased Mortgage Loans and the related Mortgage Loan Documents shall at all times be covered by a Bailee Agreement, and Buyer or its designee will not release Mortgage Loan Documents to a certifying custodian unless Buyer or its designee has received a signed tri-party custodial agreement from such custodian, in a form acceptable to Buyer. Buyer shall have no obligation to release or permit the release of any Mortgage Loan Documents to any certifying custodian that will not sign a custodial agreement. Notwithstanding the foregoing, Buyer shall be deemed to be in possession of any Mortgage Loan Documents released pursuant to this Section 6.4(d), and the interest of Buyer in the related Purchased Mortgage Loans shall continue unimpaired until the Mortgage Loan Documents are returned to, or proceeds thereof are received by, Buyer. Seller shall pay for all costs of the certifying custodian and use its best efforts to ensure that the issuer delivers the Mortgage-Backed Securities to the Depository in the name of Buyer or Buyer’s nominee on the related Settlement Date.

6.5	Repurchase and Release of Purchased Assets. Provided that no Event of Default or Potential Default has occurred and is continuing, Seller may repurchase a Purchased Asset by either:

(a)	paying, or causing an Approved Investor to pay, to Buyer, subject to Sections 4.7 and 4.8 above, the Repurchase Price; or

(b)

transferring to Buyer additional Assets satisfactory to Buyer and/or cash, in aggregate amounts sufficient to cover the amount by which the aggregate amount of Transactions then outstanding hereunder (plus accrued interest and accrued fees with respect thereto) exceeds the Asset Value of the existing Purchased Assets, excluding the Purchased Assets to be released; provided that (i) such additional Assets shall be deemed part of a new Transaction and (ii) the conditions precedent in Section 7.2 shall be satisfied prior to any such transfer.

Upon receipt of the applicable amount, as set forth above, Buyer shall (i) with respect to Purchased Mortgage Loans, deliver or shall cause the Custodian to deliver the related Mortgage Loan Documents to Seller or Seller’s designee, if such documents have not already been delivered pursuant to a Bailee Agreement and (ii) with respect to related Mortgage-Backed Securities, deliver the Mortgage-Backed Security to Seller or Approved Investor, as applicable, on a delivery versus payment basis. If any such release gives rise to or perpetuates a Margin Deficit, Buyer shall notify Seller of the amount thereof and Seller shall thereupon satisfy the Margin Call in the manner specified in Section 6.3(b). Buyer shall have no obligation to release a repurchased Purchased Asset or terminate its security interest in such Purchased Asset until such Margin Call is satisfied.

6.6

Repurchase Transactions. Beginning on the related Purchase Date and prior to the related Repurchase Date for a Transaction, Buyer shall have free and unrestricted use of all related Purchased Assets and may in its discretion and without notice to Seller engage in repurchase transactions with respect to any or all of such Purchased Assets or otherwise pledge, hypothecate, assign, transfer or convey any or all of such Purchased Assets (such transactions, “Repurchase Transactions”); provided, however, that such Repurchase Transactions mature on or prior to the Repurchase Date of the Purchased Assets, Buyer has the ability to repurchase such Purchased Asset prior to the related Repurchase Date or Buyer has the ability to substitute collateral. Nothing contained in this Agreement shall obligate Buyer to segregate any Purchased Asset or Purchased Item delivered to Buyer by Seller. Seller shall not be responsible for any additional obligations, costs or fees in connection with such Repurchase Transactions. Seller shall not take any action inconsistent with Buyer’s ownership of a Purchased Asset and shall not claim any legal, beneficial or other interest in such a Purchased Asset other than the limited right and obligations to provide servicing of such Purchased Mortgage Loans where Buyer designates Seller as servicer as provided in Section 6.2.

6.7

Periodic Due Diligence. Seller acknowledges that Buyer has the right at any time during the term of this Agreement to perform continuing due diligence reviews with respect to the Purchased Assets, for purposes of verifying compliance with the representations, warranties, covenants and specifications made hereunder or under any other Principal Agreement, or otherwise, and Seller agrees that upon reasonable (but no less than five (5) Business Days’) prior notice to Seller (provided that upon the occurrence of a Potential Default or an Event of Default, no such prior notice shall be required), Buyer or its authorized representatives will be permitted during normal business hours to examine, inspect, make copies of, and make extracts of, the Mortgage Loan Files, the Servicing Records and any and all documents, records, agreements, instruments or information relating to such Purchased Assets in the possession, or under the control, of Seller, Custodian or Servicer. Further, Seller will make available to Buyer a knowledgeable financial or accounting officer and will instruct such officer to answer candidly and fully, at no cost to Buyer, any and all questions that any authorized representative of Buyer may address to them in reference to the Mortgage Loan Files and Purchased Assets. Without limiting the generality of the foregoing, Seller acknowledges that Buyer shall purchase Assets from Seller based solely upon the information provided by Seller to Buyer in the Asset Data Records and the representations, warranties and covenants contained herein, and that Buyer, at its option, has the right, at any time to re-underwrite any of the Purchased Assets itself or engage a third party underwriter to perform such re-underwriting. Seller agrees to reasonably cooperate with Buyer and any third party underwriter on behalf of Buyer in connection with such re-underwriting, including, but not limited to, providing Buyer and any third party underwriter with access to any and all documents, records, agreements, instruments or information relating to such Purchased Assets in the possession, or under the control, of Seller. Seller and Buyer further agree that all out-of-pocket costs and expenses incurred by Buyer in connection with Buyer’s activities pursuant to this Section 6.7 shall be paid by Seller.

ARTICLE 7

CONDITIONS PRECEDENT

7.1	Initial Transaction. As conditions precedent to Buyer considering whether to enter into the initial Transaction hereunder:

(a)	Seller shall have delivered to Buyer, in form and substance satisfactory to Buyer:

(i)	each of the Principal Agreements duly executed by each party thereto and in full force and effect, free of any modification, breach or waiver;

(ii)

an opinion of Seller’s counsel as to such matters as Buyer may reasonably request, including, without limitation, with respect to Buyer’s first priority lien on and perfected security interest in the Purchased Assets and Purchased Items; a non-contravention, enforceability and corporate opinion with respect to Seller; an opinion with respect to the inapplicability of the Investment Company Act of 1940 to Seller; and a Bankruptcy Code opinion with respect to the matters outlined in Section 14.19, each in form and substance acceptable to Buyer;

(iii)	a Power of Attorney duly executed by Seller and notarized;

(iv)

a certified copy of Seller’s articles or certificate of incorporation and bylaws (or corresponding organizational documents if Seller is not a corporation) and, if required by Buyer, a certificate of good standing issued by the appropriate official in Seller’s jurisdiction of organization, in each case, dated no less recently than fourteen (14) days prior to the Effective Date;

(v)

a certificate of Seller’s corporate secretary, substantially in the form of Exhibit C hereto, dated as of the Effective Date, as to the incumbency and authenticity of the signatures of the officers of Seller executing the Principal Agreements and the resolutions of the board of directors of Seller (or its equivalent governing body or Person), substantially in the form of Exhibit D hereto;

(vi)

independently audited financial statements of Seller (and its Subsidiaries, on a consolidated basis) for each of the two (2) fiscal years most recently ended (if available), containing a balance sheet and related statements of income, stockholders’ equity and cash flows, all prepared in accordance with GAAP, applied on a basis consistent with prior periods, and otherwise acceptable to Buyer, together with an auditor’s opinion that is unqualified or otherwise is consented to in writing by Buyer;

(vii)

if more than six (6) months has passed since the close of the most recently ended fiscal year, interim financial statements of Seller covering the period from the first day of the current fiscal year to the last day of the most recently ended month;

(viii)

copies of Seller’s errors and omissions insurance policy or mortgage impairment insurance policy and blanket bond coverage policy or certificates of insurance for such policies, all in form and content satisfactory to Buyer, showing compliance by Seller with Section 9.9 below;

(ix)

if required by Buyer, a subordination agreement, in form and substance satisfactory to Buyer, executed by any Person which is, as of the Effective Date, a creditor of Seller, including each Affiliate of Seller that is a creditor of Seller;

(x)	an Acknowledgement of Confidentiality of Password Agreement in the form of Exhibit I hereto;

(xi)	the Facility Fee and any other fees then due and owing under the Transactions Terms Letter;

(xii)	reserved;

(xiii)	a copy of Seller’s underwriting guidelines for Mortgage Loans in form and substance acceptable to Buyer in its sole discretion, as amended from time to time; and

(xiv)	such other documents as Buyer or its counsel may reasonably request.

(b)

Buyer shall have determined that it has received satisfactory evidence that the appropriate Uniform Commercial Code Financial Statements (UCC-1) and/or such other instruments as may be necessary in order to create in favor of Buyer, a perfected first- priority security interest in the Purchased Assets and related Purchased Items should any of the Transactions be deemed to be loans, and same shall have been duly executed and appropriately filed or recorded in each office of each jurisdiction in which such filings and recordation’s are required to perfect such first-priority security interest.

(c)	Buyer shall have determined that it has satisfactorily completed its due diligence review of Seller’s operations, business, financial condition and underwriting and origination of Mortgage Loans.

(d)	Seller shall have provided evidence, satisfactory to Buyer, that Seller has all Approvals and such Approvals are in good standing.

7.2

All Transactions. As conditions precedent to Buyer (or the Custodian if set forth below) considering whether to enter into any Transaction hereunder (including the initial Transaction), or whether to continue a Transaction, in the case of a Transaction in respect of Mortgage Loans which convert to Pooled Mortgage Loans on the related Pooling Date or a Transaction in respect of Pooled Mortgage Loans which convert to a Mortgage-Backed Security on the related Settlement Date, as applicable:

(a)	Seller shall have delivered to Buyer, in form and substance satisfactory to Buyer and not later than 4:00 p.m. (New York City time):

(i)

an Asset Data Record for the Assets subject to the proposed Transaction, which Asset Data Record may be an individual record or part of a group report and shall be authenticated by Seller with the PIN or the handwritten signature of an authorized officer of Seller;

(ii)	to the Custodian, a complete Mortgage Loan File for each Mortgage Loan subject to the proposed Transaction, unless such Mortgage Loan is a Wet Mortgage Loan;

(iii)

a Trade Assignment executed by Seller, together with a true and complete copy of the related Purchase Commitment for any Assets subject to the proposed Transaction that are subject to a Purchase Commitment;

(iv)

for each Mortgage Loan that is subject to the proposed Transaction that is also subject to a security interest (including any precautionary security interest) immediately prior to the Purchase Date, a Warehouse Lender’s Release or bailee letter or Seller’s Release, as applicable, for such Mortgage Loan. The secured party shall have filed Uniform Commercial Code termination statements in respect of any Uniform Commercial Code filings made in respect of such Loan, and each such release and Uniform Commercial Code termination statement has been delivered to Buyer prior to each Transaction and to the Custodian as part of the Mortgage File; and

(v)	such other documents pertaining to the Transaction as Buyer may reasonably request, from time to time;

(b)

for Mortgage Loans proposed to be sold under such Transaction with respect to which the related Purchase Price is to be paid to one or more Approved Payees on behalf of Seller, an amount equal to the related Haircut (if any) plus the Minimum Over/Under Account Balance, as set forth in Section 3.5(a), shall be on deposit in the Over/Under Account;

(c)

for all new origination Wet Mortgage Loans or Dry Mortgage Loans as to which the origination funds are being remitted to the closing table that are proposed to be sold under such Transaction, Seller shall have delivered to (i) the applicable Closing Agent (with a copy to Buyer) the Irrevocable Closing Instructions and final closing instructions and, if applicable, (ii) to Buyer a copy of the blanket or individual Closing Protection Letter and the related Assignment of Closing Protection Letter duly executed and naming Buyer as the assignee, each in accordance with Section 9.10;

(d)

on or prior to the Pooling Date for any Pooled Mortgage Loan, Seller shall deliver or cause to be delivered (A) to Buyer, an executed trust receipt from the Custodian relating to such Mortgage Loan in form and substance satisfactory to Buyer, (B) to the Custodian (or otherwise made available to the Custodian), all documents, schedules and forms required by and in accordance with Section 3 of the Custodial Agreement, (C) to Buyer, a copy of each of the applicable Agency Documents, and (D) to Buyer, a Trade Assignment executed by such Seller;

(e)

on or prior to the related Settlement Date for any Mortgage-Backed Security relating to a Purchased Mortgage Loan, Seller shall have provided Buyer with the CUSIP number for such Mortgage-Backed Security;

(f)	Seller shall have paid all fees (including Facility Fees and Unused Facility Fees), expenses, indemnity payments and other amounts that are then due and owing under the Principal Agreements;

(g)

No rescission notice and/or notice of right to cancel shall have been improperly delivered to the Mortgagor in respect of any Eligible Mortgage Loan, and the rescission period related to such Eligible Mortgage Loan shall have expired;

(h)	Seller shall have designated one or more Approved Payees, if applicable, to whom the related Haircut (if any) and Purchase Price shall be delivered;

(i)

the representations and warranties of Seller set forth in Article 8 hereof shall be true and correct in all material respects as if made on and as of the date of each Transaction. At the request of Buyer, Buyer shall have received an officer’s certificate signed by a responsible officer of Seller certifying as to the truth and accuracy of same;

(j)

if required by Buyer, Seller shall have performed all agreements to be performed by it hereunder, and after giving effect to the requested Transaction, there shall exist no Event of Default or Potential Default hereunder;

(k)	no Potential Default, Event of Default or a Material Adverse Effect shall have occurred and be continuing;

(l)	if applicable, a Servicing Agreement duly executed by the Servicer and Seller and a Servicer Notice duly executed by the Servicer shall have been delivered to Buyer;

(m)

Buyer shall have received a copy of any amendments or updates to Seller’s underwriting guidelines certified by Seller to be a true and complete copy (to the extent not already delivered to Buyer) that clearly identifies the changes to the underwriting guidelines, and Buyer shall have approved such amendments;

(n)

Buyer shall have received for each Purchased Asset subject to a Purchase Commitment or other hedging arrangement, an assignment of such Purchase Commitment or hedging arrangement duly executed by Seller and the related Approved Investor or hedging party, as applicable, and in favor of Buyer; and

(o)

Buyer shall have received a security release certification for each Purchased Mortgage Loan that is subject to a security interest (including any precautionary security interest) immediately prior to the Purchase Date that is duly executed by the related secured party and Seller and in form and substance satisfactory to Buyer, and such secured party shall have filed Uniform Commercial Code termination statements in respect of any Uniform Commercial Code filings made in respect of such Purchased Mortgage Loan, and each such release and Uniform Commercial Code termination statement has been delivered to Buyer prior to each Transaction and to the Custodian as part of the Mortgage Loan File.

For the avoidance of doubt, notwithstanding that foregoing conditions may be satisfied with respect to any Transaction request, Buyer shall be under no obligation to enter into any Transaction with respect to the Uncommitted Amount and whether the Buyer enters into any Transaction with respect to the Uncommitted Amount shall be at the discretion of Buyer.

7.3

Intercreditor Agreements. If required by Buyer, within sixty (60) calendar days following the Effective Date, Seller shall deliver to Buyer an Intercreditor Agreement signed by each creditor that provides warehouse lines of credit, repurchase facilities or similar mortgage finance arrangements to Seller. By way of example but not limitation, if Seller has a mortgage financing agreement with a syndication of creditors or if an Affiliate of Seller is providing Seller a warehouse line of credit or mortgage financing, Buyer may require that such creditors execute an Intercreditor Agreement. If Seller fails to provide Buyer with any required Intercreditor Agreement within the time frame stated herein, Buyer may determine that such failure adversely affects the creditworthiness of Seller and may modify the terms and conditions under which it will continue to enter into Transactions with Seller. Buyer shall not be liable to Seller for any costs, losses or damages arising from or relating to any changes made by Buyer to the terms and conditions under which it will continue to enter into Transactions with Seller.

7.4

Satisfaction of Conditions. The entering into of any Transaction prior to or without the fulfillment by Seller of all the conditions precedent thereto, whether or not known to Buyer, shall not constitute a waiver by Buyer of the requirements that all conditions, including the non-performed conditions, shall be required to be satisfied with respect to all Transactions. All conditions precedent hereunder are imposed solely and exclusively for the benefit of Buyer and may be freely waived or modified in whole or in part by Buyer. Any waiver or modification asserted by Seller to have been agreed by Buyer must be in writing. Buyer shall not be liable to Seller for any costs, losses or damages arising from Buyer’s determination that Seller has not satisfactorily complied with any applicable condition precedent.

ARTICLE 8

REPRESENTATIONS AND WARRANTIES

8.1

Representations and Warranties Concerning Seller. Seller represents and warrants to and covenants with Buyer that the following representations and warranties are true and correct as of the Effective Date through and until the date on which all obligations of Seller under this Agreement are fully satisfied.

(a)

Due Formation and Good Standing. Seller is (i) duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has the full legal power and authority and has all governmental licenses, authorizations, consents and approvals, necessary to own its property and to carry on its business as currently conducted, and (iii) is duly qualified to do business and is in good standing in each jurisdiction in which the transaction of its business makes such qualification necessary.

(b)

Authorization. The execution, delivery and performance by Seller of the Principal Agreements and all other documents and transactions contemplated thereby, are within Seller’s corporate powers, have been duly authorized by all necessary corporate action and do not constitute or will not result in (i) a breach of any of the terms, conditions or provisions of Seller’s articles or certificate of incorporation or bylaws (or corresponding organizational documents if Seller is not a corporation); (ii) a material breach of any legal restriction or any agreement or instrument to which Seller is now a party or by which it is bound; (iii) a material default or an acceleration under any of the foregoing; or (iv) the violation of any law, rule, regulation, order, judgment or decree to which Seller or its property is subject.

(c)

Enforceable Obligation. The Principal Agreements and all other documents contemplated thereby constitute legal, binding and valid obligations of Seller, enforceable against Seller in accordance with their respective terms, except as limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditor’s rights.

(d)

Approvals. The execution and delivery of the Principal Agreements and all other documents contemplated thereby and the performance of Seller’s obligations thereunder do not require any license, consent, approval, authorization or other action of any Governmental Authority or any other Person, or if required, such license, consent, approval, authorization or other action has been obtained prior to the Effective Date.

(e)

Compliance with Laws. Seller is not in violation of any of its articles or certificate of incorporation or bylaws (or corresponding organizational documents if Seller is not a corporation), of any provision of any applicable law, or of any judgment, award, rule, regulation, order, decree, writ or injunction of any court or public regulatory body or authority that might have a Material Adverse Effect with respect to Seller.

(f)	Financial Condition. All financial statements of Seller delivered to Buyer fairly and accurately present the financial condition of the parties for whom such statements are submitted. The financial statements of Seller have been prepared in accordance with GAAP consistently applied throughout the periods involved, and there are no contingent liabilities not disclosed thereby that would materially adversely affect the financial condition of Seller. Since the close of the period covered by the latest financial statement delivered to Buyer with respect to Seller, there has been no material adverse change in the assets, liabilities or financial condition of Seller nor is Seller aware of any facts that, with or without notice or lapse of time or both, would or could result in any such material adverse change. No event has occurred, including, without limitation, any litigation or administrative proceedings, and no condition exists or, to the knowledge of Seller, is threatened, that (i) might render Seller unable to perform its obligations under the Principal Agreements and all other documents contemplated thereby; (ii) would constitute a Potential Default or Event of Default; or (iii) might have a Material Adverse Effect with respect to Seller.

(g)

Credit Facilities. The only credit facilities, including repurchase agreements for mortgage loans and mortgage-backed securities, of Seller that are presently in effect and are secured by mortgage loans or provide for the purchase, repurchase or early funding of mortgage loan sales, are either (i) with Persons disclosed to Buyer at the time of application, or thereafter disclosed to and approved by Buyer, and, if required by Buyer, such Persons have executed and delivered an Intercreditor Agreement (or will execute and deliver an Intercreditor Agreement within sixty (60) days following the Effective Date in accordance with Section 7.3) or (ii) warehouse lenders that are Approved Payees.

(h)

Title to Assets. Seller has good, valid, insurable (in the case of real property) and marketable title to all of its properties and other assets, whether real or personal, tangible or intangible, reflected on the financial statements delivered to Buyer with respect to Seller, except for such properties and other assets that have been disposed of in the ordinary course of business of Seller’s mortgage banking business, and all such properties and other assets are free and clear of all liens except as disclosed in such financial statements.

(i)

Litigation. There are no actions, claims, suits, investigations or proceedings pending, or to the knowledge of Seller, threatened or reasonably anticipated against or affecting Seller or any of its Subsidiaries or any of the property thereof in any court or before or by any arbitrator, government commission, board, bureau or other administrative agency that, if adversely determined, may reasonably be expected to result in a Material Adverse Effect.

(j)

Payment of Taxes. Seller has timely filed all tax returns and reports required to be filed and has paid all taxes, assessments, fees and other governmental charges levied upon it or its property or income that are due and payable, including interest and penalties, or has provided adequate reserves for the payment thereof. Any taxes, fees and other governmental charges payable by Seller in connection with a Transaction and the execution and delivery of the Principal Agreements have been paid.

(k)

No Defaults. Seller is not in default under any indenture, mortgage, deed of trust, agreement or other instrument or contractual or legal obligation to which it is a party or by which it is bound in any respect that may reasonably be expected to result in a Material Adverse Effect.

(l)

ERISA. Seller is in compliance in all material respects with the requirements of ERISA and the Code, and no Reportable Event has occurred under any Plan maintained by Seller. The present value of all accumulated benefit obligations under each Plan maintained by Seller or a Subsidiary of Seller and subject to Title IV of ERISA (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all Plans maintained by Seller or a Subsidiary of Seller (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such Plans. Seller and its Subsidiaries do not provide any material medical or health benefits to former employees other than as required by the Consolidated Omnibus Budget Reconciliation Act, as amended, or similar state or local law (collectively, “COBRA”) at no cost to the employer. The assets of Seller are not “plan assets” within the meaning of 29 CFR 2510.3-101 as modified by section 3(42) of ERISA.

(m)	Approved Mortgagee. Seller is an approved FHA, VA, Ginnie Mae, Fannie Mae and/or Freddie Mac seller, issuer, mortgagee and/or servicer and is in good standing with these agencies.

(n)

True and Complete Disclosure. The information, reports, financial statements, exhibits and schedules furnished in writing by or on behalf of Seller or any of its Subsidiaries to Buyer in connection with the negotiation, preparation or delivery of this Agreement and the other Principal Agreements or included herein or therein or delivered pursuant hereto or thereto, when taken as a whole, do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. All written information furnished after the date hereof by or on behalf of Seller or any of its Subsidiaries to Buyer in connection with this Agreement and the other Principal Agreements and the transactions contemplated hereby and thereby will be true, complete and accurate in every material respect, or (in the case of projections) based on reasonable estimates, on the date as of which such information is stated or certified. There is no fact known to Seller that, after due inquiry, could reasonably be expected to have a Material Adverse Effect that has not been disclosed herein, in the other Principal Agreements or in a report, financial statement, exhibit, schedule, disclosure letter or other writing furnished to Buyer for use in connection with the transactions contemplated hereby or thereby.

(o)

Ownership; Priority of Liens. Seller owns all Assets identified in the Transactions Terms Letter that are to become Purchased Assets, and any Transaction shall convey all of Seller’s right, title and interest in and to the related Purchased Assets and other Purchased Items to Buyer, including with respect to each Purchased Mortgage Loan, the Servicing Rights related thereto. This Agreement creates in favor of Buyer, a valid, enforceable first priority lien and security interest in the Purchased Assets and other Purchased Items, prior to the rights of all third Persons and subject to no other liens; provided however, that Buyer’s rights to the Servicing Rights related to any Mortgage-Backed Security may be subject to the rights of the respective Agency.

(p)

Investment Company Act. Neither Seller nor any of its Subsidiaries is an “investment company” or a company controlled by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(q)

Filing Jurisdictions; Relevant States. Schedule 1 hereto sets forth all of the jurisdictions and filing offices in which a financing statement should be filed in order for Buyer to perfect its security interest in the Purchased Assets and other Purchased Items. Schedule 2 hereto sets forth all of the states or other jurisdictions in which Seller originates or has originated Mortgage Loans in its own name or through brokers on or prior to the date of this Agreement.

(r)

Seller Solvent; Fraudulent Conveyance. As of the date hereof and immediately after giving effect to each Transaction, the fair value of the assets of Seller is greater than the fair value of the liabilities (including, without limitation, contingent liabilities if and to the extent required to be recorded as a liability on the financial statements of Seller in accordance with GAAP) of Seller and Seller is and will be solvent, is and will be able to pay its debts as they mature and does not and will not have an unreasonably small capital to engage in the business in which it is engaged and proposes to engage. Seller does not intend to incur, or believe that it has incurred, debts beyond its ability to pay such debts as they mature. Seller is not contemplating the commencement of insolvency, bankruptcy, liquidation or consolidation proceedings or the appointment of a receiver, liquidator, conservator, trustee or similar official in respect of Seller or any of its assets. Seller is not transferring any Assets with any intent to hinder, delay or defraud any of its creditors.

(s)	Reserved.

(t)	Chief Executive Office. Seller’s chief executive office is located at 3701 Regent Blvd., Irving, TX 75063.

(u)

True Sales. For each Purchased Asset with respect to which the originator, issuer or prior owner is an Affiliate of Seller, any and all interest of such originator, issuer or prior owner has been sold, transferred, conveyed and assigned to Seller pursuant to a legal and true sale and such originator, issuer or prior owner retains no interest in such Purchased Asset, and if so requested by Buyer, such sale is covered by an opinion of counsel to that effect in form and substance acceptable to Buyer.

(v)	No Adverse Selection. Seller used no selection procedures that identified Assets offered for sale to Buyer hereunder as being less desirable or valuable than other comparable Assets owned by Seller.

(w)

No Broker. Seller has not dealt with any broker, investment banker, agent, or other person, except for Buyer, who may be entitled to any commission or compensation in connection with the sale of Purchased Assets pursuant to this Agreement; provided, that if Seller has dealt with any broker, investment banker, agent, or other person, except for Buyer, who may be entitled to any commission or compensation in connection with the sale of Purchased Assets pursuant to this Agreement, such commission or compensation shall have been paid in full by Seller.

(x)	MERS. Seller is a member of MERS in good standing.

(y)

Agency Approvals. Seller has all requisite Approvals and is in good standing with each Agency, with no event having occurred or Seller having any reason whatsoever to believe or suspect will occur, including, without limitation, a change in insurance coverage which would either make the Seller unable to comply with the eligibility requirements for maintaining all such applicable approvals or require notification to the relevant Agency or to HUD, FHA or VA.

(z)	Custodian. If the Custodian is a Person other than Buyer, such Custodian is an eligible custodian under each applicable Agency Guide and Agency Program, and is not an Affiliate of Seller.

(aa)

No Adverse Actions. Seller has not received from any Agency, HUD, FHA or VA a notice of extinguishment or a notice indicating material breach, default or material non-compliance which Buyer reasonably determines may entitle such Agency or HUD, FHA or VA to terminate, suspend, sanction or levy penalties against Seller, or a notice from any Agency, HUD, FHA or VA indicating any adverse fact or circumstance in respect of Seller which Buyer reasonably determines may entitle such Agency or HUD, FHA or VA, as the case may be, to revoke any Approval or otherwise terminate, suspend Seller as an approved issuer, seller or servicer, as applicable, or with respect to which such adverse fact or circumstance has caused any Agency, HUD, FHA or VA to terminate Seller.

(bb)

Accuracy of Wire Instructions. With respect to each Purchased Mortgage Loan subject to a Purchase Commitment by an Agency, as applicable, (1) either the wire transfer instructions as set forth on the applicable Agency Documents are identical to Buyer’s designated wire instructions or the Buyer has approved such wire transfer instructions in writing in its sole discretion, or (2) either the payee number set forth on the applicable Agency Documents is identical to the payee number that has been identified by Buyer in writing as Buyer’s payee number or the Buyer has approved the related payee number in writing in its sole discretion. With respect each Pooled Mortgage Loan, the applicable Agency Documents are duly executed by Seller and designate Buyer as the party authorized to receive the related Mortgage-Backed Securities.

8.2

Representations and Warranties Concerning Purchased Assets. Seller represents and warrants to and covenants with Buyer that the representations and warranties contained on Exhibit L hereto are true and correct with respect to each Purchased Asset as of the related Purchase Date through and until the related Repurchase Date.

8.3

Continuing Representations and Warranties. By submitting an Asset Data Record hereunder, Seller shall be deemed to have represented and warranted the truthfulness and completeness of the representations and warranties set forth in Exhibit L hereto.

8.4

Amendment of Representations and Warranties. From time to time as determined necessary by Buyer, Buyer may, with prior written notice to the Seller, amend the representations and warranties set forth in Exhibit L hereto. Any such amendment shall not apply to Transactions entered into prior to the effective date of the amendment and in no event shall the amendment apply to any Transaction on a retroactive basis.

ARTICLE 9

AFFIRMATIVE COVENANTS

Seller hereby covenants and agrees with Buyer that during the term of this Agreement and for so long as there remain any obligations of Seller to be paid or performed under the Principal Agreements:

9.1	Financial Statements and Other Reports.

(a)

Interim Statements. Within thirty (30) days after the end of each calendar month, Seller shall deliver to Buyer financial statements of Seller, including statements of income and changes in shareholders’ equity (or its equivalent) for the period from the beginning of such fiscal year to the end of such month, and the related balance sheet as of the end of such month, all in reasonable detail and certified by the chief financial officer of Seller, subject, however, to year-end audit adjustments.

(b)

Annual Statements. Within ninety (90) days following the end of Seller’s fiscal year, Seller shall deliver to Buyer audited financial statements of Seller, including statements of income and changes in shareholders’ equity (or its equivalent) for such fiscal year and the related balance sheet as at the end of such fiscal year, all in reasonable detail and accompanied by an opinion of a certified public accounting firm reasonably satisfactory to Buyer including a management representation letter signed by the chief financial officer of Seller stating that the financial statements fairly present the financial condition and results of operations of Seller as of the end of, and for, such year.

(c)

Officer’s Certificate. Together with the financial statements required to be delivered pursuant to Sections 9.1(a) and (b), Seller shall deliver to Buyer an officer’s certificate substantially in a form to be provided by Buyer which shall include (i) funding and production volume reports for the previous month; (ii) evidence of compliance with all financial covenants; (iii) notice of any voluntary termination of Seller’s licensing or eligibility with a Governmental Authority or Agency, in any respect, as an approved or licensed lender, seller, mortgagee or servicer and (iv) a schedule listing one or more judgments or decrees for the payment of money that have been entered against Seller or any of its Subsidiaries involving a liability of $[***] or more and all such judgments or decrees shall not have been satisfied, vacated, discharged, stayed or bonded pending appeal within thirty (30) days after entry thereof;

(d)

Repurchase Requests. As part of the Officer’s Certificate to be delivered pursuant to Section 9.1(c), the Seller shall deliver a schedule listing any demand(s), whether on an individual or in the aggregate, on a monthly basis, by an Approved Investor or Insurer for (i) the repurchase of a mortgage loan(s) if the unpaid principal balance of the mortgage loan(s) subject to such demand(s) is equal to or greater than $[***] dollars or (ii) indemnification if the demanded indemnification amount(s) is equal to or greater than $[***] dollars.

(e)	Investor Report Cards. As requested by Buyer, Seller shall deliver to Buyer the most recent report cards from all investors who purchase 10% or more of Seller’s production.

(f)

Government Insuring Reports. Seller shall deliver to Buyer, within thirty (30) days after the end of each quarter, or as otherwise requested by Buyer, the following government insuring reports (including 15 month history):

(i) Loans Originated - Current Defaults and Claims Reported – United States (from FHA Connection):

•	Output option: all loans

•	Performance period: current period

•	All insured single family loans with a beginning amortization within the last two years

(ii) HUD Pipeline/Uninsured Query:

•	Date range: use default

•	Sort by: originating ID in ascending order

(iii) Indemnification Query:

•	Date range: last five years

•	Sort by: case # in descending order

(iv) Late Endorsement Query:

•	Loan status: Active, claimed

•	Date range: last two year period

•	Sort by: # days closing to Endr pkg Rcvd in descending order

(g)

Hedging Reports. Seller shall deliver to Buyer, or cause to be delivered to Buyer, by not later than 1:00 p.m. (New York City time) on each Monday, or if Monday is not a Business Day, the next succeeding Business Day, or as reasonably requested by Buyer, (i) a reconciliation report, in a form reasonably satisfactory to Buyer, including, without limitation, a report of all outstanding Transactions and their related Purchase Commitments, availability under unused Purchase Commitments and all amounts outstanding and available under other warehouse lines of credit, repurchase agreements and similar credit facilities, (ii) a loan and rate lock position report and hedge report containing product level pricing and interest rate sensitivity analysis (shocks) or as requested by Buyer (data elements to be agreed upon) and (iii) any change in any material respect to any interest rate risk management practices of Seller. To the extent Seller retains any Person(s) to perform hedging services on behalf of Seller, Seller hereby grants Buyer authority to contact, request and receive hedging reports directly from such Person(s) at no cost to Buyer. Further, Seller shall instruct such Person(s), upon reasonable notice from Buyer and during normal business hours, to answer candidly and fully, at no cost to Buyer, any and all questions that Buyer may reasonably address to them in reference to the hedging reports of Seller. Seller may have its representatives in attendance at any meetings between Buyer and such Person(s) held in accordance with this authorization.

(h)

Reports and Information Regarding Purchased Assets. Seller shall deliver to Buyer, with reasonable promptness, copies of any reports related to the Purchased Assets and any other information in Seller’s possession related to the Purchased Assets as Buyer may request.

(i)

Monthly Collateral Tape. Seller shall, or shall cause Servicer to, deliver within five (5) days after the end of each month, (i) a collateral tape including the data fields (to be determined) representing the Purchased Mortgage Loans subject to Transactions hereunder as of the end of such month, acceptable to the Buyer in its discretion, and (ii) any additional information as reasonably requested.

(j)

Other Reports. As may be reasonably requested by Buyer from time to time, Seller shall deliver to Buyer, within thirty (30) days of filing or receipt and to the extent permitted by applicable law and confidentiality agreements (i) copies of all regular or periodic financial or other reports, if any, that Seller files with any governmental, regulatory or other agency and (ii) copies of all audits, examinations and reports concerning the operations of Seller from any Approved Investor, Insurer or licensing authority. Seller shall also deliver to Buyer, with reasonable promptness, (x) if requested by Buyer, a detailed aging report of all outstanding loans on warehouse/ purchase/ repurchase facilities, and detail of all uninsured government loans in a form reasonably acceptable to Buyer and (y) such further information reasonably related to the business, operations, properties or financial condition of Seller, in such detail and at such times as Buyer may request. Seller understands and agrees that all reports and information provided to Buyer by or relating to Seller may be disclosed to Buyer’s Affiliates.

9.2

Inspection of Properties and Books. At no cost to Buyer, Seller shall permit authorized representatives of Buyer to discuss the business, operations, assets and financial condition of Seller and its Subsidiaries with its officers and employees and to examine its books of account and make copies and/or extracts thereof, upon reasonable notice to Seller at Seller’s place of business during normal business hours. Further, Seller will provide its accountants with a copy of this Agreement promptly after the execution hereof and will instruct its accountants to answer candidly and fully, at no cost to Buyer, any and all questions that any authorized representative of Buyer may reasonably address to them in reference to the financial condition or affairs of Seller and its Subsidiaries. Seller may have its representatives in attendance at any meetings between the officers or other representatives of Buyer and Seller’s accountants held in accordance with this authorization.

9.3	Notice. Seller shall give Buyer prompt (but in no event later than three (3) Business Days after becoming aware) written notice, in reasonable detail, of:

(a)	any and all material changes to the information set forth in the Application;

(b)

any action, suit or proceeding instituted by or against Seller in any federal or state court or before any commission or other regulatory body (federal, state or local, foreign or domestic), or any such action, suit or proceeding threatened against Seller, in any case, if such action, suit or proceeding, or any such action, suit or proceeding threatened against Seller, (i) involves a potential liability, on an individual or aggregate basis, equal to or greater than [***] of Seller’s Tangible Net Worth, (ii) is reasonably likely to result in a Material Adverse Effect if determined adversely, or (iii) questions or challenges the validity or enforceability of any of the Principal Agreements.

(c)

the filing, recording or assessment of any federal, state or local tax lien against it, or any of its assets on an individual or aggregate basis, equal to or greater than [***] of Seller’s Tangible Net Worth;

(d)	the occurrence of any Potential Default or Event of Default;

(e)

the actual suspension, revocation or termination, for cause, of Seller’s licensing or eligibility with a Governmental Authority or Agency, in any respect, as an approved or licensed lender, seller, mortgagee or servicer;

(f)

the suspension, revocation or termination for cause of any material existing credit or investor relationship to facilitate the sale and/or origination of residential mortgage loans or residential mortgage-backed securities;

(g)

any change in any material respect to any underwriting guidelines or correspondent guidelines (including, without limitation the correspondent approval process) of Seller that exist as of the Effective Date. By way of example but not limitation, any change to add a new line of Mortgage Loan products shall be considered material changes subject to this notice provision.

(h)	Reserved;

(i)	any Purchased Asset ceases to be an Eligible Asset;

(j)

any Approved Investor that threatens to set-off amounts owed by Seller to such Approved Investor against the purchase proceeds owed by the Approved Investor to Seller for the Purchased Assets (excluding amounts owed by Seller to the Approved Investor which are directly related to Purchased Assets and which are expressly allowed to be set-off by the Approved Investor pursuant to the Bailee Agreement);

(k)	a change in any Executive Management shall occur;

(l)

any other action, event or condition of any nature that may reasonably be expected to lead to or result in a Material Adverse Effect with respect to Seller or that, without notice or lapse of time or both, would constitute a default under any material agreement, instrument or indenture to which Seller is a party or to which Seller, its properties or assets may be subject;

(m)

without the prior written consent of Buyer, any (i) change to the location of its chief executive office/chief place of business from that specified in Section 8.1(t), (ii) change in the name, identity or corporate structure (or the equivalent) or change in the location where Seller maintains its records with respect to the Purchased Assets or any Purchased Items, or (iii) reincorporation or reorganization of Seller under the laws of another jurisdiction;

(n)

upon Seller becoming aware of any (i) material non-monetary sanctions levied against Seller; (ii) penalties or charges levied against Seller in excess of $[***] individually incurred as a result of Seller’s actions or omission to act; (iii) any change in Approval status of Seller or (iv) the commencement of any non-routine Agency Audit, investigation or the institution of any action or the threat of institution of any action against Seller, in each case of clauses (i), (ii) and (iv), by any Agency, HUD, FHA or VA, or any supervisory or regulatory Governmental Authority supervising or regulating the origination or servicing of mortgage loans by, or the issuer or seller status of, Seller;

(o)

with respect to a Purchased Mortgage Loan that is a Government Mortgage Loan, upon Seller becoming aware of any fact or circumstance which would cause (a) such Purchased Mortgage Loan to be ineligible for FHA Mortgage Insurance, a VA loan guaranty or a USDA loan guaranty, as applicable, (b) the FHA, VA or USDA to deny or reject a Mortgagor’s application for FHA Mortgage Insurance, a VA loan guaranty or a USDA loan guaranty, respectively, or (c) the FHA, VA or USDA to deny or reject any claim under any FHA Mortgage Insurance Contract, a VA Loan Guaranty Agreement or a USDA Loan Guaranty Agreement, respectively;

(p)	upon Seller becoming aware of any termination or threatened termination by any Agency of the Custodian as an eligible custodian;

(q)	any change to the date on which Seller’s fiscal year begins from Seller’s current fiscal year beginning date; and

(r)

upon the earlier of (i) the certification of any Purchased Mortgage Loan by a certifying custodian to an Agency that such Purchased Mortgage Loan meets all of the criteria specified in the related Agency Guide for the securitization thereof, or (ii) the pooling of any Purchased Mortgage Loan for the purpose of backing a Mortgage-Backed Security.

9.4

Existence, Etc. Seller shall (i) preserve and maintain its legal existence and all of its material rights, privileges, licenses and franchises necessary for Seller to conduct its business and to perform its obligations under the Principal Agreements, (ii) comply with the requirements of all applicable laws, rules, regulations and orders of Governmental Authorities (including, without limitation, truth in lending, real estate settlement procedures and all environmental laws) if the failure to comply with such requirements would be reasonably likely (either individually or in the aggregate) to have a Material Adverse Effect, (iii) maintain adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied, and (iv) pay and discharge all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its properties prior to the date on which penalties attach thereto, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained.

9.5

Servicing of Mortgage Loans. Subject to Section 6.2 above, Seller shall subservice all Purchased Mortgage Loans at Seller’s expense and without charge of any kind to Buyer. Seller may delegate its obligations hereunder to subservice the Purchased Mortgage Loans (subject to Section 6.2) to an independent servicer provided that such independent subservicer and the related Servicing Agreement has been approved by Buyer and such independent subservicer has executed a Servicing Agreement with Buyer. The failure of Seller to obtain the prior approval of Buyer regarding the delegation of its subservicing obligations to an independent subservicer and/or the failure of the independent subservicer to execute and return to Buyer a Servicing Agreement shall be considered an Event of Default hereunder. In any event, Seller or its delegate shall subservice such Purchased Mortgage Loans with the degree of care and in accordance with the subservicing standards generally prevailing in the industry, including those required by Fannie Mae, Freddie Mac and Ginnie Mae.

9.6

Evidence of Purchased Assets. Seller shall indicate on its books and records (including its computer records) that each Purchased Asset has been included in the Purchased Items and, at the request of Buyer, place on each of its written records pertaining to the Purchased Assets a legend, in form and content satisfactory to Buyer, indicating that such Purchased Asset has been sold to Buyer.

9.7

Defense of Title; Protection of Purchased Items. Seller warrants and will defend the right, title and interest of Buyer in and to all Purchased Items against all adverse claims and demands of all Persons whomsoever. Seller will comply with all applicable laws, rules and regulations of any Governmental Authority applicable to Seller or relating to the Purchased Items and cause the Purchased Items to comply with all applicable laws, rules and regulations of any such Governmental Authority. As required to protect or preserve the Purchased Items or the rights of Buyer therein, Seller shall allow Buyer (a) to inspect any Mortgaged Property relating to a Purchased Mortgage Loan; (b) to appear in or intervene in any proceeding or matter affecting any Purchased Asset or other Purchased Item or the value thereof; (c) to initiate, commence, appear in and defend any foreclosure, action, bankruptcy or proceeding which could affect Buyer’s ownership or security of the Purchased Items or the value thereof, or the rights and powers of Buyer; (d) to contest by litigation or otherwise any lien asserted against any Purchased Mortgage Loan (or against the related Mortgaged Property) or against any other Purchased Item, the improvements, or the personal property identified therein; and/or (e) to make payments on account of such encumbrances, charges, or liens and to service any Purchased Mortgage Loans and take any action it may deem appropriate to collect all amounts due and owing with respect to any Purchased Items or any part thereof or to enforce any rights with respect thereto. All reasonable costs and expenses, including reasonable attorneys’ fees (including, but not limited to, those incurred on appeal), that Buyer may incur with respect to any of the foregoing and any expenditures it may make to protect or preserve the Purchased Items or the rights of Buyer, shall be payable by Seller. Seller shall repay the same to Buyer upon demand with interest, at the Default Rate, from the date any such expenditure shall have been made until the day it is repaid.

9.8

Further Assurances. Seller shall, at its expense, promptly procure, execute and deliver to Buyer, upon request, all such other and further documents, agreements and instruments in compliance with or accomplishment of the covenants and agreements of Seller in this Agreement.

9.9

Fidelity Bonds and Insurance. Seller shall maintain an insurance policy, in a form and substance satisfactory to Buyer, covering against loss or damage relating to or resulting from any breach of fidelity by Seller, or any officer, director, employee or agent of Seller, any loss or destruction of documents (whether written or electronic), fraud, theft, misappropriation and errors and omissions, such that Buyer shall have the right to pursue any claim for coverage available to any named insured to the full extent allowed by law. This policy shall name Buyer as a loss payee with an unlimited right of action and shall provide coverage in an amount as required by Fannie Mae’s Selling Guide. Following approval by Buyer of a specific insurance policy, Seller shall not amend, cancel, suspend or otherwise change such policy without the prior written consent of Buyer.

9.10

Table-Funded Mortgage Loans. In connection with the funding of each new origination Wet Mortgage Loan or Dry Mortgage Loan as to which the origination funds are being remitted to the closing table, Seller shall provide to the applicable Closing Agent (with a copy to Buyer), (i) the Irrevocable Closing Instructions and (ii) final closing instructions which shall, without limitation, make reference to the Irrevocable Closing Instructions and stipulate the title insurance company that will be issuing the applicable title insurance policy and Closing Protection Letter, which title insurance company shall be an Acceptable Title Insurance Company. In no event shall Seller use such final closing instructions to modify or attempt to modify the terms of the Irrevocable Closing Instructions unless such modifications are agreed to in advance and in writing by Buyer. Seller shall not otherwise modify or attempt to modify the terms of the Irrevocable Closing Instructions without Buyer’s prior written approval. If the Closing Agent is not an Acceptable Title Insurance Company, except as otherwise permitted pursuant to Section 3.7(a)(i), Seller shall also (a) confirm that the closing is covered by a blanket Closing Protection Letter issued to Buyer by the title insurance company stipulated in the final closing instructions, and shall provide a copy of such Closing Protection Letter to Buyer; or (b) provide to Buyer (1) a Closing Protection Letter covering the closing issued to Seller by the title insurance company stipulated in the final closing instructions and (2) a duly executed Assignment of Closing Protection Letter relating to the above referenced Closing Protection Letter naming Buyer as the assignee.

9.11

Sharing of Information. Notwithstanding anything herein or in any other Principal Agreement to the contrary, Seller shall allow Buyer to exchange information related to Seller, the Transactions hereunder and the terms and conditions of the Principal Agreements with Persons who are providing or are contemplating providing credit of any kind to Seller and Seller shall permit each such Person to share such information with Buyer.

9.12

ERISA. As soon as reasonably possible, and in any event within fifteen (15) days, after Seller becomes aware of any of the events or conditions specified below with respect to any Plan has occurred or exists, a statement signed by a senior financial officer of Seller setting forth details respecting such event or condition and the action, if any, that Seller or its ERISA Affiliate proposes to take with respect thereto (and a copy of any report or notice required to be filed with or given to PBGC by Seller or an ERISA Affiliate with respect to such event or condition to the extent Seller receives a copy of such report or notice):

(a)

any Reportable Event or failure to meet minimum funding standards, provided that a failure to meet the minimum funding standard of Section 412 of the Code or Sections 302 or 303 of ERISA, including, without limitation, the failure to make on or before its due date a required installment under Section 430(j) of the Code or Section 303(j) of ERISA, shall be a reportable event regardless of the issuance of any waivers in accordance with Section 412(d) of the Code or any request for a waiver under Section 412(c) of the Code for any Plan;

(b)	the distribution under Section 4041(c) of ERISA of a notice of intent to terminate any Plan or any action taken by Seller or an ERISA Affiliate to terminate any Plan;

(c)

the institution by PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by Seller, any Subsidiary or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by PBGC with respect to such Multiemployer Plan;

(d)

the complete or partial withdrawal from a Multiemployer Plan by Seller, any Subsidiary or any ERISA Affiliate that results in liability under Section 4201 or 4204 of ERISA (including the obligation to satisfy secondary liability as a result of a purchaser default) or the receipt by Seller, any Subsidiary or any ERISA Affiliate of notice from a Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA;

(e)

the institution of a proceeding by a fiduciary of any Multiemployer Plan against Seller, any Subsidiary or any ERISA Affiliate to enforce Section 515 of ERISA, which proceeding is not dismissed within 30 days; and

(f)

the adoption of an amendment to any Plan that, pursuant to Section 401(a)(29) of the Code, would result in the loss of tax-exempt status of the trust of which such Plan is a part if Seller, any Subsidiary or an ERISA Affiliate fails to timely provide security to such Plan in accordance with the provisions of said Sections.

9.13

Additional Repurchase or Warehouse Facility. Subject to Section 10.12, Seller shall maintain throughout the term of this Agreement, with nationally recognized and established counterparties (other than Buyer) loan repurchase or warehouse facilities that provide funding on an aggregate basis in an amount equal to at least the Aggregate Transaction Limit and accommodates wet mortgage loans.

9.14

MERS. Seller will comply in all material respects with the rules and procedures of MERS in connection with the servicing of all Purchased Mortgage Loans that are registered with MERS for as long as such Purchased Mortgage Loans are so registered.

9.15

Agency Audit and Approval Maintenance. Seller shall (i) at all times maintain copies of relevant portions of all Agency Audits in which there are material adverse findings, including without limitation notices of defaults, notices of termination of approved status, notices of imposition of supervisory agreements or interim servicing agreements, and notices of probation, suspension, or non-renewal, (ii) provide Buyer with copies of such Agency Audits promptly upon Buyer’s request, and (iii) take all actions necessary to maintain its respective Approvals.

9.16

Most Favored Status. Seller and Buyer each agree that should Seller or any Subsidiary thereof enter into a repurchase agreement, warehouse facility or similar credit facility in each case providing mortgage warehouse or servicing advance financing with any Person (including, without limitation, Buyer or any of its Affiliates) which by its terms provides more favorable terms with respect to any financial or other material covenants covering the same or similar matters set forth in Sections 9.13 or 9.17 hereof (each, a “More Favorable Agreement”) then the Seller shall provide the Buyer with notice of such more favorable terms contained in such More Favorable Agreement in the Officer’s Certificate to be delivered pursuant to Section 9.1(c) and the terms of this Agreement or the Transactions Terms Letter, as applicable, shall be deemed automatically amended to include such more favorable terms contained in such More Favorable Agreement, such that such terms operate in favor of Buyer or an Affiliate of Buyer; provided, that in the event that such More Favorable Agreement is terminated, upon notice by Seller to Buyer of such termination, the original terms of this Agreement shall be deemed to be automatically reinstated.

9.17

Financial Covenants and Ratios. Seller shall at all times comply with any financial covenants and/or financial ratios set forth in the “Financial Covenants of Seller” section of the Transactions Terms Letter.

ARTICLE 10

NEGATIVE COVENANTS

Seller hereby covenants and agrees with Buyer that during the term of this Agreement and for so long as there remain any obligations of Seller to be paid or performed under this Agreement, Seller shall comply with the following:

10.1

Debt Seller shall not incur any additional material Debt without the prior written consent of Buyer, other than (i) the Existing Debt, (ii) Debt incurred in connection with a repurchase agreement, warehouse facility or similar credit facility or mortgage servicing or servicing advance facility, (iii) Debt incurred with Buyer or its Affiliates, and (iv) usual and customary accounts payable for a mortgage company.

10.2

Lines of Business. Without thirty (30) days prior written notice to the Buyer, Seller shall not engage to any substantial extent in any line or lines of business activity other than the businesses generally carried on by (i) Seller as of the Effective Date or (ii) other similar consumer lending businesses.

10.3

Debt and Subordinated Debt. Seller shall not, either directly or indirectly, without the prior written consent of Buyer, pay any Debt or Subordinated Debt if such payment shall cause a Potential Default or Event of Default. Further, if a Potential Default or an Event of Default shall have occurred and for as long as such is occurring, Seller shall not, either directly or indirectly, without the prior written consent of Buyer, make any payment of any kind thereafter on such Debt or Subordinated Debt until all obligations of Seller hereunder have been paid and performed in full.

10.4

Loss of Eligibility. Seller shall not, either directly or indirectly, without the prior written consent of Buyer, take, or fail to take, any action that would cause Seller to lose all or any part of its status as an eligible lender, seller, mortgagee or servicer or willfully terminate its status as an eligible lender, seller, mortgagee or servicer without forty-five (45) days prior written notice to Buyer.

10.5

Loans to Officers, Employees and Shareholders. Seller shall not, either directly or indirectly, without the prior written consent of Buyer, make any personal loans or advances to any officers, employees, shareholders, members, partners or owners of Seller in an aggregate amount exceeding [***] of Seller’s Tangible Net Worth; provided, however, that Seller shall be entitled to make a personal loan or advance to a majority shareholder, member, partner or owner of Seller without the prior written consent of Buyer provided that (i) a Potential Default or an Event of Default is not existing and will not occur as a result thereof and (ii) such loan or advance is clearly reflected on Seller’s financial reports provided to Buyer.

10.6

Liens on Purchased Assets and Purchased Items. Seller acknowledges that with respect to each Transaction it shall have sold the Purchased Assets and related Purchased Items and shall have granted to Buyer a first priority security interest in such assets in the event such Transaction is deemed a loan. Accordingly, Seller shall not create, incur, assume or suffer to exist any lien upon the Purchased Assets or the Purchased Items, other than as granted to Buyer herein; provided however, that Buyer’s rights to the Servicing Rights related to any Mortgage-Backed Security may be subject to the rights of the respective Agency.

10.7

Transactions with Affiliates. Other than with respect to a Permitted Affiliate Transaction, Seller shall not, directly or indirectly, enter into any transaction with its Affiliates, without the prior written consent of Buyer, including, without limitation, (a) making any loan, advance, extension of credit or capital contribution to an Affiliate, (b) transferring, selling, pledging, assigning or otherwise disposing of any of its assets to or on behalf of an Affiliate, (c) purchasing or acquiring assets from an Affiliate, or (d) paying management fees to or on behalf of an Affiliate; provided, however, that Seller may, without the prior written consent of Buyer, and provided that a Potential Default or an Event of Default is not existing and will not occur as a result thereof, engage in a transaction(s) with any or all of its Affiliates if such transaction (i) is in the ordinary course of Seller’s mortgage banking business, (ii) is upon fair and reasonable terms no less favorable to Seller had Seller entered into a comparable arm length’s transaction with a Person which is not an Affiliate and (iii) is for the payment of reasonable fees and expenses to Hudson or any of its Affiliates on account of services performed by Hudson or its Affiliates for Seller’s benefit.

10.8

Consolidation, Merger, Sale of Assets and Change of Control. Seller shall not, directly or indirectly, (a) wind up, liquidate or dissolve its affairs; (b) enter into any transaction of merger or consolidation with any Person; (c) convey, sell, lease or otherwise dispose of, or agree to do any of the foregoing at any future time, all or substantially all of its property or assets; (d) form or enter into any partnership, joint venture, syndicate or other combination which could have a Material Adverse Effect; or (e) allow a Change of Control to occur with respect to Seller, without prior written consent of Buyer; provided, however, that Seller may, without the prior written consent of Buyer, and provided that a Potential Default or an Event of Default is not existing and will not occur as a result thereof: (i) merge or consolidate with any Person if Seller is the surviving and controlling entity and (ii) in the ordinary course of Seller’s mortgage banking business, sell equipment that is uneconomic or obsolete and acquire Mortgage Loans for resale and sell Mortgage Loans.

10.9

Payment of Dividends and Retirement of Stock. If a Potential Default or an Event of Default has occurred and is continuing or will occur as a result of such payments, Seller shall not pay any fees or expenses to Hudson or any of its Affiliates on account of services performed by Hudson or its

Affiliates for Seller’s benefit or dividends or distributions with respect to any capital stock or other equity interests in Seller, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Seller.

10.10

Purchased Items. Seller shall not attempt to resell, reassign, retransfer or otherwise dispose of, or grant any option with respect to, or pledge or otherwise encumber (except pursuant to this Agreement or the related Purchase Commitment) any of the Purchased Assets or other Purchased Items or any interest therein. Seller shall not, without prior written consent of Buyer, amend or modify, or waive any of the terms and conditions of, or settle or compromise any claim in respect of, any Purchased Asset.

10.11	Reserved.

10.12

No Additional Facilities. Seller shall not, without prior notice to Buyer, enter into any mortgage financing facility, mortgage servicing facility or servicing advance facility (including, without limitation, any warehouse, repurchase, purchase or off-balance sheet facility).

ARTICLE 11

DEFAULTS AND REMEDIES

11.1	Events of Default. The occurrence of any of the following conditions or events shall be an Event of Default:

(a)	failure of Seller to transfer the Purchased Assets to Buyer on the applicable Purchase Date (provided Buyer has tendered the related Purchase Price);

(b)

failure of Seller to (i) repurchase the Purchased Assets on the applicable Repurchase Date, (ii) repurchase Purchased Assets pursuant to Section 2.10, or (iii) perform its obligations under Section 6.3(b);

(c)	failure of Seller to pay any other amount due under the Principal Agreements within [***] following the applicable due date;

(d)

(i) Seller, any Subsidiary of Seller or LSF6 Service Operations, LLC shall default under, or fail to perform as required under, or shall otherwise breach the terms of any instrument, agreement or contract in excess of $[***] between Seller or such other entity, on the one hand, and Buyer or any of Buyer’s Affiliates on the other; or (ii) Seller, any Subsidiary of Seller or LSF6 Service Operations, LLC shall default under, or fail to perform as required under, the terms of any repurchase agreement, loan and security agreement or similar credit facility or agreement for borrowed funds in excess of $[***] entered into by Seller or such other entity and any third party, which default or failure entitles any party to require acceleration or prepayment of any indebtedness thereunder or shall otherwise fail to pay a matured Debt obligation in excess of $[***];

(e)	the aggregate original Asset Value of those Purchased Assets that are deemed to be Noncompliant Assets is greater than or equal to the Type Sublimit for Noncompliant Assets for more than [***];

(f)	the aggregate original Asset Value of those Purchased Assets that are deemed to be Defective Assets is greater than or equal to [***] of the outstanding Transactions for more than [***];

(g)

any representation, warranty or certification made or deemed made herein or in any other Principal Agreement by Seller or any certificate furnished to Buyer pursuant to the provisions thereof, shall prove to have been false or misleading in any material respect as of the time made or furnished and such occurrence shall not have been remedied within [***] (other than the representations and warranties set forth in Section 8.2 which shall be considered solely for the purpose of determining the Asset Value of the Purchased Assets; unless (i) Seller shall have made any such representations and warranties with knowledge that they were materially false or misleading at the time made or (ii) any such representations and warranties have been determined by Buyer to be materially false or misleading on a regular basis, in which case there shall be no such cure period);

(h)

(i) the failure of Seller to perform, comply with or observe any term, covenant or agreement applicable to Seller as contained in Sections 9.4, 9.13, 9.16, 9.17, 10.1, 10.3, 10.5, 10.7, 10.8, 10.9 or 10.12 of this Agreement, irrespective of any cure period; (ii) the failure of Seller to perform, comply with or observe any term, covenant or agreement applicable to Seller as contained in Articles 9 and 10 of this Agreement (not listed in clause (i) hereof) , and such occurrence shall not have been remedied within [***]; or (iii) the failure of Seller to perform, comply with or observe any other term, covenant or agreement applicable to Seller as contained in this Agreement and such occurrence shall not have been remedied within the cure period provided therein;

(i)

an Insolvency Event shall have occurred with respect to Seller, any of its Subsidiaries or LSF6 Service Operations, LLC; or Seller shall admit in writing its inability to, or intention not to, perform any of its obligations under this Agreement or any of the other Principal Agreements; or Buyer shall have determined in good faith that Seller is unable to meet its financial commitments as they come due;

(j)

one or more judgments or decrees shall be entered against Seller or any of its Subsidiaries involving a liability of $[***] or more (to the extent that it is, in the reasonable determination of Buyer, uninsured and provided that any insurance or other credit posted in connection with an appeal shall not be deemed insurance for these purposes), and all such judgments or decrees shall not have been satisfied, vacated, discharged, stayed or bonded pending appeal within [***] after entry thereof;

(k)

any Plan maintained by Seller or any Subsidiary of Seller shall be terminated within the meaning of Title IV of ERISA or a trustee shall be appointed by an appropriate United States District Court to administer any Plan, or the Pension Benefit Guaranty Corporation (or any successor thereto) shall institute proceedings to terminate any Plan or to appoint a trustee to administer any Plan if as of the date thereof Seller’s liability or any such Subsidiary’s liability to the PBGC, the Plan or any other entity on termination under the Plan exceeds the then current value of assets accumulated in such Plan by more than $[***] (or in the case of a termination involving Seller as a “substantial employer” (as defined in Section 4001 (a)(2) of ERISA) the withdrawing employer’s proportionate share of such excess shall exceed such amount);

(l)

Seller as employer under a Multiemployer Plan shall have made a complete or partial withdrawal from such Multiemployer Plan and the plan sponsor of such Multiemployer Plan shall have notified such withdrawing employer that such employer has incurred a withdrawal liability in (i) an annual amount exceeding $[***], or (ii) an aggregate amount exceeding $[***];

(m)

(i) any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan maintained by Seller or any Subsidiary of Seller, (ii) a determination that a Plan maintained by Seller or any Subsidiary of Seller is “at risk” (within the meaning of Section 303 of ERISA) or any Lien in favor of the PBGC or a Plan maintained by Seller or any Subsidiary of Seller shall arise on the assets of Buyer, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Plan maintained by Seller or any Subsidiary of Seller, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of Buyer, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Plan maintained by Seller or any Subsidiary of Seller shall terminate for purposes of Title IV of ERISA, (v) Seller or any Subsidiary of Seller shall, or in the reasonable opinion of Buyer is likely to, incur any liability in connection with a withdrawal from, or the insolvency or reorganization of, a Multiemployer Plan, (vi) Seller or any Subsidiary of Seller shall file an application for a minimum funding waiver under section 302 of ERISA or section 412 of the Code with respect to any Plan, (vii) any obligation for post-retirement medical costs (other than as required by COBRA) exists with respect to any Plan maintained by Seller or any Subsidiary of Seller, or (viii) any other event or condition shall occur or exist with respect to a Plan maintained by Seller or any Subsidiary of Seller; and in each case in clauses (i) through (viii) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect or (ix) the assets of Seller become plan assets within the meaning of 29 CFR 2510.3-101 as modified by section 3(42) of ERISA;

(n)

any Governmental Authority or any person, agency or entity acting under governmental authority shall have taken any action to (i) condemn, seize or appropriate, or to assume custody or control of, all or any substantial part of the property or assets of Seller or any its Subsidiaries; (ii) displace the management of Seller or any of its Subsidiaries or to curtail its authority in the conduct of their respective business; or (iii) to remove, limit or restrict the approval of Seller or any of its Subsidiaries as an issuer, buyer or a seller/servicer of Mortgage Loans or securities backed thereby, and any such action provided for in this subsection (n) shall not have been discontinued or stayed within [***];

(o)

Seller shall purport to disavow its obligations hereunder or shall contest the validity or enforceability of the Principal Agreements or Buyer’s interest in any Purchased Asset or other Purchased Item;

(p)	Reserved;

(q)	a default shall occur and be continuing beyond the expiration of any applicable grace period under any other Principal Agreement;

(r)	a Material Adverse Effect shall occur with respect to Seller;

(s)	Reserved.

(t)

any Principal Agreement shall for whatever reason (including an event of default thereunder) be terminated, without the consent of Buyer (other than, with respect to the Custodial Agreement, due to the resignation of the Custodian for reasons other than a breach by Seller of the Custodial Agreement), or this Agreement shall for any reason cease to create a valid, first priority security interest or ownership interest upon transfer in any of the Purchased Items;

(u)

(i) a Servicer Termination Event shall occur with respect to Seller as Servicer or (ii) a Servicer Termination Event shall occur with respect to a third party Servicer and Seller has not (A) appointed a successor servicer acceptable to Buyer and (B) delivered a fully executed Servicer Notice with such successor servicer, in each case within [***] following the occurrence of such Servicer Termination Event;

(v)	Seller’s membership in MERS is terminated for any reason for a period of more than [***];

(w)	Seller shall fail to maintain all requisite Approvals;

(x)	a Change of Control shall occur with respect to Seller.

With respect to any Event of Default which requires a determination to be made as to whether such Event of Default has occurred, such determination shall be made in Buyer’s discretion and Seller hereby agrees to be bound by and comply with any such determination by Buyer.

11.2

Remedies. Upon the occurrence of an Event of Default, Buyer may, by notice to Seller, declare all or any portion of the Repurchase Prices related to the outstanding Transactions to be immediately due and payable whereupon the same shall become immediately due and payable, and the obligation of Buyer to enter into Transactions shall thereupon terminate; provided that the acceleration of all Repurchase Prices and termination of Buyer’s obligation to enter into Transactions shall immediately occur upon the occurrence of an Event of Default under Section 11.1(i), (n) or (o), notwithstanding that Buyer may not have provided any such notice to Seller. Further, it is understood and agreed that upon the occurrence of an Event of Default, Seller shall strictly comply with the negative covenants contained in Article 10 hereunder and in no event shall Seller declare and pay any dividends, incur additional Debt or Subordinated Debt, make payments on Debt or Subordinated Debt or otherwise distribute or transfer any of Seller’s property and assets to any Person without the prior written consent of Buyer. Upon the occurrence of any Event of Default, Buyer may also, at its option, exercise any or all of the following rights and remedies:

(a)	enter the office(s) of Seller and take possession of any of the Purchased Items including any records that pertain to the Purchased Items;

(b)

communicate with and notify Mortgagors of the Purchased Mortgage Loans and obligors under other Purchased Assets or on any portion thereof, whether such communications and notifications are in verbal, written or electronic form, including, without limitation, communications and notifications that the Purchased Assets have been assigned to Buyer and that all payments thereon are to be made directly to Buyer or its designee; settle compromise, or release, in whole or in part, any amounts owing on the Purchased Assets or other Purchased Items or any portion of the Purchased Items, on terms acceptable to

Buyer; enforce payment and prosecute any action or proceeding with respect to any and all Purchased Assets or other Purchased Items; and where any Purchased Asset or other Purchased Item is in default, foreclose upon and enforce security interests in, such Purchased Asset or other Item by any available judicial procedure or without judicial process and sell property acquired as a result of any such foreclosure;

(c)

collect payments from Mortgagors and/or assume servicing of, or contract with a third party to subservice, any or all Purchased Mortgage Loans requiring servicing and/or perform any obligations required in connection with Purchase Commitments, with all of any such third party’s fees to be paid by Seller. In connection with collecting payments from Mortgagors and/or assuming servicing of any or all Purchased Mortgage Loans, Buyer may take possession of and open any mail addressed to Seller, remove, collect and apply all payments for Seller, sign Seller’s name to any receipts, checks, notes, agreements or other instruments or letters or appoint an agent to exercise and perform any of these rights. If Buyer so requests, Seller shall promptly forward to Buyer or its designee, all further mail and all “trailing” documents, such as title insurance policies, deeds of trust, and other documents, and all loan payment histories, both in paper and electronic format, in each case, as same relate to the Purchased Assets;

(d)	proceed against Seller under this Agreement;

(e)

sell, without notice or demand of any kind, at a public or private sale and at such price or prices as Buyer may deem to be commercially reasonable for cash or for future delivery without assumption of any credit risk, any or all or portions of the Purchased Assets on a servicing-retained or servicing-released basis; provided that Buyer may purchase any or all of the Purchased Assets at any public or private sale and shall give the Seller credit for such Purchased Assets in an amount equal to the Market Value of the Purchased Assets against the aggregate unpaid Repurchase Price and any other amounts owing by the Seller hereunder; provided further that Seller shall remain liable to Buyer for any amounts that remain owing to Buyer following any such sale and/or credit;

(f)	enter into one or more hedging arrangements covering all or a portion of the Purchased Assets; and/or

(g)	pursue any rights and/or remedies available at law or in equity against Seller.

11.3	Reserved.

11.4

Sale of Purchased Assets. With respect to any sale of Purchased Assets pursuant to Section 11.2(e), Seller acknowledges and agrees that it may not be possible to purchase or sell all of the Purchased Assets on a particular Business Day, or in a transaction with the same purchaser, or in the same manner because the market for such Purchased Assets may not be liquid. Seller further agrees that in view of the nature of the Purchased Assets, liquidation of a Transaction or the underlying Purchased Assets does not require a public purchase or sale. Accordingly, Buyer may elect the time and manner of liquidating any Purchased Asset and nothing contained herein shall obligate Buyer to liquidate any Purchased Asset on the occurrence of an Event of Default, to liquidate all Purchased Assets in the same manner or on the same Business Day, or constitute a waiver of any right or remedy of Buyer. Seller hereby waives any claims it may have against Buyer arising by reason of the fact that the price at which the Purchased Assets may have been sold at such private sale was less than the price which might have been obtained at a public sale or was less than the aggregate Repurchase Price amount of the outstanding Transactions, even if

Buyer accepts the first offer received and does not offer the Purchased Assets, or any part thereof, to more than one offeree. Seller hereby agrees that the procedures outlined in Section 11.2(e) and this Section 11.4 for disposition and liquidation of the Purchased Assets are commercially reasonable. Seller further agrees that it would not be commercially unreasonable for Buyer to dispose of the Purchased Assets or any portion thereof by using internet sites that provide for the auction of assets similar to the Purchased Assets, or that have the reasonable capability of doing so, or that match buyers and sellers of assets.

11.5

No Obligation to Pursue Remedy. Buyer shall have the right to exercise any of its rights and/or remedies without presentment, demand, protest or further notice of any kind other than as expressly set forth herein, all of which are hereby expressly waived by Seller. Seller further waives any right to require Buyer to (a) proceed against any Person, (b) proceed against or exhaust all or any of the Purchased Assets or pursue its rights and remedies as against the Purchased Assets in any particular order, or (c) pursue any other remedy in its power. Buyer shall not be required to take any steps necessary to preserve any rights of Seller against holders of mortgages prior in lien to the lien of any Purchased Asset or to preserve rights against prior parties. No failure on the part of Buyer to exercise, and no delay in exercising, any right, power or remedy provided hereunder, at law or in equity shall operate as a waiver thereof; nor shall any single or partial exercise by Buyer of any right, power or remedy provided hereunder, at law or in equity preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Without intending to limit the foregoing, all defenses based on the statute of limitations are hereby waived by Seller to the extent permitted by law. The remedies herein provided are cumulative and are not exclusive of any remedies provided at law or in equity.

11.6

No Judicial Process. Buyer may enforce its rights and remedies hereunder without prior judicial process or hearing, and Seller hereby expressly waives, to the extent permitted by law, any right Seller might otherwise have to require Buyer to enforce its rights by judicial process. Seller also waives, to the extent permitted by law, any defense Seller might otherwise have to its obligations under this Agreement arising from use of nonjudicial process, enforcement and sale of all or any portion of the Purchased Assets or from any other election of remedies. Seller recognizes that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm’s length.

11.7

Reimbursement of Costs and Expenses. Buyer may, but shall not be obligated to, advance any sums or do any act or thing necessary to uphold and enforce the lien and priority of, or the security intended to be afforded by, any Purchased Asset, including, without limitation, payment of delinquent taxes or assessments and insurance premiums. All advances, charges, reasonable costs and expenses, including reasonable attorneys’ fees and disbursements and losses resulting from any hedging arrangements entered into by Buyer pursuant to Section 11.2(f), incurred or paid by Buyer in exercising any right, power or remedy conferred by this Agreement, or in the enforcement hereof, together with interest thereon, at the Default Rate, from the time of payment until repaid, shall become a part of the Repurchase Price.

11.8	Application of Proceeds. The proceeds of any sale or other enforcement of Buyer’s interest in all or any part of the Purchased Assets shall be applied by Buyer:

(a)

first, to the payment of the costs and expenses of such sale or enforcement, including reasonable compensation to Buyer’s agents and counsel, and all expenses, liabilities and advances made or incurred by or on behalf of Buyer in connection therewith;

(b)	second, to the costs of cover and/or related hedging transactions;

(c)	third, to the payment of any other amounts due under this Agreement other than the aggregate Repurchase Price;

(d)	fourth, to the payment of the aggregate Repurchase Price;

(e)	fifth, to all other obligations owed by Seller under this Agreement and the other Principal Agreements;

(f)	sixth, in accordance with Buyer’s exercise of its rights under Section 11.9 hereof; and

(g)	seventh, any remaining amounts to the Over/Under Account.

11.9	Rights of Set-Off. Buyer shall have the following rights of set-off:

(a)

If Seller shall default in the payment or performance of any of its obligations under this Agreement, Buyer shall have the right, at any time, and from time to time, without notice, to set-off claims and to appropriate or apply any and all deposits of money or property or any other indebtedness at any time held or owing by Buyer to or for the credit of the account of Seller against and on account of the obligations and liabilities of Seller under this Agreement, irrespective of whether or not Buyer shall have made any demand hereunder and whether or not said obligations and liabilities shall have become due; provided, however, that the aforesaid right to set-off shall not apply to any deposits of escrow monies being held on behalf of the Mortgagors related to the Purchased Mortgage Loans or other third parties. Without limiting the generality of the foregoing, Buyer shall be entitled to set-off claims and apply property held by Buyer with respect to any Transaction against obligations and liabilities owed by Seller to Buyer with respect to any other Transaction. Buyer may set off cash, the proceeds of any liquidation of the Purchased Assets and all other sums or obligations owed by Buyer to Seller against all of Seller’s obligations to Buyer, whether under this Agreement, under a Transaction, or under any other agreement between the parties, or otherwise, whether or not such obligations are then due, without prejudice to Buyer’s right to recover any deficiency. Buyer agrees promptly to notify Seller after any such set-off and application made by Buyer; provided that the failure to give such notice shall not affect the validity of such set-off and application.

(b)

In addition to the rights in subsection (a), Buyer and its Affiliates (collectively, the “Bank of America Related Entities”), shall have the right to set-off and to appropriate or apply any and all deposits of money or property or any other indebtedness at any time held or owing by the Bank of America Related Entities to or for the credit of the account of Seller and its Subsidiaries against and on account of the obligations of Seller under any agreement(s) between Seller and/or its Subsidiaries, on the one hand, and the Bank of America Related Entities, on the other hand, irrespective of whether or not the Bank of America Related Entity shall have made any demand hereunder and whether or not said obligations shall have matured. In exercising the foregoing right to set-off, any Bank of America Related Entity shall be entitled to withdraw funds in the Over/Under Account which are being held for or owing to Seller to set-off against any amounts due and owing by Seller to the Bank of America Related Entity. If a Bank of America Related Entity other than Buyer intends to exercise its right to set-off in this subsection (b), such Bank of America Related Entity shall provide Seller prior notice thereof, and upon Seller’s receipt of such notice, if the basis for such right to set-off is Seller’s breach or default of its obligations to the Bank of America Related Entity, Seller shall have three (3) Business Days to cure any such breach or default in order to avoid such set-off.

11.10

Reasonable Assurances. If, at any time during the term of the Agreement, Buyer has a good faith reason to believe that Seller is not conducting its business in accordance with, or otherwise is not satisfying: (i) all applicable statutes, regulations, rules, and notices of federal, state, or local governmental agencies or instrumentalities, all applicable requirements of Approved Investors and Insurers and prudent industry standards or (ii) all applicable requirements of Buyer, as set forth in this Agreement, then, Buyer shall have the right to demand, pursuant to notice from Buyer to Seller specifying with particularity the alleged act, error or omission in question, reasonable assurances from Seller that such a belief is in fact unfounded, and any failure of Seller to provide to Buyer such reasonable assurances in form and substance reasonably satisfactory to Buyer, within the time frame reasonably specified in such notice, shall itself constitute an Event of Default hereunder, without a further cure period. Seller hereby authorizes Buyer to take such actions as may be necessary or appropriate to confirm the continued eligibility of Seller for Transactions hereunder, including without limitation (i) ordering credit reports and/or appraisals with respect to any Purchased Mortgage Loan, (ii) contacting Mortgagors, licensing authorities and Approved Investors or Insurers, and (iii) performing due diligence reviews on the Purchased Mortgage Loans and related Mortgage Loan Files pursuant to Section 6.7 and other Purchased Assets.

ARTICLE 12

INDEMNIFICATION

12.1

Indemnification. Seller shall indemnify and hold harmless each of the Bank of America Entities and any of their respective officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against any and all liabilities, obligations, losses, damages, penalties, judgments, suits, costs, expenses and disbursements of any kind whatsoever (including reasonable fees and disbursements of its counsel) that may be imposed upon, incurred by or asserted against such Indemnified Party in any way relating to or arising out of the Principal Agreements, any other document referred to therein or any of the transactions contemplated thereby, or any Purchased Assets or Seller’s obligations thereunder, other than resulting from the Indemnified Party’s gross negligence or willful misconduct. Seller also agrees to reimburse an Indemnified Party as and when billed by such Indemnified Party for all such Indemnified Party’s costs and expenses incurred in connection with the enforcement or the preservation of such Indemnified Party’s rights under this Agreement, any other Principal Agreement (provided that if the terms of any Principal Agreement conflict with the foregoing, the terms of the Principal Agreement shall control) or any transaction contemplated hereby or thereby, including without limitation the reasonable fees and disbursements of its counsel.

12.2

Reimbursement. Seller shall reimburse the Bank of America Related Entities for all expenses required in the Transactions Terms Letter to be reimbursed when they become due and owing. In addition, Seller agrees to pay as and when billed by Buyer all of the out-of pocket costs and expenses incurred by Buyer in connection with (i) the consummation and administration of the transactions contemplated hereby including, without limitation, all the due diligence, inspection, testing and review costs and expenses incurred by Buyer with respect to Purchased Assets prior to the Effective Date or pursuant to Section 6.7, or otherwise, (ii) the development, preparation and execution of, and any amendment, supplement or modification to, any Principal Agreement or any other documents prepared in connection therewith, and (iii) all the reasonable fees, disbursements and expenses of counsel to Buyer incurred in connection with any of the foregoing.

12.3	Payment of Taxes.

(a)

All payments made by Seller under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities (including penalties, interest and additions to tax) with respect thereto imposed by any Governmental Authority, excluding income taxes, branch profits taxes, franchise taxes or any other tax imposed on the Net Income by the United States, a state or a foreign jurisdiction under the laws of which Buyer is organized or of its applicable lending office, or any political subdivision thereof (collectively, “Taxes”), all of which shall be paid by Seller for its own account not later than the date when due. If Seller is required by law or regulation to deduct or withhold any Taxes from or in respect of any amount payable hereunder, it shall: (i) make such deduction or withholding; (ii) pay the amount so deducted or withheld to the appropriate Governmental Authority not later than the date when due; (iii) deliver to Buyer, promptly, original tax receipts and other evidence satisfactory to Buyer of the payment when due of the full amount of such Taxes; and (iv) pay to Buyer such additional amounts as may be necessary so that such Buyer receives, free and clear of all Taxes, a net amount equal to the amount it would have received under this Agreement, as if no such deduction or withholding had been made in respect of Non-Excluded Taxes. For purposes of this Agreement the term “Non-Excluded Taxes” are Taxes other than, in the case of a Buyer, (i) Taxes that are imposed on its overall net income (and franchise taxes imposed in lieu thereof) by the jurisdiction under the laws of which such Buyer is organized or of its applicable lending office, or any political subdivision thereof, unless such Taxes are imposed as a result of such Buyer having executed, delivered or performed its obligations or received payments under, or enforced, this Agreement or any other Principal Agreements (in which case such Taxes will be treated as Non-Excluded Taxes), and (ii) Taxes imposed as a result of its failure to comply with the requirements of Sections 1471 through 1474 of the Code (as in effect on the date hereof) and any Treasury Regulations promulgated thereunder. In addition, Seller agrees to pay to the relevant Governmental Authority in accordance with applicable law any current or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies (including, without limitation, mortgage recording taxes, transfer taxes and similar fees) imposed by the United States or any taxing authority thereof or therein that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement (“Other Taxes”).

(b)

Seller shall pay and hold Buyer harmless from and against any and all Taxes and Other Taxes arising with respect to the Purchased Assets, the Principal Agreements and other documents related thereto and hold Buyer harmless from and against any and all liabilities with respect to or resulting from any delay or omission to pay such taxes.

(c)

Any Buyer that is not incorporated under the laws of the United States, any State thereof, or the District of Columbia (a “Foreign Buyer”) shall provide Seller with properly completed United States Internal Revenue Service (“IRS”) Form W-8BEN or W-8ECI or any successor form prescribed by the IRS, certifying that such Foreign Buyer is entitled to benefits under an income tax treaty to which the United States is a party which reduces the rate of withholding tax on payments of interest or certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States on or prior to the date upon which each such Foreign Buyer becomes a Buyer. Each Foreign Buyer will resubmit the appropriate form on the earliest of (A) the third anniversary of the prior submission or (B) on or before the expiration of thirty (30) days after there is a “change in circumstances” with respect to such Foreign Buyer as defined in Treas. Reg. Section 1.1441(e)(4)(ii)(D). For any period with respect to which a Foreign Buyer has failed to provide Seller with the appropriate form or other relevant document pursuant to this Section 12.3(c) (unless such failure is due to a change in treaty, law, or regulation occurring subsequent to the date on which a form originally was required to be provided), such Foreign Buyer shall not be entitled to any “gross-up” of Taxes or indemnification under Section 12.3(b) with respect to Taxes imposed by the United States; provided, however, that should a Foreign Buyer, which is otherwise exempt from a withholding tax, become subject to Taxes because of its failure to deliver a form required hereunder, Seller shall take such steps as such Foreign Buyer shall reasonably request to assist such Foreign Buyer to recover such Taxes.

(d)	Nothing contained in this Section 12.3 shall require Buyer to make available any of its tax returns or other information that it deems to be confidential or proprietary.

12.4

Buyer Payment. If Seller fails to pay when due any costs, expenses or other amounts payable by it under this Article 12, such amount may be paid on behalf of Seller by Buyer, in its discretion and Seller shall remain liable for any such payments by Buyer. No such payment by Buyer shall be deemed a waiver of any of Buyer’s rights under any of the Principal Agreements.

12.5

Agreement not to Assert Claims. Seller agrees not to assert any claim against any Indemnified Party, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Principal Agreements, the actual or proposed use of the proceeds of the Transactions, this Agreement or any of the transactions contemplated hereby or thereby. THE FOREGOING INDEMNITY AND AGREEMENT NOT TO ASSERT CLAIMS EXPRESSLY APPLIES, WITHOUT LIMITATION, TO THE NEGLIGENCE (BUT NOT GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OF THE INDEMNIFIED PARTIES.

12.6

Survival. Without prejudice to the survival of any other agreement of Seller hereunder, the covenants and obligations of Seller contained in this Article 12 shall survive the payment in full of the Repurchase Prices and all other amounts payable hereunder and delivery of the Purchased Assets by Buyer against full payment therefor.

ARTICLE 13

TERM AND TERMINATION

13.1

Term. Provided that no Event of Default or Potential Default has occurred and is continuing, and except as otherwise provided for herein, this Agreement shall commence on the Effective Date and continue until the Expiration Date. Following expiration or termination of this Agreement, all amounts due Buyer under the Principal Agreements shall be immediately due and payable without notice to Seller and without presentment, demand, protest, notice of protest or dishonor, or other notice of default, and without formally placing Seller in default, all of which are hereby expressly waived by Seller.

13.2	Termination.

(a)

Buyer may terminate this Agreement for cause at any time by providing notice to Seller. For the avoidance of doubt, cause shall be deemed to exist if (i) this Agreement or any Transaction is deemed by a court or by statute to not constitute a “repurchase agreement,” a “securities contract,” or a “master netting agreement,” as each such term is defined in the Bankruptcy Code, (ii) payments or security offered hereunder are deemed by a court or by statute not to constitute “settlement payments” or “margin payments” as each such term is defined in the Bankruptcy Code, (iii) this Agreement or any Transaction is deemed by a court or by statute not to constitute an agreement to provide financial accommodations as described in Bankruptcy Code Section 365(c)(1) or (iv) Buyer determines that there has been fraud, misrepresentation or any similar intentional conduct on behalf of Seller, its officers, directors, employees, agents and/or its representatives with respect to any of Seller’s obligations, responsibilities or actions undertaken in connection with this Agreement. Further, Buyer may, without cause and for any reason whatsoever, terminate this Agreement with respect to the Uncommitted Amount at any time by providing two (2) Business Days’ prior notice to Seller.

(b)

Upon termination of this Agreement for any reason, all outstanding amounts due to Buyer under the Principal Agreements shall be immediately due and payable without notice to Seller and without presentment, demand, protest, notice of protest or dishonor, or other notice of default, and without formally placing Seller in default, all of which are hereby expressly waived by Seller. Further, any termination of this Agreement shall not affect the outstanding obligations of Seller under this Agreement or any other Principal Agreement and all such outstanding obligations and the rights and remedies afforded Buyer in connection therewith, including, without limitation, those rights and remedies afforded Buyer under this Agreement, shall survive any termination of this Agreement. Buyer shall not be liable to Seller for any costs, loss or damages arising from or relating to a termination by Buyer in accordance with any subsection of this Section 13.2.

13.3

Extension of Term. Upon mutual agreement of Seller and Buyer, the term of this Agreement may be extended. Such extension may be made subject to the terms and conditions hereunder and to any other terms and conditions as Buyer may determine to be necessary or advisable. Under no circumstances shall such an extension by Buyer be interpreted or construed as a forfeiture by Buyer of any of its rights, entitlements or interest created hereunder. Seller acknowledges and understands that Buyer is under no obligation whatsoever to extend the term of this Agreement beyond the initial term.

ARTICLE 14

GENERAL

14.1

Integration; Servicing Provisions Integral and Non-Severable. This Agreement, together with the other Principal Agreements, and all other documents executed pursuant to the terms hereof and thereof, constitute the entire agreement between the parties with respect to the subject matter hereof and supersedes any and all prior or contemporaneous oral or written communications with respect to the subject matter hereof, all of which such communications are merged herein. All Transactions hereunder constitute a single business and contractual relationship and each Transaction has been entered into in consideration of the other Transactions. Accordingly, each of Buyer and the Seller agrees that payments, deliveries, and other transfers made by either of them in respect of any Transaction shall be deemed to have been made in consideration of payments, deliveries, and other transfers in respect of any other Transactions hereunder, and the obligations to make any such payments, deliveries, and other transfers may be applied against each other and netted. Without limiting the generality of the foregoing, the provisions of this Agreement related to the servicing and Servicing Rights of the Purchased Mortgage Loans are integral, interrelated, and are non-severable from the purchase and sale provisions of the Agreement. Buyer has relied upon such provisions as being integral and non-severable in determining whether to enter into this Agreement and in determining the Purchase Price methodology for such Mortgage Loans. The integration of these servicing provisions is necessary to enable Buyer to obtain the maximum value from the sale of the Purchased Mortgage Loans by having the ability to sell the Servicing Rights related to such Purchased Mortgage Loans free from any claims or encumbrances. Further, the fact that Seller or the Servicer may be entitled to a servicing fee for interim servicing of the Purchased Mortgage Loans or that Buyer may provide a separate notice of default to Seller or the Servicer regarding the servicing of the Purchased Mortgage Loans shall not affect or otherwise change the intent of Seller and Buyer regarding the integral and non- severable nature of the provisions in the Agreement related to servicing and Servicing Rights nor will such facts affect or otherwise change Buyer’s ownership of the Servicing Rights related to the Purchased Mortgage Loans.

14.2

Amendments. No modification, waiver, amendment, discharge or change of this Agreement shall be valid unless the same is in writing and signed by the party against whom the enforcement of such modification, waiver, amendment, discharge or change is sought.

14.3

No Waiver. No failure or delay on the part of Seller or Buyer in exercising any right, power or privilege hereunder and no course of dealing between Seller and Buyer shall operate as a waiver thereof nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

14.4

Remedies Cumulative. The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies that Seller or Buyer would otherwise have. No notice or demand on Seller in any case shall entitle Seller to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of Buyer to any other or further action in any circumstances without notice or demand.

14.5

Assignment. The Principal Agreements may not be assigned by Seller. The Principal Agreements, along with Buyer’s right, title and interest, including its security interest, in any or all of the Purchased Assets and other Purchased Items, may, at any time, be transferred or assigned, in whole or in part, by Buyer, with the prior written consent of Seller which consent shall not be reasonably withheld or delayed; provided that such consent shall not be required if Buyer assigns its rights and obligations (i) to an Affiliate or (ii) after the occurrence and during the continuance of a Potential Default or an Event of Default. Upon providing notice to Seller of such transfer or assignment, any transferee or assignee thereof may enforce the Principal Agreements and such security interest directly against Seller.

14.6	Successors and Assigns. The terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

14.7

Participations. Buyer may from time to time sell or otherwise grant participations in this Agreement, and the holder of any such participation, if the participation agreement so provides, (i) shall, with respect to its participation, be entitled to all of the rights of Buyer and (ii) may exercise any and all rights of set-off or banker’s lien with respect thereto, in each case as fully as though Seller were directly obligated to the holder of such participation in the amount of such participation; provided, however, that Seller shall not be required to send or deliver to any of the participants other than Buyer any of the materials or notices required to be sent or delivered by it under the terms of this Agreement, nor shall it have to act except in compliance with the instructions of Buyer; provided, further, that the Buyer’s obligations to Seller under this Agreement shall remain unchanged and Buyer shall remain solely responsible for the performance thereof.

14.8

Invalidity. In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had not been included.

14.9

Additional Instruments. Seller shall execute and deliver such further instruments and shall do and perform all matters and things necessary or expedient to be done or observed for the purpose of effectively creating, maintaining and preserving the security and benefits intended to be afforded by this Agreement.

14.10

Survival. All representations, warranties, covenants and agreements herein contained on the part of Seller shall survive any Transaction and shall be effective so long as this Agreement is in effect or there remains any obligation of Seller hereunder to be performed.

14.11	Notices.

(a)

All notices, demands, consents, requests and other communications required or permitted to be given or made hereunder in writing shall be mailed (first class, return receipt requested and postage prepaid) or delivered in person or by overnight delivery service or by facsimile, addressed to the respective parties hereto at their respective addresses set forth below or, as to any such party, at such other address as may be designated by it in a notice to the other:

If to Seller:	Caliber Home Loans, Inc.
3701 Regent Blvd.
Irving, TX 75063
Attention: Sheila Mayes
Email: sheila.mayes@caliberhomeloans.com
Telephone: 469-242-1105
Facsimile: 877-794-4423

With Copies to:

Caliber Home Loans, Inc.
3701 Regent Blvd
Irving, TX 75063
Attention: Glenn Minkoff
Telephone: 212-299-3585
Facsimile: 214-874-4199
Email: glenn.minkoff@caliberhomeloans.com

and

Caliber Home Loans, Inc.
3701 Regent Blvd
Irving, TX 75063
Attention: Craig Lackey – General Counsel
Telephone: 214-874-4106
Facsimile: 214-874-4199
Email: craig.lackey@caliberhomeloans.com

If to Buyer:	Bank of America, N.A.
4500 Park Granada
Mail Code: CA7-910-02-38
Calabasas, California 91302
Attention: Adam Gadsby, Director
Telephone: (818) 225-6541
Facsimile: (213) 457-8707
Email: Adam.Gadsby@baml.com

and

Bank of America, N.A.
225 West Hillcrest Drive
Mail Code: CA6-918-01-03
Thousand Oaks, California 91360
Attention: Rayanthi De Mel, Assistant Vice President
Telephone: (805) 917-0716
Facsimile: (805) 917-0741
Email: Rayanthi.De.Mel@baml.com

With copies to:

Bank of America, N.A.
One Bryant Park, 11th Floor
Mail Code: NY1-100-11-01
New York, New York 10036
Attention: Eileen Albus, Vice President, Mortgage Finance
Telephone: (646) 855-0946
Facsimile: (646) 855-5050
Email: Eileen.Albus@baml.com

Bank of America, N.A.
50 Rockefeller Plaza
Mail Code: NY1-050-12-03
New York, New York 10020
Attention: Mr. Michael McGovern Esq.
Telephone: 646-855-0183
Email: Michael.Mcgovern@bankofamerica.com

All written notices shall be conclusively deemed to have been properly given or made when duly delivered, if delivered in person or by overnight delivery service, or on the third (3rd) Business Day after being deposited in the mail, if mailed in accordance herewith, or upon transmission by the receiving party of a facsimile confirming receipt, if delivered by facsimile. Notwithstanding the foregoing, any notice of termination shall be deemed effective upon mailing, transmission, or delivery, as the case may be.

(b)

All notices, demands, consents, requests and other communications required or permitted to be given or made hereunder which are not required to be in writing may also be provided electronically either (i) as an electronic mail sent and addressed to the respective parties hereto at their respective electronic mail addresses set forth below, or as to any such party, at such other electronic mail address as may be designated by it in a notice to the other or (ii) with respect to Buyer, via a posting of such notice on Buyer’s customer website(s).

If to Seller:	The email address(es) specified in the Transactions Terms Letter, if any.

If to Buyer:	Adam.Gadsby@baml.com , Rayanthi.De.Mel@baml.com, Eileen.Albus@baml.com and Michael.Mcgovern@bankofamerica.com.

14.12

Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the laws of the State of New York, without regard to principles of conflicts of laws (other than Section 5-1401 of the New York General Obligations Law).

14.13

Submission to Jurisdiction; Service of Process; Waivers. All legal actions between or among the parties regarding this Agreement, including, without limitation, legal actions to enforce this Agreement or because of a dispute, breach or default of this Agreement, shall be brought in the federal or state courts located in New York County, New York, which courts shall have sole and exclusive in personam, subject matter and other jurisdiction in connection with such legal actions. The parties hereto irrevocably consent and agree that venue in such courts shall be convenient and appropriate for all purposes and, to the extent permitted by law, waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same. The parties hereto further irrevocably consent and agree that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to its address set forth in Section 14.11(a), and that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.

14.14

Waiver of Jury Trial. Each of Seller and Buyer hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement, any other Principal Agreement or the transactions contemplated hereby or thereby.

14.15

Counterparts. This Agreement may be executed in any number of counterparts by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement.

14.16	Headings. The headings in this Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning or interpretation of any provisions hereof.

14.17

Joint and Several Liability of Each Seller. To the extent there is more than one Person which is named as a Seller under this Agreement, each such Person shall be jointly and severally liable for the rights, covenants, obligations and warranties and representations of “Seller” as contained herein and the actions of any Person (including another Seller) or third party shall in no way affect such joint and several liability. Each such Seller acknowledges and agrees that (a) a Potential Default or an Event of Default is hereby considered a Potential Default or an Event of Default by each Seller, and (b) the Buyer shall have no obligation to proceed against one Seller before proceeding against the other Seller. Each such Seller hereby waives any defense to its obligations under this Agreement or any other Principal Agreement based upon or arising out of the disability or other defense or cessation of liability of one Seller versus the other. A Seller’s subrogation claim arising from payments to Buyer shall constitute a capital investment in another Seller (1) subordinated to any claims of Buyer, and (2) equal to a ratable share of the equity interests in such Seller.

14.18

Confidential Information. To effectuate this Agreement, Buyer and Seller may disclose to each other certain confidential information relating to the parties’ operations, computer systems, technical data, business methods, and other information designated by the disclosing party or its agent to be confidential, or that should be considered confidential in nature by a reasonable person given the nature of the information and the circumstances of its disclosure (collectively the “Confidential Information”). Confidential Information can consist of information that is either oral or written or both, and may include, without limitation, any of the following: (i) any reports, information or material concerning or pertaining to businesses, methods, plans, finances, accounting statements, and/or projects of either party or their affiliated or related entities; (ii) any of the foregoing related to the parties or their related or affiliated entities and/or their present or future activities and/or (iii) any term or condition of any agreement (including this Agreement) between either party and any individual or entity relating to any of their business operations. With respect to Confidential Information, the parties hereby agree, except as otherwise expressly permitted in this Agreement:

(a)	not to use the Confidential Information except in furtherance of this Agreement;

(b)

to use reasonable efforts to safeguard the Confidential Information against disclosure to any unauthorized third party with the same degree of care as they exercise with their own information of similar nature; and

(c)

not to disclose Confidential Information to anyone other than employees, agents or contractors with a need to have access to the Confidential Information and who are bound to the parties by like obligations of confidentiality, except that the parties shall not be prevented from using or disclosing any of the Confidential Information which: (i) is already known to the receiving party at the time it is obtained from the disclosing party; (ii) is now, or becomes in the future, public knowledge other than through wrongful acts or omissions of the party receiving the Confidential Information; (iii) is lawfully obtained by the party from sources independent of the party disclosing the Confidential Information and without confidentiality and/or non-use restrictions; or (iv) is independently developed by the receiving party without any use of the Confidential Information of the disclosing party. Notwithstanding anything contained herein to the contrary, Buyer may share any Confidential Information of Seller with an Affiliate of Buyer for any valid business purpose, such as, but not limited to, to assist an Affiliate in evaluating a current or potential business relationship with Seller.

In addition, the Principal Agreements and their respective terms, provisions, supplements and amendments, and transactions and notices thereunder (other than the tax treatment and tax structure of the transactions), are proprietary to Buyer and shall be held by Seller in strict confidence and shall not be disclosed to any third party without the consent of Buyer except for (i) disclosure to Seller’s Affiliates, directors, attorneys, agents or accountants, provided that such attorneys or accountants likewise agree to be bound by this covenant of confidentiality, or are otherwise subject to confidentiality restrictions; (ii) disclosure required by law, rule, regulation or order of a court or other regulatory body; (iii) disclosure to any approved hedge counterparty to the extent necessary to obtain any hedging hereunder, provided, that the related hedge counterparty enter into a non-disclosure agreement with Seller such that it will not disclose such information with any other party; (iv) any disclosures or filing required under Securities and Exchange Commission (“SEC”) or state securities’ laws; or (v) the tax treatment and tax structure of the transactions, which shall not be deemed confidential; provided that in the case of (ii), (iii) and (iv), if permitted by applicable law, Seller shall take reasonable actions to provide Buyer with prior written notice; provided further that in the case of (iv), Seller shall not file any of the Principal Agreements other than the Agreement with the SEC or state securities office unless Seller has (x) provided at least thirty (30) days (or such lesser time as may be demanded by the SEC or state securities office) prior written notice of such filing to Buyer, and (y) redacted all pricing information and other commercial terms.

If any party or any of its successors, Subsidiaries, officers, directors, employees, agents and/or representatives, including, without limitation, its insurers, sureties and/or attorneys, breaches its respective duty of confidentiality under this Agreement, the nonbreaching party(ies) shall be entitled to all remedies available at law and/or in equity, including, without limitation, injunctive relief

14.19	Intent. Seller and Buyer recognize and intend that:

(a)

this Agreement and each Transaction hereunder constitutes a “repurchase agreement” as that term is defined in Section 101(47)(A)(i) of the Bankruptcy Code, a “securities contract” as that term is defined in Section 741(7)(A)(i) of the Bankruptcy Code and a “master netting agreement” as that term is defined in Section 101(38A)(A) of the Bankruptcy Code and that the pledge of the Related Credit Enhancement in Section 6.1 hereof constitutes “a security agreement or other arrangement or other credit enhancement” that is “related to” the Agreement and Transactions hereunder within the meaning of Sections 101(38A)(A), 101(47)(A)(v) and 741(7)(A)(xi) of the Bankruptcy Code. Seller and Buyer further recognize and intend that this Agreement is an agreement to provide financial accommodations and is not subject to assumption pursuant to Bankruptcy Code Section 365(a);

(b)

Buyer’s right to liquidate the Purchased Mortgage Loans delivered to it in connection with the Transactions hereunder or to accelerate or terminate this Agreement or otherwise exercise any other remedies herein is a contractual right to liquidate, accelerate or terminate such Transaction as described in Bankruptcy Code Sections 555, 559 and 561 ;any payments or transfers of property made with respect to this Agreement or any Transaction to: (i) satisfy a Margin Deficit, (ii) comply with a Margin Call, or (iii) satisfy the provision of Guarantees and/or additional security agreements to provide enhancements to satisfy a deficiency in the Over/Under Account, shall in each case be considered a “margin payment” as such term is defined in Bankruptcy Code Section 741(5); and

(c)

any payments or transfers of property by Seller (i) on account of a Haircut, (ii) in partial or full satisfaction of a repurchase obligation, or (iii) fees and costs under this Agreement or under any Transaction shall in each case constitute “settlement payments” as such term is defined in Bankruptcy Code Section 741(8).

14.20

Right to Liquidate. It is understood that either party’s right to liquidate Purchased Assets delivered to it in connection with Transactions hereunder or to terminate or accelerate obligations under this Agreement or any individual Transaction, are contractual rights for same as described in Sections 555 and 559 of the Bankruptcy Code.

14.21

Insured Depository Institution. If a party hereto is an “insured depository institution” as such term is defined in the Federal Deposit Insurance Act (as amended, the “FDIA”), then each Transaction hereunder is a “qualified financial contract” as that term is defined in the FDIA and any rules, orders or policy statements thereunder except insofar as the type of assets subject to such Transaction would render such definition inapplicable.

14.22

Netting Contract. This Agreement constitutes a “netting contract” as defined in and subject to Title IV of the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) and each payment entitlement and payment obligation under any Transaction hereunder shall constitute a “covered contractual payment entitlement” or “covered contractual payment obligation”, respectively, as defined in and subject to the FDICIA except insofar as one or more of the parties hereto is not a “financial institution” as that term is defined in the FDICIA.

14.23

Tax Treatment. Each party to this Agreement acknowledges that it is its intent, solely for purposes of United States federal, state and local income and franchise taxes, and not for bankruptcy or any other purpose, to treat each Transaction as indebtedness of Seller that is secured by the Purchased Assets and that the Purchased Assets are owned by Seller in the absence of an Event of Default by Seller. All parties to this Agreement agree to such treatment and agree to take no action inconsistent with this treatment, unless required by law.

14.24

Examination and Oversight by Regulators. Seller agrees that the transactions with Buyer under this Agreement may be subject to regulatory examination and oversight, including, without limitation, examination and oversight by the Office of the Comptroller of the Currency (“OCC”). Seller shall comply with all regulatory requirements of Buyer and Seller shall grant regulatory agencies, including, but not limited to, the OCC, the right to audit the books and records of Seller in order to monitor or verify Seller’s performance under and compliance with the terms of this Agreement.

(Signature page to follow)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BUYER:	BANK OF AMERICA, N.A.

	By:	/s/ Adam Robitshek

	Name:	ADAM ROBITSHEK

	Title:	VICE PRESIDENT

SELLER:	CALIBER HOME LOANS, INC.

By:

Name:

Title:

Signature Page to the Master Repurchase Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BUYER:	BANK OF AMERICA, N.A.

By:

Name:

Title:

SELLER:	CALIBER HOME LOANS,INC.

	By:	/s/ Steve Smith

	Name:	Steve Smith

	Title:	Executive Vice President

Signature Page to the Master Repurchase Agreement

EXHIBIT A

GLOSSARY OF DEFINED TERMS

Acceptable Title Insurance Company: A nationally recognized title insurance company that has not been disapproved by Buyer in a writing provided to Seller.

Accepted Servicing Practices: With respect to any Purchased Mortgage Loan, those mortgage servicing practices of prudent mortgage lending institutions which service mortgage loans of the same type as such Purchased Mortgage Loan in the jurisdiction where the related Mortgaged Property is located.

Acknowledgement of Confidentiality of Password Agreement: That certain Acknowledgement of Confidentiality of Password Agreement attached hereto as Exhibit I.

Additional Purchased Assets: Those additional Eligible Assets or cash provided by Seller to Buyer pursuant to Section 6.3 of this Agreement.

Affiliate: With respect to any specified entity, any other entity controlling or controlled by or under common control with such specified entity. For the purposes of this definition, “control” when used with respect to a specified entity means the power to direct the management and policies of such entity, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” having meanings correlative to the foregoing.

Agency: Fannie Mae, Freddie Mac or Ginnie Mae, as applicable.

Agency Audit: Any Agency, HUD, FHA and VA audits, examinations, evaluations, monitoring reviews and reports of its origination and servicing operations (including those prepared on a contract basis for any such Agency).

Agency Documents: The documents set forth on Exhibit M.

Agency Eligible Mortgage Loan: A Mortgage Loan that is originated in Strict Compliance with the Agency Guides and the eligibility requirements specified for the applicable Agency Program, and is eligible for sale to or securitization by such Agency.

Agency Guides: The Ginnie Mae Guide, the Fannie Mae Guide, the Freddie Mac Guide, the FHA Regulations and/or the VA Regulations, as the context may require, in each case as such guidelines have been or may be amended, supplemented or otherwise modified from time to time (i) by Ginnie Mae, Fannie Mae, Freddie Mac, the FHA or the VA, as applicable, in the ordinary course of business and, with respect to material amendments, supplements or other modifications, as to which Buyer shall not have reasonably objected within ten (10) days of receiving notice of such or (ii) by Ginnie Mae, Fannie Mae, Freddie Mac, the FHA or the VA, as applicable, at the request of Seller and as to which (x) Seller has given notice to Buyer of any such material amendment, supplement or other modification and (y) Buyer shall not have reasonably objected.

Agency Program: The Ginnie Mae Program, the Fannie Mae Program and/or the Freddie Mac Program, as the context may require.

Aggregate Outstanding Purchase Price: The aggregate outstanding Purchase Price of all Transactions or specified Purchased Assets, as the case may be, as of any date of determination.

Exh. A-1

Aggregate Transaction Limit: The maximum aggregate principal amount of Transactions (measured by the related outstanding Purchase Price) that may be outstanding at any one time, as set forth in the Transactions Terms Letter.

Applicable Pricing Rate: With respect to any date of determination, the greater of (i) One-Month LIBOR, and (ii) the LIBOR Floor. It is understood that the Applicable Pricing Rate shall be adjusted on a daily basis.

Application: The application or “Buyer Application Profile,” including all supporting documentation, submitted by Seller to Buyer with respect to this Agreement.

Approvals: With respect to Seller or Servicer, the approvals obtained by the applicable Agency in designation of Seller as a Ginnie Mae-approved issuer, a Ginnie Mae-approved servicer, a FHA-approved mortgagee, a VA-approved lender, a Fannie Mae-approved lender or a Freddie Mac-approved Seller/Servicer, as applicable, in good standing.

Approved Investor: Any Agency, any private institution or Governmental Authority as approved by Buyer in its sole discretion, purchasing such Purchased Mortgage Loans or Mortgage-Backed Securities on a forward basis from a Seller pursuant to a Purchase Commitment.

Approved Payee: As defined in the Transactions Terms Letter and as described in Section 3.7 of this Agreement.

Asset: A Mortgage Loan, or in the case of a Pooled Mortgage Loan, the resulting Mortgage-Backed Security pursuant to Section 3.8, as the context may require.

Asset Data Record: A document containing the information set forth on Buyer’s website(s), which may be amended, supplemented and modified from time to time as further set forth in the Handbook or such other information as Buyer may reasonably request from time to time, completed by Seller and submitted to Buyer with respect to each Purchased Asset.

Asset Value: With respect to each Purchased Asset and any date of determination, an amount equal to the following, as applicable, as the same may be reduced in accordance with Section 4.3, and, in the case of each Purchased Mortgage Loan, as shall include the related Servicing Rights:

(a)     if the Purchased Asset has Standard Status, the product of the related Type Purchase Price Percentage and the least of: (i) the Market Value of such Purchased Asset; (ii) the unpaid principal balance of such Purchased Asset; (iii) the purchase price paid by Seller for such Purchased Asset if it is a Mortgage Loan; and (iv) the Takeout Price committed by the related Approved Investor, if applicable;

(b)     if the Purchased Asset is a Noncompliant Asset, the product of the related Type Purchase Price Percentage for a Noncompliant Asset and the least of: (i) the Market Value of such Purchased Asset; (ii) the unpaid principal balance of such Purchased Asset; (iii) the purchase price paid by Seller for such Purchased Asset if it is a Mortgage Loan; and (iv) the Takeout Price committed by the related Approved Investor, if applicable; or

(c)     if the Purchased Asset is a Defective Asset, zero.

Assignment: A duly executed assignment to Buyer in recordable form of a Purchased Mortgage Loan, of the indebtedness secured thereby and of all documents and rights related to such Purchased Mortgage Loan.

Exh. A-2

Assignment of Closing Protection Letter: An assignment assigning and subrogating Buyer to all of Seller’s rights in a Closing Protection Letter, substantially in the form of Exhibit F hereto.

Assignment of Fidelity Bond and Errors and Omission Policy: An assignment assigning and subrogating Buyer to all of Seller’s rights in a Fidelity Bond and Errors and Omissions Policy, substantially in the form of Exhibit G hereto.

Bailee Agreement: A bailee agreement or bailee letter that is in a form acceptable to Buyer.

Bankruptcy Code: Title 11 of the United States Code, now or hereafter in effect, as amended, or any successor thereto.

Bond Loan – 1st Lien: Unless defined otherwise in the Transactions Terms Letter, a first lien mortgage loan (i) that was originated and underwritten in accordance with a qualifying local or state governmental homeownership program and (ii) with respect to which Seller has obtained a Purchase Commitment on or prior to the related Purchase Date.

Business Day: Any day, excluding Saturday, Sunday and any day that is a legal holiday under the laws of the State of New York, the State of California and the State of Texas or as may otherwise be published on Buyer’s website(s).

Buyer: Bank of America, N.A., its successors in interest and assigns and, with respect to Section 12.3, its participants.

Calculation Period: With respect to: (a) the initial Payment Date on which an Unused Facility Fee is due, the period beginning on the Effective Date and ending on the last day of the calendar quarter in which such Effective Date occurs, (b) for each subsequent Payment Date on which an Unused Facility Fee is due, the prior calendar quarter and (c) with respect to the date this Agreement is terminated pursuant to the terms herein, the period beginning on the first day of the calendar quarter in which such termination is to occur and ending on the Expiration Date.

Cash Equivalents: Any (i) securities with maturities of [***] or less from the date of acquisition issued or fully guaranteed or insured by the United States Government or any agency thereof, (ii) certificates of deposit and eurodollar time deposits with maturities of [***] or less from the date of acquisition and overnight bank deposits of any commercial bank having capital and surplus in excess of $[***], (iii) repurchase obligations of any commercial bank satisfying the requirements of clause (b)(ii) of this definition, having a term of not more than [***] with respect to securities issued or fully guaranteed or insured by the United States Government, (iv) commercial paper of a domestic issuer rated at least A-1 or the equivalent thereof by S&P or P-1 or the equivalent thereof by Moody’s and in either case maturing within [***] after the day of acquisition, (v) securities with maturities of [***] or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A2 by Moody’s, (vi) securities with maturities of [***] or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the requirements of clause (ii) of this definition or, (vii) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (i) through (vi) of this definition.

Change of Control: Change of Control shall mean any of the following with respect to any Person:

Exh. A-3

(a)     if such Person is a corporation, any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than a trustee or other fiduciary holding securities of Seller under an employee benefit plan of such Person, becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of such Person representing 50% or more of (A) the outstanding shares of common stock of such Person or (B) the combined voting power of such Person’s then-outstanding securities;

(b)     if such Person is a legal entity other than a corporation, the majority voting control of such Person, or its equivalent, under such Person’s governing documents is transferred to any Person;

(c)     such Person is party to a merger or consolidation, or series of related transactions, which results in the voting securities or majority voting control interest of such Person outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities or a majority voting controlling interest of the surviving or another entity) at least fifty (50%) percent of the combined voting power of the voting securities or majority voting control interest of such Person or such surviving or other entity outstanding immediately after such merger or consolidation;

(d)     the sale or disposition of all or substantially all of such Person’s assets (or consummation of any transaction, or series of related transactions, having similar effect);

(e)     there occurs a change in the composition of the Board of Directors or governing body of such Person within a six (6) month period, as a result of which fewer than a majority of the directors or governing body members are incumbent; provided, however, that this provision (e) shall not apply in the event that the composition of the Board of Directors or governing body changes as a result of such Person availing itself of the public or private debt or equity markets;

(f)     the dissolution or liquidation of such Person; or

(g)     any transaction or series of related transactions that has the substantial effect of any one or more of the foregoing.

Closing Agent: The Person designated by Seller and approved by Buyer in accordance with Section 3.7, to receive Purchase Prices from Buyer, for the account of Seller, for the purpose of (i) funding a Purchased Mortgage Loan or (ii) in the case of a new origination Wet Mortgage Loan or Dry Mortgage Loan as to which the origination funds are being remitted to the closing table, originating such Mortgage Loan in accordance with local law and practice in the jurisdiction where such Mortgage Loan is being originated.

Closing Protection Letter: A document issued by a title insurance company to Seller and/or Buyer and relied upon by Buyer to provide closing protection for one or more mortgage loan closings and to insure Seller and/or Buyer, without limitation, against embezzlement by the Closing Agent and loss or damage resulting from the failure of the Closing Agent to comply with all applicable closing instructions.

COBRA: As defined in Section 8.1(l) of this Agreement.

Code: The Internal Revenue Code of 1986, as amended from time to time.

Committed Amount: The portion of the Aggregate Transaction Limit that is committed, as set forth in the Transactions Terms Letter.

Contingent Obligations: Any obligation of Seller arising from an existing condition or situation that involves uncertainty as to outcome and that will be resolved by the occurrence or nonoccurrence of some future event, including, without limitation, any obligation guaranteeing or intended to guarantee any Debt,

Exh. A-4

leases, dividends or other obligations of any other Person in any manner, whether directly or indirectly; provided; however, that endorsements of instruments for deposit or collection in the ordinary course of business shall not be included. With respect to guarantees, the amount of the Contingent Obligation shall be equal to the stated or determinable amount of the primary obligation in respect of the guarantee or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof, as determined by Buyer.

Conventional Conforming Mortgage Loan: Unless defined otherwise in the Transactions Terms Letter, a first lien mortgage loan that fully conforms to all underwriting standards, loan amount limitations and other requirements of that standard Agency mortgage loan purchase program accepting only the highest quality mortgage loans underwritten without dependence on expanded criteria provisions, or that is approved by Desktop Underwriter or Loan Prospector.

Correspondent Mortgage Loan: A Mortgage Loan originated by a third party originator and acquired by Seller in accordance with Seller’s correspondent Mortgage Loan program.

Current Assets: Those assets set forth in the consolidated balance sheet of Seller, prepared in accordance with GAAP, as current assets, defined as those assets that are now cash or will by their terms or disposition be converted to cash within one (1) year of the date of the determination.

Current Liabilities: Those liabilities set forth in the consolidated balance sheet of Seller, prepared in accordance with GAAP, as current liabilities, defined as those liabilities due upon demand or within one (1) year of the date of determination.

Custodial Agreement: The Custodial Agreement executed among Buyer, Seller and Custodian with respect to this Agreement, as the same shall be modified and supplemented and in effect from time to time.

Custodian: Deutsche Bank National Trust Company or such other custodian selected by Buyer.

Debt: The debt of Seller consisting of, without duplication: (a) indebtedness for borrowed money, including principal, interest, fees and other charges; (b) obligations evidenced by bonds, debentures, notes or other similar instruments; (c) obligations to pay the deferred purchase price of property or services; (d) obligations as lessee under leases that shall have been or should be in accordance with GAAP, recorded as capital leases; (e) obligations secured by any lien upon property or assets owned by Seller, even though Seller has not assumed or become liable for payment of such obligations; (f) obligations in connection with any letter of credit issued for the account of Seller; (g) obligations under direct or indirect guarantees in respect of and obligations, contingent or otherwise, to purchase or otherwise acquire, or otherwise assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to above; and (h) all Contingent Obligations.

Default Rate: The lesser of (i) the Applicable Pricing Rate plus [***], or (ii) the maximum nonusurious interest rate, if any, that at any time, or from time to time, may be contracted for, taken, reserved, charged or received under the laws of the United States and the State of New York, per annum.

Defective Asset: A Purchased Asset:

(a)     that is not or at any time ceases to be an Eligible Asset;

(b)     that has not been repurchased within the Maximum Dwell Time for a Noncompliant Asset or is ineligible to be a Noncompliant Asset because the Aggregate Outstanding Purchase Price of other Purchased Assets that are deemed to be Noncompliant Assets is equal to or exceeds

Exh. A-5

the permitted Type Sublimit for Noncompliant Assets (to the extent any such Type Sublimit is set forth in the Transactions Terms Letter);

(c)     that is a Mortgage Loan and is the subject of fraud by any Person involved in the origination of such Mortgage Loan;

(d)     that is a Mortgage Loan and the related Mortgaged Property is the subject of material damage or waste and such damage or waste shall not have been remedied within three (3) Business Days after receipt of notice from Buyer to do so;

(e)     for which any breach of a warranty or representation set forth in Section 8.2 occurs;

(f)     that is a Mortgage Loan where the related Mortgagor fails to make the first payment due under the Mortgage Note on or before the applicable due date, including any applicable grace period;

(g)     that was rejected by the Approved Investor set forth in the related Purchase Commitment; or

(h)     that is a Purchased Mortgage Loan and it is determined to be ineligible for sale as a Purchased Mortgage Loan of the Type originally stipulated.

Depository: The Federal Reserve Bank of New York, or as otherwise defined in the glossary of the Ginnie Mae Guide, the Fannie Mae Guide or the Freddie Mac Guide, as applicable.

Dry Mortgage Loan: A Mortgage Loan for which Buyer or its Custodian has possession of the related Mortgage Loan Documents, in a form and condition acceptable to Buyer, prior to the payment of the Purchase Price.

Effective Date: That effective date set forth in the Transactions Terms Letter.

Electronic Tracking Agreement: An Electronic Tracking Agreement in a form acceptable to Buyer.

Eligible Asset: With respect to any Transaction (i) from and after the related Purchase Date, an Eligible Mortgage Loan, and (ii) from and after the related Pooling Date, an Eligible Mortgage Loan that is a Pooled Mortgage Loan, as the context may require.

Eligible Bank: Either (i) Buyer, or (ii) a bank selected by Seller and approved by Buyer in writing and authorized to conduct trust and other banking business in any state in which Seller conducts operations.

Eligible Mortgage Loan: A Mortgage Loan that meets the eligibility criteria set forth in the Transactions Terms Letter.

ERISA: The Employee Retirement Income Security Act of 1974, as amended from time to time and any successor statute.

ERISA Affiliate: Any person (as defined in section 3(9) of ERISA) that together with Seller or any of its Subsidiaries would be a member of the same “controlled group” within the meaning of Section 414(b), (m), (c) and (o) of the Internal Review Code of 1986, as amended.

Event of Default: Any of the conditions or events set forth in Section 11.1.

Exh. A-6

Executive Management: Seller’s (i) chairman of the board of directors, (ii) chief executive officer, (iii) president, (iv) chief financial officer and (v) chief operations officer.

Existing Debt: All Debt (other than Debt evidenced by this Agreement) of Seller existing on the date hereof and having obligations that are outstanding or will be payable in the aggregate during the next twelve (12) month period in excess of [***] as set forth on Schedule 3 hereto.

Expiration Date: The earliest of (i) the Expiration Date set forth in the Transactions Terms Letter, (ii) at Buyer’s option, upon the occurrence of an Event of Default and (iii) the date on which this Agreement shall terminate in accordance with the provisions hereof or by operation of law.

Facility Fee: The non-refundable, annual commitment fee set forth in the Transactions Terms Letter.

Fannie Mae: The Federal National Mortgage Association and any successor thereto.

Fannie Mae Guide: The Fannie Mae MBS Selling and Servicing Guide, as such Guide may hereafter from time to time be amended.

Fannie Mae Program: The Fannie Mae Guaranteed Mortgage-Backed Securities Programs, as described in the Fannie Mae Guide.

FHA: The Federal Housing Administration of the United States Department of Housing and Urban Development and any successor thereto.

FHA 203(k) Loan: The initial draw made on a Government Mortgage Loan that is eligible for FHA’s 203(k) loan program.

FHA Mortgage Insurance: Mortgage insurance authorized under Sections 203(b), 213, 221(d)(2), 222, and 235 of the Federal Housing Administration Act and provided by the FHA.

FHA Mortgage Insurance Contract: A contractual obligation of the FHA respecting the insurance of a Mortgage Loan.

FHA Regulations: The regulations promulgated by HUD under the FHA Act, codified in 24 Code of Federal Regulations, and other HUD issuances relating to Government Mortgage Loans, including the related handbooks, circulars, notices and mortgagee letters.

FICO Score: The credit score of the Mortgagor provided by Fair, Isaac & Company, Inc. or such other organization providing credit scores on the origination date of a Mortgage Loan; provided, that if (a) two separate credit scores are obtained on such origination date, the FICO Score shall be the lower credit score; and (b) three separate credit scores are obtained on such origination date, the FICO Score shall be the middle credit score.

Foreign Buyer: As defined in Section 12.3(c) of this Agreement.

Freddie Mac: The Federal Home Loan Mortgage Corporation and any successor thereto.

Freddie Mac Guide: The Freddie Mac Sellers’ and Servicers’ Guide, as such Guide may hereafter from time to time be amended.

Freddie Mac Program: The Freddie Mac Home Mortgage Guarantor Program or the Freddie Mac FHA/VA Home Mortgage Guarantor Program, as described in the Freddie Mac Guide.

Exh. A-7

GAAP: Generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession and that are applicable to the circumstances as of the date of determination.

Ginnie Mae: Government National Mortgage Association or any successor thereto.

Ginnie Mae Guide: The Ginnie Mae Mortgage-Backed Securities Guide I or II, as such Guide may hereafter from time to time be amended.

Ginnie Mae Program: The Ginnie Mae Mortgage-Backed Securities Programs, as described in the Ginnie Mae Guide.

Government Mortgage Loan: Unless defined otherwise in the Transactions Terms Letter, a first lien mortgage loan that is (a) eligible for FHA Mortgage Insurance and is so insured or is subject to a current binding and enforceable commitment for such insurance pursuant to the provisions of the National Housing Act, as amended, and is originated in Strict Compliance with the Ginnie Mae Guide and is eligible for inclusion in a Ginnie Mae mortgage-backed security pool; (b) eligible to be guaranteed by the VA and is so guaranteed or is subject to a current binding and enforceable commitment for such guarantee pursuant to the provisions of the Servicemen’s Readjustment Act, as amended, and is otherwise eligible for inclusion in a Ginnie Mae mortgage-backed security pool or (c) eligible to be guaranteed by the USDA and is so guaranteed and is otherwise eligible for inclusion in a Ginnie Mae mortgage-backed security pool.

Governmental Authority: With respect to any Person, any nation or government, any state or other political subdivision, agency or instrumentality thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any court or arbitrator having jurisdiction over such Person, any of its Subsidiaries or any of its properties.

Haircut: With respect to any Transaction with respect to which the Purchase Price is being paid to one or more Approved Payees on behalf of Seller, if the Purchase Price is less than the amount that such Approved Payees are entitled to receive in respect of the related Mortgage Loans, the positive result (if any) equal to such amount minus such Purchase Price, which shall be considered a “settlement payment” as defined in Bankruptcy Code
Section 741(8).

Handbook: The guide prepared by Buyer containing additional policies and procedures, as same may be amended from time to time.

HARP Mortgage Loan: Unless otherwise defined in the Transactions Terms Letter, a Mortgage Loan that fully conforms to the Home Affordable Refinance Program (as such program is amended, supplemented or otherwise modified, from time to time), and is referred to by Fannie Mae as a “Refi Plus mortgage loan” or “DU Refi Plus mortgage loan”, and by Freddie Mac as a “Relief Refinance Mortgage”.

HomePath Mortgage Loan: Unless otherwise defined in the Transactions Terms Letter, a Mortgage Loan that fully conforms to Fannie Mae’s HomePath mortgage loan program (as such program is amended, supplemented or otherwise modified, from time to time), and is referred to as a “HomePath Mortgage” by Fannie Mae; provided, that such HomePath mortgage loan is not a “HomePath Renovation Mortgage” pursuant to the terms of such HomePath mortgage loan program.

HomeStyle Renovation Mortgage Loan: Unless otherwise defined in the Transactions Terms Letter, a Mortgage Loan that fully conforms to Fannie Mae’s HomeStyle Renovation mortgage loan program (as

Exh. A-8

such program is amended, supplemented or otherwise modified, from time to time), and is referred to as a “HomeStyle Renovation Mortgage” by Fannie Mae.

HUD: The United States Department of Housing and Urban Development or any successor thereto.

Hudson: Hudson Americas LLC or any successor thereto.

Income: With respect to any Purchased Asset at any time, any principal and/or interest thereon and all dividends, Proceeds and other collections and distributions thereon.

Indemnified Party or Indemnified Parties: As defined in Section 12.1 of this Agreement.

Insolvency Event: The occurrence of any of the following events:

(a)     such Person shall become insolvent or generally fail to pay, or admit in writing its inability to pay, its debts as they become due, or shall voluntarily commence any proceeding or file any petition under any bankruptcy, insolvency or similar law or seeking dissolution, liquidation or reorganization or the appointment of a receiver, trustee, custodian, conservator or liquidator for itself or a substantial portion of its property, assets or business or to effect a plan or other arrangement with its creditors, or shall file any answer admitting the jurisdiction of the court and the material allegations of an involuntary petition filed against it in any bankruptcy, insolvency or similar proceeding, or shall be adjudicated bankrupt, or shall make a general assignment for the benefit of creditors, or such Person, or a substantial part of its property, assets or business, shall be subject to, consent to or acquiesce in the appointment of a receiver, trustee, custodian, conservator or liquidator for itself or a substantial property, assets or business;

(b)     corporate action shall be taken by such Person for the purpose of effectuating any of the foregoing;

(c)     an order for relief shall be entered in a case under the Bankruptcy Code in which such Person is a debtor; or

(d)     involuntary proceedings or an involuntary petition shall be commenced or filed against such Person under any bankruptcy, insolvency or similar law or seeking the dissolution, liquidation or reorganization of such Person or the appointment of a receiver, trustee, custodian, conservator or liquidator for such Person or of a substantial part of the property, assets or business of such Person, or any writ, order, judgment, warrant of attachment, execution or similar process shall be issued or levied against a substantial part of the property, assists or business of such Person, and such proceeding or petition shall not be dismissed, or such execution or similar process shall not be released, vacated or fully bonded, within sixty (60) days after commencement, filing or levy, as the case may be.

Insurer: A private mortgage insurer, which is acceptable to Buyer.

Intercreditor Agreement: An agreement substantially in the form acceptable to Buyer.

Irrevocable Closing Instructions: Closing instructions, including wire instructions, in the form of Exhibit B issued in connection with funds disbursed for the funding of new origination Wet Mortgage Loans or Dry Mortgage Loans as to which the origination funds are being remitted to the closing table.

Jumbo Mortgage Loan: Unless defined otherwise in the Transactions Terms Letter, a first lien mortgage loan (i) with respect to which Seller has obtained a Purchase Commitment on or prior to the related Purchase Date and (ii) meets the transaction requirements set forth on Schedule 1 to the Transactions Terms Letter.

Exh. A-9

LIBOR Floor: As defined in the Transactions Terms Letter.

Liquidity: As of any date of determination, the sum of (a) Seller’s unrestricted and unencumbered cash and Cash Equivalents and (b) with respect to Seller, the balance in the Over/Under Account exclusive of funds held due to a Margin Deficit or Margin Call. By way of example but not limitation, cash in escrow and/or impound accounts shall not be included in this calculation.

Manufactured Home: A prefabricated or manufactured home on which a lien secures a Mortgage Loan and which is considered and treated as “real estate” under applicable law.

Margin Call: A margin call, as defined and described in Section 6.3 of this Agreement.

Margin Deficit: A margin deficit, as defined and described in Section 6.3 of this Agreement.

Market Value: With respect to an Asset, the lesser of (i) the outstanding principal balance of the Asset, (ii) the committed purchase price of the Asset, as evidenced by the related Purchase Commitment, and (iii) the fair market value of the Asset as determined by Buyer in its sole discretion without regard to any market value assigned to such Asset by Seller. Buyer’s determination of Market Value shall be conclusive upon the parties, absent manifest error on the part of Buyer. At no time and in no event will the Market Value of a Purchased Asset be greater than the Market Value of such Purchased Asset on the Purchase Date. Any Mortgage Loan that is not an Eligible Asset shall have a Market Value of zero.

Master Netting Agreement: The master netting agreement dated as of the date hereof among Buyer, Seller and certain Affiliates and Subsidiaries of Buyer and/or Seller, in form and substance acceptable to Buyer.

Material Adverse Effect: Any of the following: (i) a material adverse change in, or a material adverse effect upon, the operations, business, properties, condition (financial or otherwise) or prospects of Seller, Servicer or any Affiliate that is a party to any Principal Agreement taken as a whole; (ii) a material impairment of the ability of Seller, Servicer or any Affiliate that is a party to any Principal Agreement to perform under any Principal Agreement and to avoid any Event of Default; (iii) a material adverse effect upon the legality, validity, binding effect or enforceability of any Principal Agreement against Seller, Servicer or any Affiliate that is a party to any Principal Agreement; (iv) a material adverse effect on the rights and remedies of Buyer under any of the Principal Agreements; (v) a material adverse effect on the marketability, collectability, value or enforceability of a material portion of the Purchased Assets or (vi) a material adverse effect on the Approvals of Seller, in each case as determined by Buyer in its sole good faith discretion.

Maximum Dwell Time: (i) For any Purchased Asset with Standard Status, the maximum number of days such Purchased Asset can be not repurchased by Seller before such Purchased Asset may be deemed to be a Noncompliant Asset; and (ii) with respect to a Noncompliant Asset, the maximum number of days that such Noncompliant Asset can be deemed to be a Noncompliant Asset before it may be deemed to be a Defective Asset, all as set forth in the Transactions Terms Letter.

MERS: Mortgage Electronic Registration Systems, Inc., a Delaware corporation, or any successor in interest thereto.

Minimum Over/Under Account Balance: The balance required to be maintained by Seller in the Over/Under Account as provided in Section 3.5(a) of this Agreement, which balance is specified in the Transactions Terms Letter.

Mortgage: A first-lien or second-lien mortgage, deed of trust, security deed or similar instrument on improved real property.

Exh. A-10

Mortgage-Backed Security: Any fully-modified pass-through mortgage-backed security that is (i) either issued by Seller and fully guaranteed by Ginnie Mae or issued and fully guaranteed with respect to timely payment of interest and ultimate payment of principal by Fannie Mae or Freddie Mac; (ii) evidenced by a book-entry account in a depository institution having book-entry accounts at the applicable Depository; and (iii) backed by a Pool, in substantially the principal amount and with substantially the other terms as specified with respect to such Mortgage-Backed Security in the related Purchase Commitment.

Mortgage Loan: An Agency Eligible Mortgage Loan, Bond Loan – 1st Lien, Conventional Conforming Mortgage Loan, Government Mortgage Loan, HARP Mortgage Loan, HomePath Mortgage Loan, HomeStyle Renovation Mortgage Loan, Jumbo Mortgage Loan, and Texas Cash-Out Refinance Mortgage Loan, as further specified in the Transactions Terms Letter, which Mortgage Loan may be either a Dry Mortgage Loan or a Wet Mortgage Loan.

Mortgage Loan Documents: With respect to each Purchased Mortgage Loan:

(a)     the original Mortgage Note evidencing the Mortgage Loan, bearing all intervening endorsements from the originator to the last endorsee endorsed, “Pay to the order of                             , without recourse” and signed in the name of the last endorsee by an officer of the last endorsee;

(b)     if Seller did not originate the Mortgage Loan, a copy of all original intervening assignments duly executed and acknowledged and in recordable form, evidencing the chain of mortgage assignments from the originator of the Mortgage Loan to Seller, or to MERS, in the case of a Mortgage Loan registered with MERS, together with a certificate from Seller, the applicable title insurance company, the applicable Closing Agent or the applicable recorder’s office, certifying that such copy represents a true and correct reproduction of the original and that such original has been duly recorded or delivered for recordation in the appropriate records of the jurisdiction in which the related Mortgaged Property is located;

(c)     except with respect to a Mortgage Loan that is registered with MERS, an original Assignment in blank, executed by Seller, for the Mortgage securing the Mortgage Note, in recordable form but unrecorded, with a complete chain of intervening assignments from the originator to Seller;

(d)     a copy of the Mortgage securing the Mortgage Note bearing evidence of the recordation of such Mortgage with the appropriate Governmental Authority, together with a certificate from Seller, the applicable title insurance company, the applicable Closing Agent or the applicable recorder’s office, certifying that such copy represents a true and correct reproduction of the original and that such original has been duly recorded or delivered for recordation in the appropriate records of the jurisdiction in which the related Mortgaged Property is located, or if such recording information is unavailable because the document has not yet come back from the applicable recording office, then a copy of evidence that such original Mortgage was sent out for recording by a Closing Agent; and

(e)     an original or copy of the title insurance policy insuring the first lien or second lien position of the Mortgage, as applicable, in at least the original principal amount of the related Mortgage Note and containing only those exceptions permitted by the Purchase Commitment or an unconditional commitment to issue such a title insurance policy.

Mortgage Loan File: With respect to each Mortgage Loan, that file that contains the Mortgage Loan Documents and is delivered to Buyer or its Custodian.

Mortgage Note: A promissory note secured by a Mortgage and evidencing a Mortgage Loan.

Mortgaged Property: The real property securing repayment of the debt evidenced by a Mortgage Note.

Exh. A-11

Mortgagor: The obligor of a Mortgage Loan.

Multiemployer Plan: A multiemployer plan within the meaning of Section 4001(a)(3) of ERISA.

Net Income: For any period, the net income of any Person for such period as determined in accordance with GAAP.

Net Worth: With respect to any Person, the excess of total assets of such Person, over total liabilities of such Person, determined in accordance with GAAP.

Noncompliant Asset: If applicable per the Transactions Terms Letter, as of any date of determination, a Purchased Asset that is an Eligible Asset and was not repurchased prior to the expiration of the Maximum Dwell Time permitted for a Purchased Asset with Standard Status but was repurchased prior to the expiration of the Maximum Dwell Time for Noncompliant Assets.

One-Month LIBOR: The daily rate per annum (rounded to three (3) decimal places) for one-month U.S. dollar denominated deposits as offered to prime banks in the London interbank market (or any successor institution or replacement institution used to administer LIBOR), as published on the Official BBA LIBOR Fixings page by Bloomberg or in the Wall Street Journal as of the date of determination; provided, that if Buyer determines that any law, regulation, treaty or directive or any change therein or in the interpretation or application thereof, or any circumstance materially and adversely affecting the London interbank market, shall make it unlawful, impractical or commercially unreasonable for Buyer to enter into or maintain Transactions as contemplated by this Agreement using One-Month LIBOR, then Buyer may, in addition to its rights under Section 4.5 herein, select an alternative rate of interest or index in its discretion.

Other Mortgage Loan Documents: In addition to the Mortgage Loan Documents, with respect to any Mortgage Loan, the following: (i) the original recorded Mortgage, if not included in the Mortgage Loan Documents; (ii) a copy of the preliminary title commitment showing the policy number or preliminary attorney’s opinion of title and the original policy of mortgagee’s title insurance or unexpired commitment for a policy of mortgagee’s title insurance, if not included in the Mortgage Loan Documents; (iii) the original Closing Protection Letter and a copy of the Irrevocable Closing Instructions; (iv) the original Purchase Commitment, if any; (v) the original FHA certificate of insurance or commitment to insure, the VA certificate of guaranty or commitment to guaranty and the Insurer’s certificate or commitment to insure, as applicable; (vi) the survey, flood certificate, hazard insurance policy and flood insurance policy, as applicable; (vii) the original of any assumption, modification, consolidation or extension agreements, with evidence of recording thereon or copies stamp certified by an authorized officer of Seller to have been sent for recording, if any; (viii) copies of each instrument necessary to complete identification of any exception set forth in the exception schedule in the title policy; (ix) the loan application; (x) verification of the Mortgagor’s employment and income, if applicable; (xi) verification of the source and amount of the downpayment; (xii) credit report on Mortgagor; (xiii) appraisal of the Mortgaged Property (or in the case of any HARP Mortgage Loan, an appraisal or a waiver thereof, and/or a point value estimate, as permitted by the applicable Agency Guides; (xiv) the original executed disclosure statement; (xv) Tax receipts, insurance premium receipts, ledger sheets, payment records, insurance claim files and correspondence, current and historical computerized data files, underwriting standards used for origination and all other related papers and records; (xvi) the original of any guarantee executed in connection with the Mortgage Note (if any); (xvii) the original of any security agreement, chattel mortgage or equivalent document executed in connection with the Mortgage; (xviii) all copies of powers of attorney or similar instruments, if applicable; and (xix) all other documents relating to the Purchased Mortgage Loan.

Other Taxes: As defined in Section 12.3(a).

Exh. A-12

Over/Under Account: That account maintained by Buyer, as described in Section 3.5.

Payment Date: The fifth (5th) day of each month, or if such date is not a Business Day, the Business Day immediately preceding the fifth (5th) day of the month; provided, however, Buyer may change the Payment Date from time to time upon thirty (30) days prior written notice to Seller.

PBGC: The Pension Benefit Guaranty Corporation and any successor thereto.

Permitted Affiliate Transaction: Any of the following, in each case only so long as no Potential Default or Event of Default exists and is continuing and only to the extent not prohibited by applicable law: (i) the payment of reasonable fees and expenses to Hudson Advisors LLC (“Hudson”) or any of its Affiliates on account of services actually performed by Hudson or its Affiliate for Seller’s benefit, (ii) any financing transaction with any Affiliate that is a direct parent of Seller or involving any Subsidiary of Seller that is a special purpose entity created for the purpose of such financing and (iii) any transaction between Seller and a wholly owned Subsidiary of Seller involving an amount due to or from Seller not to exceed $[***].

Person: Includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments and agencies and political subdivisions thereof.

Plan: Any Multiemployer Plan or single-employer plan as defined in section 4001 of ERISA, that is maintained and contributed to by (or to which there is an obligation to contribute of), or at any time during the five (5) calendar years preceding the date of this Agreement was maintained or contributed to by (or to which there is an obligation to contribute of), Seller or by a Subsidiary of Seller or an ERISA Affiliate.

Pool: A pool of fully amortizing first lien residential Mortgage Loans eligible in the aggregate to back a Mortgage-Backed Security.

Pooled Mortgage Loan: Any Mortgage Loan that is part of a Pool of Mortgage Loans certified by the Custodian to an Agency that will be exchanged on the related Settlement Date for a Mortgage-Backed Security backed by such Pool in accordance with the terms of the applicable Agency Guide.

Pooling Date: With respect to Pooled Mortgage Loans, the date on which an Agency pool number is assigned to the related Pool.

Potential Default: The occurrence of any event or existence of any condition that, but for the giving of notice, the lapse of time, or both, would constitute an Event of Default.

Power of Attorney: A power of attorney, substantially in the form attached hereto as Exhibit H.

Price Differential: For each Purchased Asset or Transaction as of any date of determination, an amount equal to the product of (a) (i) prior to the occurrence of an Event of Default, the sum of the Applicable Pricing Rate plus the applicable Type Margin, or (ii) following the occurrence and during the continuance of an Event of Default, the Default Rate, and (b) the Purchase Price for such Purchased Asset or Transaction. Price Differential will be calculated in accordance with Section 2.6.

Principal Agreements: This Agreement, the Transactions Terms Letter, the Electronic Tracking Agreement, the Custodial Agreement, the Master Netting Agreement, any Servicing Agreement together with the related Servicer Notice, the Intercreditor Agreement (if any), all Trade Assignments and related Purchase Commitments, and all other documents and instruments evidencing the Transactions, as same

Exh. A-13

may from time to time be supplemented, modified or amended, and any other agreement entered into between Buyer and Seller in connection herewith or therewith.

Proceeds: The total amount receivable or received when a Purchased Asset or other Purchased Item is sold, collected, exchanged or otherwise disposed of, whether such disposition is voluntary or involuntary, including, without limitation, all rights to payment, including return premiums, with respect to any insurance relating thereto and all escrow withholds and escrow payments for Property Charges, as applicable.

Property Charges: All taxes, fees, assessments, water, sewer and municipal charges (general or special) and all insurance premiums, leasehold payments or ground rents.

Purchase Advice: In connection with each wire transfer to be made to Buyer by Seller or an Approved Investor, a written or electronic notification setting forth (a)(i) the loan number assigned by Seller or last name of the Mortgagor for each Mortgage Loan that is related to the Transaction in connection with which a payment is being made, or (ii) the CUSIP of any related Mortgage-Backed Security; (b) the amount of the wire transfer to be applied in the Transaction; and (c) the total amount of the wire.

Purchase Commitment: A trade ticket or other written commitment issued in favor of Seller by an Approved Investor pursuant to which that Approved Investor commits to purchase one or more Purchased Assets, and as to which the Takeout Price for such Purchased Assets is for an amount that is not less than the outstanding Repurchase Price for such Purchased Assets, together with the related correspondent, whole loan or forward purchase agreement by and between Seller and the Approved Investor governing the terms and conditions of any such purchases, all in form and substance satisfactory to Buyer.

Purchase Date: The date on which Buyer purchases a Purchased Asset from Seller. If the Purchase Price is paid by wire transfer, the Purchase Date shall be the date such funds are wired. If the Purchase Price is paid by a cashier’s check, the Purchase Date shall be the date such check is issued by the bank. If the Purchase Price is paid by a funding draft, the Purchase Date shall be the date that the draft is posted by the bank on which the draft is drawn.

Purchase Price: The price at which each Asset is transferred by Seller to Buyer which, except as otherwise may be set forth in the Transactions Terms Letter, shall be equal to the product of the applicable Type Purchase Price Percentage and the least of (i) the unpaid principal balance of such Asset, (ii) the Market Value of such Asset, (iii) the purchase price committed by the related Approved Investor, if applicable, as evidenced by the related Purchase Commitment, or (iv) the purchase price paid by Seller for such Asset. For the sake of clarity, the Purchase Price for each Mortgage-Backed Security subject to a Transaction pursuant to Section 3.8 shall be the same Purchase Price that was paid for the Purchased Mortgage Loans backing such Mortgage-Backed Security.

Purchased Assets: Purchased Mortgage Loans. The term “Purchased Assets” with respect to any Transaction at any time shall also include Mortgage-Backed Securities that replace the related Purchased Mortgage Loans pursuant to Section 3.8 and Additional Purchased Assets delivered pursuant to Section 6.3 of this Agreement.

Purchased Items: All now existing and hereafter arising right, title and interest of Seller in, under and to the following:

(a)     all Purchased Mortgage Loans, now owned or hereafter acquired, including all Mortgage Notes and Mortgages evidencing such Mortgage Loans and the related Mortgage Loan Documents, for which a Transaction has been entered into between Buyer and Seller hereunder and for which the Repurchase Price has not been paid in full and all Mortgage Loans, including all Mortgage

Exh. A-14

Notes and Mortgages evidencing such Mortgage Loans and the related Mortgage Loan Documents, which, from time to time, are delivered, or caused to be delivered, to Buyer (including delivery to a custodian or other third party on behalf of Buyer) as additional security for the performance of Seller’s obligations hereunder;

(b)     all Mortgage-Backed Securities issued in exchange for Purchased Mortgage Loans for which the Repurchase Price has not been received by Buyer;

(c)     all Income related to the Purchased Assets and all rights to receive such Income;

(d)     all rights of Seller under all related Purchase Commitments (including the right to receive the related Takeout Price), purchase agreements or other hedging arrangements, agreements, contracts or take-out commitments relating to or constituting any or all of the foregoing, now existing and hereafter arising, covering any part of the Purchased Assets, and all rights to receive documentation relating thereto, and all rights to deliver Purchased Mortgage Loans and related Mortgage-Backed Securities to permanent investors and other purchasers pursuant thereto and all Proceeds resulting from the disposition of such Purchased Assets;

(e)     all now existing and hereafter established accounts maintained with broker-dealers by Seller for the purpose of carrying out transactions under Purchase Commitments relating to any part of the Purchased Assets;

(f)     all now existing and hereafter arising rights of Seller to service, administer and/or collect on the Purchased Assets hereunder and any and all rights to the payment of monies on account thereof;

(g)     all Servicing Rights related to the Purchased Mortgage Loans, all related Servicing Records, and all rights of Seller to receive from any third party or to take delivery of any Servicing Records or other documents which constitute a part of the Mortgage Loan Files, all rights of Seller to receive from any third party or to take delivery of any records or other documents which constitute a part of the Mortgage Loan Files;

(h)    all now existing and hereafter arising accounts, contract rights and general intangibles constituting or relating to any of the Purchased Assets;

(i)     all mortgage and other insurance and all commitments issued by Insurers, the FHA, VA or USDA, as applicable, to insure or guaranty any Purchased Asset, including, without limitation, all FHA Mortgage Insurance Contracts, VA Loan Guaranty Agreements and USDA Loan Guaranty Agreements relating to such Purchased Assets and the right to receive all insurance proceeds and condemnation awards that may be payable in respect of the premises encumbered by any Mortgage; and all other documents or instruments delivered to Buyer in respect of the Purchased Assets;

(j)     all documents, files, surveys, certificates, correspondence, appraisals, computer programs, tapes, discs, cards, accounting records and other information and data of Seller relating to Purchased Assets;

(k)    All rights, but not any obligations or liabilities, of Seller with respect to the Approved Investors relating to the Purchased Assets;

(l)     all property of Seller, in any form or capacity now or at any time hereafter in the possession or control of Buyer, including, without limitation, all deposit accounts and any funds at any time held therein, into which Proceeds of the Purchased Assets are at any time deposited;

Exh. A-15

(m)   all products and Proceeds of the Purchased Assets; and

(n)    any funds of Seller at any time deposited or held in the Over/Under Account.

Purchased Mortgage Loan: A Mortgage Loan that has been purchased by Buyer from Seller in connection with a Transaction and which has not been repurchased by Seller hereunder.

Reportable Event: An event described in Section 4043(b) of ERISA with respect to a Plan as to which the thirty (30) days’ notice requirement has not been waived by the PBGC.

Repurchase Acceleration Event: Any of the conditions or events set forth in Section 4.2 of this Agreement.

Repurchase Date: The date on which Seller is to repurchase a Purchased Asset subject to a Transaction from Buyer, which is either (i) the date specified in the related Transactions Terms Letter and/or Asset Data Record, or (ii) the date identified to Buyer by Seller as the date that the related Purchased Asset is to be sold pursuant to a Purchase Commitment; provided, however, that if the Repurchase Date is not a date within the Maximum Dwell Time for a Purchased Asset with Standard Status, Buyer may, at its discretion, deem such Purchased Asset a Noncompliant Asset and Buyer may pursue any rights and remedies accorded Buyer hereunder as a result thereof, including, without limitation, charging Seller any applicable fees as a result thereof. The Repurchase Date for each Purchased Asset shall in no event occur later than one (1) year after the Purchase Date of such Purchased Asset.

Repurchase Price: The price at which a Purchased Asset is to be transferred from Buyer or its designee to Seller upon termination of a Transaction, which shall equal the sum of (i) the Purchase Price, (ii) any applicable fees and indemnities owed by Seller in connection with the Purchased Asset and (iii) the Price Differential due on such Purchase Price pursuant to Section 2.6 as of the date of such determination.

Repurchase Transaction: A repurchase transaction, as defined and described in Section 6.6 of this Agreement.

Request for Temporary Increase: As defined in Section 2.10 of this Agreement.

Seller: Caliber Home Loans, Inc., or any successor in interest thereto.

Seller’s Release: A Seller’s release in substantially the form set forth in the Custodial Agreement.

Selling System: The Freddie Mac automated system by which sellers and servicers of mortgage loans to Freddie Mac transfer mortgage summary and record data or mortgage accounting and servicing information from their computer system or service bureau to Freddie Mac, as more fully described in the Freddie Mac Guide.

Servicer: Seller or such other entity responsible for servicing or subservicing, as the case may be, the Purchased Mortgage Loans and that has been approved by Buyer in writing, or, in each case, any successor or permitted assigns thereof.

Servicer Notice: The notice acknowledged by the Servicer which is substantially in the form of Exhibit K hereto.

Servicer Termination Event: The occurrence of any of the following conditions or events shall be a Servicer Termination Event:

(a)	Servicer ceases to maintain all Approvals or such Approvals are revoked;

Exh. A-16

(b)	Servicer becomes subject to any material penalties and/or sanctions by any Agency, HUD, FHA, or VA;

(c)	Servicer fails to service any Purchased Mortgage Loan materially in accordance with applicable Agency Guides resulting in a diminution in value of any such Purchased Mortgage Loan;

(d)	Servicer fails to service the Purchased Mortgage Loans materially in accordance with the related Servicing Agreement or the terms of this Agreement;

(e)

Servicer fails to maintain all state and federal licenses necessary to do business in any jurisdiction where Mortgaged Property related to a Purchased Asset is located if such license is required, or to be in compliance with any licensing laws of any jurisdiction where Mortgage Property related to a Purchased Asset is located;

(f)

a third party Servicer or any of its Subsidiaries or Affiliates shall default under, or fail to perform as required under, or shall otherwise breach the terms of the applicable Servicing Agreement or any instrument, agreement or contract between the third party Servicer on the one hand and Buyer or any of Buyer’s Affiliates on the other;

(g)

an Insolvency Event shall have occurred with respect to a third party Servicer or any of its Affiliates or Subsidiaries; or the third party Servicer shall admit in writing its inability to, or intention not to, perform any of its obligations under this Agreement or any of the other Principal Agreements to which it is a party; or Buyer shall have determined in good faith that third party Servicer is unable to meet its financial commitments as they come due; or

(h)	a Material Adverse Effect shall occur with respect to a third party Servicer.

Servicing Agreement: If the Purchased Mortgage Loans are serviced by any third party servicer, the agreement with that third party in form and substance acceptable to Buyer.

Servicing Records: All servicing agreements, files, documents, records, data bases, computer tapes, copies of computer tapes, proof of insurance coverage, insurance policies, appraisals, other closing documentation, payment history records, and any other records relating to or evidencing the servicing of a Mortgage Loan.

Servicing Rights: The contractual, possessory or other rights of Seller, Servicer or any other Person, whether arising under a Servicing Agreement, the Custodial Agreement or otherwise, to administer or service a Mortgage Loan or to possess related Servicing Records.

Settlement Date: With respect to a Mortgage-Backed Security, the date on which the applicable Agency delivers such Mortgage-Backed Security to the Depository and it is registered as a book-entry security in the name of the Depository.

Standard Status: As of any date of determination, a Purchased Asset that has been subject to a Transaction for less than the applicable Maximum Dwell Time and that is not a Noncompliant Asset or a Defective Asset.

Strict Compliance: The compliance of Seller and Mortgage Loans that are intended to be Agency Eligible Mortgage Loans with the requirements of the applicable Agency Guide, as applicable and as amended by any agreements between Seller and the applicable Agency, sufficient to enable Seller to issue and Ginnie Mae to guarantee or Fannie Mae or Freddie Mac to issue and guarantee a Mortgage-Backed Security; provided, that until copies of any such agreements between Seller and Ginnie Mae have been provided to Buyer by Seller and agreed to by Buyer, such agreements shall be deemed, as between Seller and Buyer, not to amend the requirements of the applicable Agency Guide.

Exh. A-17

Subordinated Debt: Debt of Seller that either (i) has been subordinated to Buyer as provided in this Agreement or (ii) that has been otherwise approved by Buyer.

Subsidiary: With respect to any Person, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

Successor Servicer: Any successor subservicer of the Purchased Mortgage Loans appointed by Buyer as described in Section 6.2(h) of this Agreement.

Takeout Price: The purchase price to be paid for a Purchased Asset or related Mortgage-Backed Security by the related Approved Investor pursuant to the related Purchase Commitment.

Tangible Net Worth: As of any date of determination, (i) the Net Worth of Seller and its consolidated Subsidiaries, on a combined basis, determined in accordance with GAAP, minus (ii) all intangibles determined in accordance with GAAP (including, without limitation, goodwill, capitalized financing costs and capitalized administration costs but excluding originated and purchased mortgage servicing rights) and any and all advances to, investments in and receivables held from Affiliates, and minus (iii) loans held for investment and real estate owned net of acceptable financing (financing must be deemed acceptable by Buyer in its sole discretion).

Taxes: As defined in Section 12.3(a) of this Agreement.

Temporary Aggregate Transaction Limit: As defined in Section 2.10 of this Agreement.

Temporary Increase: As defined in Section 2.10 of this Agreement.

Texas Cash-Out Refinance Mortgage Loan: A Mortgage Loan originated in the state of Texas pursuant to Article XVI, Section 50(a)(6) of the Texas Constitution.

Total Liabilities: As of any date of determination, the sum of (i) the total liabilities of Seller on any given date of determination, to be determined in accordance with GAAP consistent with those applied in the preparation of Seller’s financial statements, plus (ii) to the extent not already included under GAAP, the total aggregate outstanding amount owed by Seller under any purchase, repurchase, refinance or other similar credit arrangements, plus (iii) to the extent not already included under GAAP, any “off balance sheet” purchase, repurchase, refinance or other similar credit arrangements, minus (iv) non-recourse debt.

Trade Assignment: An assignment to Buyer of a forward trade between an Approved Investor and Seller with respect to one or more Purchased Assets or related Mortgage-Backed Security, in each case in substantially the form of Exhibit N hereto, together with the related Purchase Commitment that has been fully executed, is enforceable and is in full force and effect and confirms the details of such forward trade.

Transaction: A transaction between Buyer and Seller as contemplated under this Agreement.

Transactions Terms Letter: The document executed by Buyer and Seller, referencing this Agreement and setting forth certain specific terms, and any additional terms, with respect to this Agreement.

Exh. A-18

Treasury Regulations: The regulations promulgated by the U.S. Department of the Treasury under the Code.

Type: A specific type of Purchased Asset, as set forth in the Transactions Terms Letter.

Type Margin: With respect to each Type of Purchased Asset, the corresponding annual rate of interest for such Type as set forth in the Transactions Terms Letter that shall be added to the Applicable Pricing Rate to determine the annual rate of interest for the related Purchase Price.

Type Purchase Price Percentage: With respect to each Type of Purchased Asset, the corresponding purchase price percentage for such Type, as set forth in the Transactions Terms Letter.

Type Sublimit: Any of the applicable Type Sublimits, as set forth in the Transactions Terms Letter.

Uncommitted Amount: The amount of the Aggregate Transaction Limit that is uncommitted, as set forth in the Transactions Terms Letter, or such other amount as may be determined by the Buyer in its sole discretion.

Underwriter Approval: Written evidence, in form and substance acceptable to Buyer, that a Purchased Mortgage Loan has been underwritten to the satisfaction of the Approved Investor issuing the applicable Purchase Commitment.

Uniform Commercial Code: The Uniform Commercial Code as in effect on the date hereof in the State of New York or the Uniform Commercial Code as in effect in the applicable jurisdiction.

Unused Facility Fee: The fee set forth in the Transactions Terms Letter payable by Seller quarterly in arrears on each Payment Date, based upon the unused portion of the Aggregate Transaction Limit; provided, however, that no fee shall be due on a Payment Date if the Used Amount is less than the specified percentage of the Aggregate Transaction Limit that is set forth in the Transactions Terms Letter.

USDA: The United States Department of Agriculture and any successor thereto.

USDA Loan Guaranty Agreement: The obligation of the United States to pay a specific percentage of a Mortgage Loan (subject to a maximum amount) upon default of the Mortgagor.

Used Amount: As defined in the Transactions Terms Letter.

VA: The Department of Veterans Affairs and any successor thereto.

VA Loan Guaranty Agreement: The obligation of the United States to pay a specific percentage of a Mortgage Loan (subject to a maximum amount) upon default of the Mortgagor pursuant to the Servicemen’s Readjustment Act, together with all amendments, modifications, supplements and restatements thereto.

VA Regulations: Regulations promulgated by the U.S. Department of Veterans Affairs pursuant to the Servicemen’s Readjustment Act, as amended, codified in 38 Code of Federal Regulations, and other VA issuances relating to Government Mortgage Loans, including related handbooks, circulars and notices.

Warehouse Lender’s Release: A warehouse lender’s release in substantially the form set forth in the Custodial Agreement.

Wet Mortgage Loan: A Mortgage Loan for which the complete Mortgage Loan File has not been delivered to Custodian, subject to Seller’s obligation to deliver all of the related Mortgage Loan Documents to Buyer or its Custodian in a form and condition acceptable to Buyer within the applicable Maximum Dwell Time.

Exh. A-19

Wet Mortgage Loans Sublimit: The maximum aggregate principal amount of Purchased Mortgage Loans that may be Wet Mortgage Loans at any time, as set forth in the Transactions Terms Letter.

Exh. A-20

EXHIBIT B

FORM OF IRREVOCABLE CLOSING INSTRUCTIONS

__________, 2013

(“Closing Agent”)

Dear

Re:	Irrevocable Closing Instructions

Closing Protection Letter Issued By, if applicable: ______________________________

Ladies and Gentlemen:

This letter is being sent in accordance with that Master Repurchase Agreement dated as of September 18, 2013 (the “Agreement”) between Caliber Home Loans, Inc. (“Seller”) and Bank of America, N.A. (“Buyer”), the terms of which do not affect Closing Agent except as set forth herein.

Pursuant to the Agreement, you have been identified as either:

•	the title insurer to close and provide title insurance on certain mortgage loans made by Seller; or

•	the closing agent to close and fund certain mortgage loans made by Seller and covered by the above referenced closing protection letter (the “Mortgage Loans”).

From time to time, Buyer will wire to you, for the account of Seller, funds requested by Seller under the terms of the Agreement to be used by you for the purpose of funding such Mortgage Loan(s) and for no other purpose. Notwithstanding anything to the contrary contained herein, you are not to distribute any of such funds to Seller. You must immediately return the funds to Buyer at the following account if one of the following conditions occurs:

•	You do not close any Mortgage Loan within forty-eight (48) hours of the time you receive the applicable funds; or

•

You receive funds for a Mortgage Loan for which you have not been instructed by Seller to (a) obtain title insurance from the title insurance company specified in the above referenced closing protection letter or (b) underwrite the title insurance.

Bank:	Bank of America, N.A.
ABA No.:	[***]
Account No.:	[***]
Credit:	Warehouse Lending – Payoff Account
Reference:	Caliber Home Loans, Inc.

Exh. B-1

If the Mortgage Loan Documents (as described below) have not been delivered to Seller prior to the funding of the Transaction, within forty-eight (48) hours of closing any Mortgage Loan, unless otherwise instructed by Buyer, you must deliver to Seller, the following Mortgage Loan Documents:

(a)	the original mortgage note evidencing the Mortgage Loan, endorsed by Seller in blank, with a complete chain from the originator to Seller;

(b)

if in your possession, an original assignment in blank executed by Seller for the mortgage or deed of trust securing the mortgage note, in recordable form but unrecorded, with a complete chain of intervening assignments from the originator to Seller;

(c)	a certified copy of the executed mortgage or deed of trust securing the mortgage note; and

(d)

an original or copy of the title insurance policy insuring the first lien or second lien position of the mortgage or deed of trust, as applicable, in at least the original principal amount of the related mortgage note and containing only those exceptions permitted by the purchase commitment, as set forth in the final closing instructions referred to below, or an unconditional commitment to issue such a title insurance policy, or a preliminary report and instructions received from Seller relating to the issuance of such a title insurance policy.

With respect to each Mortgage Loan for which you act as Closing Agent, Seller will deliver to you final closing instructions specific to such Mortgage Loan. In the event that the terms of the final closing instructions contradict the terms of these irrevocable closing instructions, the terms of these irrevocable closing instructions shall govern. Permission to change the scheduled closing date for any Mortgage Loan beyond the time permitted herein or permission to otherwise deviate from these irrevocable closing instructions must be furnished to you in a writing signed by Buyer and Seller.

By your participation in the closing and funding of a Mortgage Loan as Closing Agent, you agree to act as Buyer’s bailee with respect to such Mortgage Loan and the Mortgage Loan Documents referenced above and you thereby acknowledge your responsibility to Buyer as holder of an interest in such Mortgage Loan and to care for and protect Buyer’s interest in such Mortgage Loan. Facsimile signatures on these instructions shall be deemed valid and binding to the same extent as the original.

Sincerely,

Bank of America, N.A.	Caliber Home Loans, Inc.

By:	By:

Name:	Name:

Title:	Title:

Exh. B-2

EXHIBIT C

FORM OF SECRETARY’S CERTIFICATE

I, _______________________, am the duly elected Secretary of Caliber Home Loans, Inc. (“Company”), and I hereby certify that:

1.

Each of the persons listed below has been duly elected to and now holds the office of the Company set forth opposite his or her name and is currently serving, in such capacity, and the signature of each such person set forth opposite his or her title is his or her true and genuine signature:

Name	Office	Signature

2.

Attached hereto as Exhibit A is a true and complete copy of the Articles of Incorporation of the Company (or its equivalent if the Company is not a corporation), as in full force and effect. No amendment or other document relating to or affecting the Articles of Incorporation (or its equivalent) has been filed in the office of the Secretary of State of incorporation or formation and no action has been taken by the Company or its shareholders, directors or officers in contemplation of the filing of any such amendment or other documents and no proceedings therefore have occurred;

3.

Attached hereto as Exhibit B is a true and complete copy of the By-laws of the Company (or its equivalent if the Company is not a corporation), as in full force and effect, and such By-laws (or its equivalent) have not been amended, except for amendments included in the copy attached hereto; and

4.

Attached hereto as Exhibit C is true and complete copy of the resolutions duly and validly adopted either at a special or regular meeting or by unanimous consent that apply to the Master Repurchase Agreement between the Company and Bank of America, N.A., and such resolutions have not been amended, modified or rescinded in any respect and remain in full force and effect without modification or amendment as of the date hereof.

Dated:	By:
Secretary

Exh. C-1

EXHIBIT D

FORM OF RESOLUTIONS

WHEREAS, Caliber Home Loans, Inc. (the “Company”) desires to enter into mortgage loan purchase transactions (the “Transactions”) in an aggregate amount not to exceed [AGGREGATE TRANSACTION AMOUNT] with Bank of America, N.A. (“Buyer”) pursuant to a Master Repurchase Agreement substantially in the form attached hereto (the “Agreement”).

NOW, THEREFORE, IT IS RESOLVED BY THE BOARD OF DIRECTORS (OR ITS EQUIVALENT)

OF THE COMPANY THAT:

1.	Company is hereby authorized and directed to enter into and execute each of the following documents:

(a)	the Agreement between Company and Buyer, attached hereto; and

(b)	any and all other agreements and documents in connection with the Transactions,

2.

Any one of the following officers are separately and independently authorized and directed to execute and deliver the Agreement and any and all other agreements and documents related to the Transactions, and to do any and all things which he or she may deem necessary or desirable in connection with the Transactions, including approving, executing and delivering any amendments or modifications to the Agreement.

Name/Title	Specimen Signature

3.

Any one of the following officers, directors and/or employees is separately and independently authorized to take the following actions in connection with the Agreement and Transactions: (a) request Transactions; (b) sign receipts acknowledging delivery of funds and documents from Buyer; (c) request and effect transfers of funds; and (d) ship and release documents to Buyer:

Name/Title	Specimen Signature	Restrictions, if any

Exh. D-1

4.	The employees of Buyer are hereby appointed as assistant secretaries and vice presidents of Seller, and, as such, are authorized to, in the name of Seller, do any of the following:

(a)	to receive, endorse and collect all checks made payable to the order of Seller representing any payment on account of the Purchased Assets (as defined in the Agreement);

(b)	to assign or endorse any mortgage, deed of trust, promissory note or other instrument relating to the Purchased Assets;

(c)

to correct any assignment, mortgage, deed of trust or promissory note or other instrument relating to the Purchased Assets, including, without limitation, unendorsing and re-endorsing a promissory note to another investor;

(d)	to complete and execute lost note affidavits or other lost document affidavits relating to the Purchased Assets;

(e)	to issue title requests and instructions relating to the Purchased Assets;

(f)	to give notice to any individual or entity of its interest in the Purchased Assets under the Agreement; and

(g)	to service and administer the Purchased Assets, including, without limitation, the receipt and collection of all sums payable in respect of the Purchased Assets.

I, ___________________, being the Secretary of Seller, hereby certify that the foregoing is a true copy of the Resolutions duly adopted by the Board of Directors (or its equivalent) of Seller, effective as of _________________, which is in full force and effect on this date and does not conflict with Seller’s governing documents.

By:

Name:

Tile: Secretary

Exh. D-2

EXHIBIT E

FORM OF OFFICER’S CERTIFICATE

Period Ending: [INPUT PERIOD ENDING DATE]

Client Name:    Caliber Home Loans, Inc.

I, [CFO], hereby certify that I am a duly elected Chief Financial Officer of Client and do further certify that the following are accurate, true and correct and may be relied upon by Bank of America, N.A. (“Bank of America”):

1.

Representations and Warranties: The representations and warranties made by Client under the Principal Agreements (as defined in the Master Repurchase Agreement by and between Bank of America and Client) are accurate and true on and as of the date hereof with the same effect as though such representations and warranties had been made on and as of the date hereof, including, without limitation, the following:

(a)

Financial Condition. All financial statements of Client and each Guarantor delivered to Bank of America fairly and accurately present the financial condition of the parties for whom such statements are submitted. The financial statements of Client have been prepared in accordance with GAAP consistently applied throughout the periods involved, and there are no contingent liabilities not disclosed thereby that would adversely affect the financial condition of Client. Since the close of the period covered by the latest financial statement delivered to Bank of America with respect to Client and as the date hereof, there has been no material adverse change in the assets, liabilities or financial condition of Client nor is Client aware of any facts that, with or without notice or lapse of time or both, would or could result in any such material adverse change. No event has occurred, including, without limitation, any litigation or administrative proceedings, and no condition exists or, to the knowledge of Client, is threatened, that (i) might render Client unable to perform its obligations under the Principal Agreements and all other documents contemplated thereby; (ii) would constitute a Potential Default or Event of Default; or (iii) might adversely affect the financial condition of Client or the validity, priority or enforceability of the Principal Agreements or any other documents contemplated thereby.

(b)

Solvency. Client is solvent and will not take any action that constitutes an act, or would give rise to an event, of insolvency after giving effect to the transactions contemplated by the Principal Agreements, and Client, after giving effect to the transactions contemplated by the Principal Agreements, will have an adequate amount of capital to conduct its business in the foreseeable future.

2.

Compliance with Principal Agreements: Client is in full compliance with all of the terms and provisions set forth in the Principal Agreements on its part to be performed and observed, and no Event of Default or Potential Default has occurred and is continuing.

3.

No Change in Executive Management: No material change in the Executive Management, business, assets or financial or other condition of Client and its consolidated Subsidiaries taken as a whole has occurred.

4.

No Material Changes in Policies and Procedures: No material changes have occurred in the policies and procedures, whether written or verbal, used by Client to conduct its business and its operation, including, without limitation, no material changes in the following areas: (i) underwriting; (ii) secondary marketing (including hedge strategy); (iii) appraiser approval and control; (iv) closing protection and (v) broker approval and control.

Exh. E-1

5.	No Changes in Structure of Client: No changes have occurred in the legal structure and/or organization of Client nor has Client merged with or otherwise acquired the assets of any other entity.

6.

Compliance with Other Agreements: Client is in full compliance with all of the terms and provisions set forth in any agreements between Client, Bank of America and/or Bank of America affiliates on its part to be performed and observed, and no Event of Default or Potential Default has occurred and is continuing.

7.

Escrow and Mortgage Insurance Proceeds: Client has segregated all escrow and mortgage insurance proceeds into an individual custodial account and is in compliance with all applicable laws, FNMA, FHLMC, and GNMA guidelines related thereto.

8.

Liabilities and Advances: Client has not either directly or indirectly, without the prior written consent of Bank of America, lent money or credit or made any advances to any Person or acquired any stock, obligations or securities of, or any interest in, or make any capital contribution to any other Person in an amount greater than [***] of client’s Tangible Net Worth, except for Mortgage Loans or other loans extended in the ordinary course of client’s mortgage banking business. Client shall not, either directly or indirectly, without the prior written consent of Bank of America, assume, guarantee, endorse, or otherwise become liable for the obligation of any Person except by endorsement of negotiable instruments for deposit or collection in the ordinary course of client’s mortgage banking business.

9.

Attachments: The following attachments and information contained therein are accurate and true in all respects and do not fail to include any information which is necessary to not make such attachments and the information contained therein misleading.

10.

Most Favored Nations: Client has not entered a new, or amended any existing, repurchase agreement, warehouse facility, guaranty, or other credit facility with any Person that has more favorable terms, or the new terms have been provided to Bank of America.

REPORT/DOCUMENT	REQUIRED (if checked)
Monthly Financial Statements signed by an authorized officer for period ending [INPUT PERIOD ENDING DATE]	☒
Warehouse information including Total Capacity, and Line amount outstanding. (Schedule A) Production Volume (Schedule A)	☒ ☒
Non-warehouse Indebtedness (Schedule B)	☒
LHFI Portfolio Detail (Schedule C)	☒
REO Portfolio Detail (Schedule D)	☒

Exh. E-2

11.

Financial Ratios: The following financial ratios are accurate and true and are calculated in accordance with the Master Repurchase Agreement and Transactions Terms Letter by and between Bank of America and Client as of the date hereof (please calculate and provide the information required for this table):

	Actual	Covenant
Tangible Net Worth: As of any date of determination, (i) the net worth of Seller and its consolidated Subsidiaries, on a combined basis, determined in accordance with GAAP, minus (ii) all intangibles determined in accordance with GAAP (including, without limitation, goodwill, capitalized financing costs and capitalized administration costs but excluding originated and purchased mortgage servicing rights) and any and all advances to, investments in and receivables held from Affiliates, minus (iii) Loans Held for Investment and Real Estate Owned net of acceptable financing (financing must be deemed acceptable by Buyer).	[INPUT TANGIBLE NET WORTH]	$[***]
Liquidity: As of any date of determination, the sum of (i) unrestricted and unencumbered cash and cash equivalents and (ii) Over/Under account balance held at BofAML.	[INPUT PERCENTAGE]	Greater than $[***]
Leverage Ratio: Maximum ratio of Total Liabilities and Warehouse Credit (Warehouse Credit is inclusive of outstandings on warehouse lines, repurchase facilities or other off balance sheet financing) to Tangible Net Worth.	[INPUT RATIO]	[***]
Profitability: Seller shall show positive pre-tax net income, on a quarterly basis, as determined in accordance with GAAP.	[YES or NO]	YES
Additional Mortgage Financing Facilities: Seller shall not add additional mortgage financing facilities (including, without limitation, warehouse, repurchase, purchase or off-balance sheet facilities) without prior written notification to Buyer.	[YES or NO]	YES
Payment of Dividends: If a Potential Default or an Event of Default has occurred and is continuing or will occur as a result of such payments, Seller shall not pay any dividends or distributions with respect to any capital stock or other equity interests in Seller, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Seller.	[YES or NO]	YES

Covenant Calculation Worksheet:

TNW Calc	[INPUT DATE]	Notes
GAAP Equity	[INPUT AMOUNT]
Less: Due from Key Officer / Affiliates	[INPUT AMOUNT]
Less: Investments in Non-Consolidated Subsidiaries	[INPUT AMOUNT]
Less: Intangibles Determined in Accordance with GAAP	[INPUT AMOUNT]
Less: Loans Held for Investment	[INPUT AMOUNT]
Less: Real Estate Owned	[INPUT AMOUNT]
Covenant TNW	[INPUT AMOUNT]	A
Total Cash and Cash Equivalents on Balance Sheet	[INPUT AMOUNT]
Less: Restricted Cash (excl Bank of America O/U)	[INPUT AMOUNT]
Covenant Liquidity – Amount	[INPUT AMOUNT]	B
Covenant Liquidity – Percentage	[INPUT PERCENTAGE]	=B/A
Total Liabilities on Balance Sheet	[INPUT AMOUNT]
Plus: Off Balance Sheet Liabilities	[INPUT AMOUNT]
Adjusted Total Liabilities for Leverage Calc	[INPUT AMOUNT]	C
Leverage Ratio	[INPUT RATIO]	=C/A

12.

Capitalized Terms: All capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in that certain Master Repurchase Agreement by and between Bank of America and Client.

Exh. E-3

13.	Repurchase/Indemnification Issues Exposure with All Investors Including Bank of America:

*	information can be provided in the following table or in form and substance mutually agreeable to the parties

Repurchases	UPB	# of Loans	Billable / Actual or Estimated Losses
Open repurchase requests (Note 1)	[INPUT ACTUAL]	[INPUT ACTUAL]	[INPUT ACTUAL]
Open repurchases that are being contested	[INPUT ACTUAL]	[INPUT ACTUAL]	[INPUT ACTUAL]
Repurchases settled in 2011	[INPUT ACTUAL]	[INPUT ACTUAL]	[INPUT ACTUAL]
Repurchases settled in 2012	[INPUT ACTUAL]	[INPUT ACTUAL]	[INPUT ACTUAL]
Repurchases settled YTD in 2013	[INPUT ACTUAL]	[INPUT ACTUAL]	[INPUT ACTUAL]

Repurchase Settlement Method - Loan Settlements YTD
All Other Investors	Total # of Loans	Indemnifications ($)	Cash ($)	Payment Installment Plan ($)	Volume Commitment (%) or ($)
	[INPUT ACTUAL]	[INPUT ACTUAL]	[INPUT ACTUAL]	[INPUT ACTUAL]	[INPUT ACTUAL]

Describe Settlement Terms, Duration and etc.

Exh. E-4

Note 1: If you have a detailed schedule of loans subject to repurchases that includes the investor requesting, reason for repurchases, origination date, loan characteristics such as LTV, lien position, occupancy etc., and valuation method if you have estimated your loss exposure, please attach it with this table.

Loan Loss Reserve balance as of date of Financial Statements	[INPUT ACTUAL]
Balance Sheet account in which Loan Loss Reserve is recorded	[INPUT NAME]

Loans Held for Investment balance as of date of Financial Statements	[INPUT ACTUAL]
Balance Sheet account in which Loans Held for Investment balance is recorded	[INPUT NAME]

REO balance as of date of Financial Statements	[INPUT ACTUAL]
Balance Sheet account in which REO properties are recorded	[INPUT NAME]

Quarterly Warehouse Aging Report of all WH providers.	Y/N

14.	Servicing Portfolio:

*	information can be provided in the following table or in form and substance mutually agreeable to the parties

	[INPUT DATE]	Notes
Servicing Portfolio UPB	[INPUT AMOUNT]
Sub-Servicer (If Applicable)	[ENTITY NAME]
Value of Servicing Rights	[INPUT AMOUNT]
Most Recent Valuation Date	[INPUT DATE]
Third Party Conducting Valuation	[ENTITY NAME]
Midpoint of MSR Valuation	[INPUT AMOUNT]
Weighted Average Servicing Fee (WASF)	[INPUT AMOUNT]
Weighted Average Coupon Rate	[INPUT AMOUNT]

IN WITNESS WHEREOF, the undersigned has hereunto signed his/her name on    ________________, 201__.

By:

Name:	[CFO]

Title:	Chief Financial Officer

*	TO THE EXTENT CLIENT IS UNABLE TO MAKE THE CERTIFICATIONS REQUIRED HEREIN, PLEASE ATTACH A SEPARATE SHEET DETAILING THE REASONS

Exh. E-5

Schedule A

List of Warehouse Banks with line size and Totals outstanding as of period end (including off balance sheet debt and repurchase financing):

*	information can be provided in the following table or in form and substance mutually agreeable to the parties

LENDER NAME	MATURITY	LINE SIZE	AMOUNT OUTSTANDING	RESTRICTED CASH
1) [INPUT NAME]	[INPUT DATE]	[INPUT AMOUNT]	[INPUT AMOUNT]	[INPUT AMOUNT]

2) [INPUT NAME]	[INPUT DATE]	[INPUT AMOUNT]	[INPUT AMOUNT]	[INPUT AMOUNT]

3) [INPUT NAME]	[INPUT DATE]	[INPUT AMOUNT]	[INPUT AMOUNT]	[INPUT AMOUNT]

4) [INPUT NAME]	[INPUT DATE]	[INPUT AMOUNT]	[INPUT AMOUNT]	[INPUT AMOUNT]

5) [INPUT NAME]	[INPUT DATE]	[INPUT AMOUNT]	[INPUT AMOUNT]	[INPUT AMOUNT]

Production Volume (in thousands)

*	information can be provided in the following table or in form and substance mutually agreeable to the parties

	Most Recent Month Ended [INPUT PERIOD]		Fiscal Year to Date Through End of most Recent Month Ended [INPUT PERIOD]
	$	# units	$	# units
Conv Conf	[INPUT AMOUNT]	[INPUT UNITS]	[INPUT AMOUNT]	[INPUT UNITS]

Govt.	[INPUT AMOUNT]	[INPUT UNITS]	[INPUT AMOUNT]	[INPUT UNITS]

Jumbo	[INPUT AMOUNT]	[INPUT UNITS]	[INPUT AMOUNT]	[INPUT UNITS]

Alt A/ Exp	[INPUT AMOUNT]	[INPUT UNITS]	[INPUT AMOUNT]	[INPUT UNITS]

Subprime	[INPUT AMOUNT]	[INPUT UNITS]	[INPUT AMOUNT]	[INPUT UNITS]

Seconds	[INPUT AMOUNT]	[INPUT UNITS]	[INPUT AMOUNT]	[INPUT UNITS]

Other	[INPUT AMOUNT]	[INPUT UNITS]	[INPUT AMOUNT]	[INPUT UNITS]

Total	[INPUT AMOUNT]	[INPUT UNITS]	[INPUT AMOUNT]	[INPUT UNITS]

% Retail ($)	[INPUT PERCENTAGE]		[INPUT PERCENTAGE]

% TPO ($)	[INPUT PERCENTAGE]		[INPUT PERCENTAGE]

% Correspondent ($)	[INPUT PERCENTAGE]		[INPUT PERCENTAGE]

% Refi ($)	[INPUT PERCENTAGE]		[INPUT PERCENTAGE]

Loans Banked within the Period	[INPUT AMOUNT]	[INPUT UNITS]	[INPUT AMOUNT]	[INPUT UNITS]

Exh. E-6

Loans Brokered within the Period ($)	[INPUT AMOUNT]	[INPUT UNITS]	[INPUT AMOUNT]	[INPUT UNITS]
Loans Sold Servicing Released	[INPUT AMOUNT]	[INPUT UNITS]	[INPUT AMOUNT]	[INPUT UNITS]
Loans Sold Servicing Retained	[INPUT AMOUNT]	[INPUT UNITS]	[INPUT AMOUNT]	[INPUT UNITS]

Schedule B

*	information can be provided in the following table or in form and substance mutually agreeable to the parties

Non-warehouse Indebtedness As of : [INPUT Date]
LENDER NAME	Facility Type and Size*	Amount Committed**	Outstanding Indebtedness	Expiration Date
1)[INPUT NAME]	[INPUT AMOUNT]	[INPUT AMOUNT]	[INPUT AMOUNT]	[INPUT Date]

2)[INPUT NAME]	[INPUT AMOUNT]	[INPUT AMOUNT]	[INPUT AMOUNT]	[INPUT Date]

Total	[INPUT AMOUNT]	[INPUT AMOUNT]	[INPUT AMOUNT]

*	Please note if facility is a revolver, term loan, note, or other type of financing along with the facility size.

**	For credit facilities secured by MSR assets, please provide advance rate, i.e. 50% of MSR value up to facility size.

Schedule C

LHFI Portfolio Detail as of [INPUT DATE]

*	information can be provided in the following table or in form and substance mutually agreeable to the parties

LENDER NAME	ORIGINAL PRINCIPAL BALANCE	UNPAID PRINCIPAL BALANCE	ALLOWANCE FOR LOAN LOSSES	NET BOOK VALUE
1st Lien Performing	[INPUT AMOUNT]	[INPUT AMOUNT]	[INPUT AMOUNT]	[INPUT AMOUNT]

2nd Lien Performing	[INPUT AMOUNT]	[INPUT AMOUNT]	[INPUT AMOUNT]	[INPUT AMOUNT]

1st Lien Delinquent	[INPUT AMOUNT]	[INPUT AMOUNT]	[INPUT AMOUNT]	[INPUT AMOUNT]

2nd Lien Delinquent	[INPUT AMOUNT]	[INPUT AMOUNT]	[INPUT AMOUNT]	[INPUT AMOUNT]

Total Portfolio	[INPUT AMOUNT]	[INPUT AMOUNT]	[INPUT AMOUNT]	[INPUT AMOUNT]

Exh. E-7

Schedule D

REO PORTFOLIO Detail as of [INPUT DATE]

*	information can be provided in the following table or in form and substance mutually agreeable to the parties

ADDRESS OF PROPERTY	COST BASIS	RESERVES/ WRITE DOWN	NET BOOK VALUE
	[INPUT AMOUNT]	[INPUT AMOUNT]	[INPUT AMOUNT]

	[INPUT AMOUNT]	[INPUT AMOUNT]	[INPUT AMOUNT]

Exh. E-8

EXHIBIT F

ASSIGNMENT OF CLOSING PROTECTION LETTER

Caliber Home Loans, Inc. (“Assignor”) declares that for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it does hereby convey, transfer, assign, deliver and give to Assignee, and hereby expressly subrogates Bank of America, N.A. (“Assignee”) unto, all of Assignor’s claims, demands, rights and causes of action, past, present or future, that Assignor has for loss or damage covered by the closing protection letter issued by (Title Company) attached hereto (“Closing Protection Letter”). Such rights being assigned by Assignor hereunder include, without limitation, the right to demand, sue, collect, receive, protect, preserve and enforce performance under the Closing Protection Letter. Assignee shall succeed to all rights of recovery of Assignor under the Closing Protection Letter and Assignor shall execute such instruments and documents necessary and proper to further secure such rights to Assignee and shall not act in any manner hereafter to prejudice or impair the rights of Assignee. Assignor hereby grants Assignee an irrevocable mandate and power of attorney coupled with an interest with full power of substitution to transact this act of assignment and subrogation.

IN WITNESS WHEREOF, the Assignor has caused this assignment to be duly executed as of [DATE], 2013.

CALIBER HOME LOANS, INC.

By:

Name:

Title:

Exh. F-1

EXHIBIT G

ASSIGNMENT OF FIDELITY BOND AND ERRORS AND OMISSION POLICY

Caliber Home Loans, Inc. (“Assignor”) declares that for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it does hereby convey, transfer, assign, deliver and give to Assignee, and hereby expressly subrogates Bank of America, N.A. (“Assignee”) unto, all of Assignor’s claims, demands, rights and causes of action, past, present or future, that Assignor has for loss or damage covered by Assignor’s fidelity bond and errors and omission policy (collectively, the “Policy”). Such rights being assigned by Assignor hereunder include, without limitation, the right to demand, sue, collect, receive, protect, preserve and enforce performance under the Policy. Assignee shall succeed to all rights of recovery of Assignor under the Policy and Assignor shall execute such instruments and documents necessary and proper to further secure such rights to Assignee and shall not act in any manner hereafter to prejudice or impair the rights of Assignee. Assignor hereby grants Assignee an irrevocable mandate and power of attorney coupled with an interest with full power of substitution to transact this act of assignment and subrogation.

IN WITNESS WHEREOF, the Assignor has caused this assignment to be duly executed as of [DATE], 2013.

CALIBER HOME LOANS, INC.

By:

Name:

Title:

Exh. G-1

EXHIBIT H

FORM OF POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS:

WHEREAS, Bank of America, N.A. (“Buyer”) and Caliber Home Loans, Inc. (“Seller”) have entered into the Master Repurchase Agreement, dated as of September 18, 2013 (the “Agreement”), pursuant to which Buyer has agreed to purchase from Seller certain mortgage loans from time to time, subject to the terms and conditions set forth therein;

WHEREAS, Seller has agreed to give to Buyer a power of attorney on the terms and conditions contained herein in order for Buyer to take any action that Buyer may deem necessary or advisable to accomplish the purposes of the Agreement;

NOW, THEREFORE, Seller hereby irrevocably constitutes and appoints Buyer its true and lawful Attorney-in-Fact, with full power and authority hereby conferred in its name, place and stead and for its use and benefit, to do and perform the following in connection with assets purchased by Buyer from Seller under the Agreement (the “Purchased Assets”) or as otherwise provided below:

(1)	to receive, endorse and collect all checks made payable to the order of Seller representing any payment on account of the Purchased Assets;

(2)	to assign or endorse any mortgage, deed of trust, promissory note or other instrument relating to the Purchased Assets;

(3)

to correct any assignment, mortgage, deed of trust or promissory note or other instrument relating to the Purchased Assets, including, without limitation, unendorsing and re-endorsing a promissory note to another investor;

(4)	to complete and execute lost note affidavits or other lost document affidavits relating to the Purchased Assets;

(5)	to issue title requests and instructions relating to the Purchased Assets;

(6)	to give notice to any individual or entity of its interest in the Purchased Assets under the Agreement; and

(7)

upon termination of Seller as Servicer by Buyer as permitted under the Agreement, to service and administer the Purchased Assets, including, without limitation, the receipt and collection of all sums payable in respect of the Purchased Assets.

Seller hereby ratifies and confirms all that said Attorney-in-Fact shall lawfully do or cause to be done by authority hereof.

Third parties without actual notice may rely upon the power granted under this Power of Attorney upon the exercise of such power by the Attorney-in-Fact.

Exh. H-1

CALIBER HOME LOANS, INC.

By:

Name:
Title:

WITNESS my hand this ____ day of _____________, 20___.

STATE OF _____________________________

County of ______________________________

This instrument was acknowledged, subscribed and sworn to before me this _____ day of _________, by ______________________________________.

Notary Public

My Commission Expires: __________________

Notary Seal:

Exh. H-2

EXHIBIT I

ACKNOWLEDGEMENT OF PASSWORD CONFIDENTIALITY AGREEMENT

Caliber Home Loans, Inc. (“Seller”) has entered into a Master Repurchase Agreement with Bank of America, N.A. (“Buyer”). In connection therewith, Seller is being provided access to the website at www.bankofamerica.com/warehouselending (the “Website”). As consideration for being provided access to and use of the Website, Seller agrees that:

1.	Seller may only access the Website by using a user name and password issued by Buyer.

2.	Buyer reserves the right to revoke or deactivate any user name and/or password at any time.

3.

Seller shall designate in writing an authorized representative (the “Authorized Representative”) to communicate with Buyer regarding the authorized users of the Website. The Authorized Representative shall be responsible for notifying Buyer of any changes, additions or deletions to the authorized users. Under no circumstances may user names and passwords be transferred between authorized users. Seller shall be solely responsible for all actions of its Authorized Representative and shall immediately notify Buyer of any change in its Authorized Representative. Buyer shall be entitled to rely on the authority and directions of the Authorized Representative without further inquiry. Authorized Representative shall communicate with Buyer in writing or via telephone by dialing (800) 669-2955.

4.	Seller shall be solely responsible for safeguarding access to user names and passwords and for implementing controls to prevent unauthorized usage of the Website.

5.	Seller is responsible for all requests, approvals and other transactions on the Website accessed through user names and/or passwords issued to Seller.

6.	Buyer shall be entitled to rely on all requests, approvals and other communications made on the Website through a user name and/or password issued to Seller until such time as:

(a)	Seller provides Buyer with written instructions to the contrary; and

(b)	Buyer has sufficient time to notify the appropriate employees and modify its computerized systems to deactivate the affected user name and/or password.

7.	Any dispute regarding the use of user names and/or passwords shall be resolved in accordance with the terms and conditions of the Agreement.

By signing below you acknowledge your agreement to the terms and conditions set forth herein.

Facsimile signatures shall be deemed valid and binding to the same extent as the original.

SELLER AUTHORIZATIONS:

Any of the persons whose signatures and titles appear below, or attached hereto, are authorized, acting singly, to act for the Seller under this Agreement as an Authorized Representative.

By:	By:	By:

Name:	Name:	Name:

Title:	Title:	Title:

Exh. I-1

CALIBER HOME LOANS, INC.
Print Name:	Number Assigned:

Signature:	Date:

Exh. I-2

EXHIBIT J

WIRING INSTRUCTIONS

Seller’s Wire Instructions:

Account #:	[***]
Account Holder’s name: Caliber Home Loans Operating Account
ABA #:	[***]
Bank name:	JPMorgan Chase Bank
Bank Address:	1 Chase Manhattan Plaza, New York, NY 10005
Further Credit:	n/a

Buyer’s Wire Instructions:

Bank: Bank of America, N.A.

ABA No.: [***]

Account No.: [***]

Reference: Caliber Home Loans, Inc.

These wiring instructions may not be changed except by an authorized representative of Buyer or Seller, as applicable. Buyer shall be entitled to rely on these wiring instructions without further inquiry or verification.

Exh. J-1

EXHIBIT K

FORM OF SERVICER NOTICE

[Date]

[_______________], as Servicer

[ADDRESS]

Attention: __________________

Re:	Master Repurchase Agreement, dated as of September 18, 2013 (the “Repurchase Agreement”), by and between Caliber Home Loans, Inc. (the “Seller”) and Bank of America, N.A. (the “Buyer”).

Ladies and Gentlemen:

[_______________________] (“Servicer”) is servicing    certain mortgage loans for Seller pursuant to that certain Servicing Agreement between Servicer and Seller. Pursuant to the Repurchase Agreement between Buyer and Seller, Servicer is hereby notified that Seller may from time to time sell to Buyer certain mortgage loans which are then currently being serviced by Servicer.

Upon receipt of notice from Buyer in which Buyer shall identify the mortgage loans which are then sold to Buyer under the Repurchase Agreement (the “Mortgage Loans”), Servicer shall segregate all amounts collected on account of such Mortgage Loans, hold them in trust for the sole and exclusive benefit of Buyer, and remit such collections in accordance with Buyer’s written instructions. Further, Servicer shall follow the instructions of Buyer with respect to the Mortgage Loans, and shall deliver to Buyer any information with respect to the Mortgage Loans as reasonably requested by Buyer.

Notwithstanding any contrary information which may be delivered to the Servicer by Seller, Servicer may conclusively rely on any information delivered by Buyer, and Seller shall indemnify and hold the Servicer harmless for any and all claims asserted against it for any actions taken in good faith by the Servicer in connection with the delivery of such information.

Any notices to Buyer should be delivered to the following addresses:

Bank of America, N.A.

One Bryant Park – 11th floor

Mail Code: NY1-100-11-01

New York, New York 10036

Attention: Eileen Albus, Vice President – Mortgage Finance

Telephone: (646) 855-0946

Facsimile: (646) 855-5050

Email: Eileen.Albus@baml.com

Bank of America, N.A.

4500 Park Granada

Mail Code: CA7-910-02-38

Calabasas, California 91302

Attention: Adam Gadsby, Director

Telephone: (818) 225-6541

Facsimile: (213) 457-8707

Email: Adam.Gadsby@baml.com

Exh. K-1

and

Bank of America, N.A.

225 West Hillcrest Drive

Mail Code: CA6-918-01-03

Thousand Oaks, California 91360

Attention: Rayanthi De Mel, Assistant Vice President

Telephone: (805) 917-0716

Facsimile: (805) 917-0741

Email: Rayanthi.De.Mel@baml.com

Exh. K-2

Please acknowledge receipt of this instruction letter by signing in the signature block below and forwarding an executed copy to Buyer promptly upon receipt.

Very truly yours,

Caliber Home Loans, Inc.

By:
Name:
Title:

ACKNOWLEDGED:

[__________________], as Servicer

By:

Name:
Title:
Telephone:
Facsimile:

Exh. K-3

EXHIBIT L

REPRESENTATIONS AND WARRANTIES

Representations and Warranties Concerning Purchased Assets. Seller represents and warrants to and covenants with Buyer that the following are true and correct with respect to each Purchased Asset as of the related Purchase Date through and until the date on which such Purchased Asset is repurchased by Seller:

(a)

Eligible Asset. The Mortgage Loan is an Eligible Mortgage Loan. The Mortgage Loan is a legal, valid and binding obligation of the Mortgagor thereunder, enforceable in accordance with its terms and subject to no offset, defense or counterclaim, obligating Mortgagor to make the payments specified therein.

(b)

Purchase Commitment; Trade Assignment. Unless otherwise stated in the Transactions Terms Letter, the Asset is covered by a Purchase Commitment that permits assignment thereof to Buyer, (i) does not exceed the availability under such Purchase Commitment (taking into consideration mortgage loans or securities, as applicable, which have been purchased by the respective Approved Investor under the Purchase Commitment), (ii) conforms to the requirements and the specifications set forth in such Purchase Commitment and the related regulations, rules, requirements and/or handbooks of the applicable Approved Investor, and (iii) is eligible for sale to and insurance or guaranty by, respectively the applicable Approved Investor and any applicable insurer. Each such Purchase Commitment is enforceable, in full force and effect, and if such Asset is a Pooled Mortgage Loan, such Purchase Commitment is validly and effectively assigned to Buyer pursuant to a Trade Assignment. Each such Trade Assignment is enforceable and in full force and effect. Each Purchase Commitment and Trade Assignment is a legal, valid and binding obligation of Seller enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(c)	Asset Data Record. The information contained in the Asset Data Record is true, correct and complete in all material respects.

(d)

Origination and Servicing. The Mortgage Loan was originated by or in conjunction with a mortgagee approved by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 of the National Housing Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or similar banking institution which is supervised and examined by a federal or state authority. The Mortgage Loan has been originated and serviced in compliance with Accepted Servicing Practices, applicable Approved Investor and Insurer requirements and all applicable federal, state and local statutes, regulations and rules, including, without limitation, the Federal Truth-in-Lending Act of 1968, as amended, and Regulation Z thereunder, the Federal Fair Credit Reporting Act, the Federal Equal Credit Opportunity Act, the Federal Real Estate Settlement Procedures Act of 1974, as amended, and Regulation X thereunder, and all applicable usury, licensing, real property, consumer protection and other laws.

(e)

Compliance with Applicable Laws. Any and all requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, equal credit opportunity or disclosure laws applicable to the Asset have been complied with, the consummation of the transactions contemplated hereby will not involve the violation of any such laws or regulations, and Seller shall maintain or shall cause its agent to maintain in its possession, available for the inspection of Buyer, and shall deliver to Buyer, upon demand, evidence of compliance with all such requirements.

Exh. L-1

(f)

Validity of Mortgage Documents. The Mortgage Loan is evidenced by instruments acceptable to FHA, VA, Fannie Mae, Freddie Mac or the Approved Investor, as applicable, given the type of Mortgage Loan. The Mortgage Loan Documents, Other Mortgage Loan Documents and any other agreement executed and delivered by a Mortgagor or guarantor, if applicable, in connection with a Mortgage Loan, and all signatures thereon, are genuine, and each such document is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms, except as may be limited by bankruptcy or other laws affecting the enforcement of creditor’s rights generally, and there are no rights of rescission, set-offs, counterclaims or other defenses with respect thereto. All parties to the Mortgage Loan Documents, Other Mortgage Loan Documents and any other agreement executed and delivered by a Mortgagor or guarantor, if applicable, had legal capacity to enter into the Mortgage Loan and to execute and deliver any such instrument or agreement and such instrument or agreement has been duly and properly executed by such related parties. Seller has reviewed all of the documents constituting the Mortgage File and has made such inquiries as it deems necessary to make and confirm the accuracy of the representations set forth herein. To the best of Seller’s knowledge, except as disclosed to Buyer in writing, all tax identifications and property descriptions are legally sufficient; and tax segregation, where required, has been completed.

(g)

No Outstanding Charges. All taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or an escrow of funds has been established in an amount sufficient to pay for every such item which remains unpaid and which has been assessed but is not yet due and payable. Neither Seller nor any originator from which Seller acquired the Mortgage Loan has advanced funds, or induced, solicited or knowingly received any advance of funds by a party other than the Mortgagor, directly or indirectly, for the payment of any amount required under the Mortgage Loan, except for interest accruing from the date of the Mortgage Note or date of disbursement of the proceeds of the Mortgage Loan, whichever is earlier, to the day which precedes by one month the due date of the first installment of principal and interest thereunder.

(h)

Private Mortgage Insurance. Each Agency Eligible Mortgage Loan and Conventional Conforming Mortgage Loan is insured by a policy of private mortgage insurance in the amount required by Fannie Mae or Freddie Mac, as applicable, and by an Insurer and all provisions of such private mortgage insurance policy have been and are being complied with, such policy is in full force and effect and all premiums due thereunder have been paid. There are no defenses, counterclaims or rights of setoff affecting the Agency Eligible Mortgage Loan and Conventional Conforming Mortgage Loan or affecting the validity or enforceability of any private mortgage insurance applicable to such Mortgage Loan.

(i)

Original Terms Unmodified. The terms of the Mortgage Note and Mortgage have not been impaired, waived, altered or modified in any respect from the date of origination, except by a written instrument which has been recorded, if necessary to protect the interests of Buyer, and which has been delivered to Custodian; provided, that none of the payment terms, interest rate, maturity date or other material terms have been impaired, waived, altered or modified in any respect. The substance of any such waiver, alteration or modification has been approved by the title insurer, to the extent required. No Mortgagor in respect of the Mortgage Loan has been released, in whole or in part, except in connection with an assumption agreement approved by the title insurer, to the extent required by such policy, and which assumption agreement is part of the Mortgage File delivered to Custodian.

Exh. L-2

(j)

No Defenses. The Mortgage Loan is not subject to any right of rescission, set-off, counterclaim or defense, including, without limitation, the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render either the Mortgage Note or the Mortgage unenforceable, in whole or in part and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto, and no Mortgagor in respect of the Mortgage Loan was a debtor in any state or federal bankruptcy or insolvency proceeding at the time the Mortgage Loan was originated. Seller has no knowledge nor has it received any notice that any Mortgagor in respect of the Mortgage Loan is a debtor in any state or federal bankruptcy or insolvency proceeding.

(k)

No Satisfaction of Mortgage. The Mortgage has not been satisfied, canceled, subordinated or rescinded, in whole or in part, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would affect any such release, cancellation, subordination or rescission. Seller has not waived the performance by the Mortgagor of any action, if the Mortgagor’s failure to perform such action would cause the Mortgage Loan to be in default, nor has Seller waived any default resulting from any action or inaction by the Mortgagor.

(l)

No Defaults. There is no default, breach, violation or event of acceleration existing under the Mortgage or the related Mortgage Note, and no event has occurred that, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration, and neither Seller nor its predecessors have waived any default, breach, violation or event of acceleration.

(m)

No Waiver. The terms of the Mortgage Loan have not been waived, impaired, changed or modified, except to the extent such amendment or modification has been disclosed to Buyer in writing and does not affect the salability of the Mortgage Loan pursuant to the applicable Purchase Commitment; provided, that none of the payment terms, interest rate, maturity date or other material terms have been impaired, waived, altered or modified in any respect.

(n)

Customary Provisions. The Mortgage Note has a stated maturity. The Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby. There is no homestead or other exemption or other right available to the Mortgagor or any other person, or restriction on Seller or any other person, including without limitation, any federal, state or local, law, ordinance, decree, regulation, guidance, attorney general action, or other pronouncement, whether temporary or permanent in nature, that would interfere with, restrict or delay, either (y) the ability of Seller, Buyer or any servicer, subservicer or any successor servicer or successor subservicer to sell the related Mortgaged Property at a trustee’s sale or otherwise, or (z) the ability of Seller, Buyer or any servicer or any successor servicer to foreclose on the related Mortgage. The Mortgage Note and Mortgage are on forms acceptable to Freddie Mac or Fannie Mae.

(o)

Location and Type of Mortgaged Property. The Mortgaged Property consists of a single parcel of real property with a detached single family residence erected thereon, or a two- to four-family dwelling, or such other dwelling(s) conforming with the applicable Fannie Mae and Freddie Mac requirements regarding such dwellings or conforming to underwriting guidelines acceptable to Buyer in its sole discretion; provided that no residence or dwelling is a condominium unit (unless the related Mortgage Loan was originated in compliance with the Agency Guides), a mobile home, a manufactured home or a cooperative apartment. No Mortgage Loan is secured by a multi-family, mixed-use or commercial property, nor is any portion of the Mortgaged Property used for commercial purposes.

Exh. L-3

(p)

Location of Improvements; No Encroachments. All improvements which were considered in determining the appraised value of the Mortgaged Property lie wholly within the boundaries and building restriction lines of the Mortgaged Property, and no improvements on adjoining properties encroach upon the Mortgaged Property. No improvement located on or being part of the Mortgaged Property is in violation of any applicable zoning and building law, ordinance or regulation.

(q)

Occupancy of the Mortgaged Property. As of the Purchase Date the Mortgaged Property is lawfully occupied under applicable law. All inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities. Seller has not received notification from any Governmental Authority that the Mortgaged Property is in material non-compliance with such laws or regulations, is being used, operated or occupied unlawfully or has failed to have or obtain such inspection, licenses or certificates, as the case may be. Seller has not received notice of any violation or failure to conform with any such law, ordinance, regulation, standard, license or certificate.

(r)

Lien Position. The Mortgage Loan is secured by a valid first priority lien on the Mortgaged Property, including all buildings on the Mortgage Property, under the laws of the state where the related mortgaged property in located. The lien of the Mortgage is subject only to:

(i) [reserved];

(ii) the lien of current real property taxes and assessments not yet due and payable;

(iii) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording acceptable to prudent mortgage lending institutions generally and specifically referred to in Buyer’s title insurance policy delivered to the originator of the Mortgage Loan and (a) referred to or otherwise considered in the appraisal made for the originator of the Mortgage Loan or (b) which do not adversely affect the appraised value of the Mortgaged Property set forth in such appraisal; and

(iv) other matters to which like properties are commonly subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property.

Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting and enforceable first lien and first priority security interest on the property described therein and Seller has full right to pledge and assign the same to Buyer. The Mortgaged Property was not, as of the date of origination of the Mortgage Loan, subject to a mortgage, deed of trust, deed to secure debt or other security instrument creating a lien subordinate to the lien of the Mortgage.

(s)

No Future Advances. The full original principal amount of each Mortgage Loan, net of any discounts, has been fully advanced or disbursed to the Mortgagor named therein, except with respect to specific mortgage products agreed upon by Buyer in writing, including, without limitation, a FHA 203(k) Loan. With respect to any Mortgage Loan, the terms of which require the Seller to make additional advances or disbursements to or on behalf of the Mortgagor named therein after the date of origination, Seller has made all such advances and disbursements in accordance with the terms of the Mortgage and/or the terms and conditions of the related mortgage loan program, and such additional amounts

Exh. L-4

have been advanced or disbursed from Seller’s own funds and not from the funds representing any Purchase Price paid by Buyer to Seller hereunder. For all Mortgage Loans other than specific mortgage products agreed upon by Buyer in writing, including, without limitation, a FHA 203(k) Loan, there is no requirement for future advances and any and all requirements as to completion of any on-site or off-site improvements and as to disbursements of any escrow funds therefor have been satisfied.

(t)

Ownership. Seller owns and has full right to sell the Asset to Buyer free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest, and has full right and authority subject to no interest or participation of, or agreement with, any other party, to sell each Asset pursuant to this Agreement and following the sale of each Asset, Buyer will own such Asset free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest except any such security interest created pursuant to the terms of this Agreement.

(u)

Doing Business. All parties which have had any interest in the Mortgage Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (i) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (ii) either (A) organized under the laws of such state, (B) qualified to do business in such state, (C) a federal savings and loan association, a savings bank or a national bank having a principal office in such state, or (D) not doing business in such state.

(v)

Hazard Insurance. The Mortgage Loan is covered by a policy of hazard insurance and insurance against other insurable risks and hazards as are customary in the area where the Mortgaged Property is located as required by the applicable Approved Investor and in accordance with the Seller’s underwriting guidelines and the Agency Guides, as applicable, in an amount not less than the greatest of (i) 100% of the replacement cost of all improvements to the Mortgaged Property, (ii) the outstanding principal balance of the Mortgage Loan, and (iii) the amount necessary to avoid the operation of any co-insurance provisions with respect to the Mortgaged Property or such maximum lesser amount as permitted by the applicable Approved Investor and applicable law, all in a form usual and customary in the industry and that is in full force and effect, and all amounts required to have been paid under any such policy have been paid. If any portion of the Mortgaged Property is in an area identified by any federal Governmental Authority as having special flood hazards, and flood insurance is available, a flood insurance policy meeting the current guidelines of the Federal Emergency Management Agency is in effect with a generally acceptable insurance carrier, in an amount representing coverage not less than the least of (1) the outstanding principal balance of the Mortgage Loan (2) the full insurable value of the Mortgaged Property, and (3) the maximum amount of insurance available under the National Flood Insurance Act of 1968, as amended by the Flood Disaster Protection Act of 1974. All such insurance policies (collectively, the “hazard insurance policy”) contain a standard mortgagee clause naming Seller, its successors and assigns (including, without limitation, subsequent owners of the Mortgage Loan), as mortgagee, and may not be reduced, terminated or canceled without 30 days’ prior written notice to the mortgagee. No such notice has been received by Seller. All premiums on such insurance policy have been paid. The related Mortgage obligates the Mortgagor to maintain all such insurance and, at such Mortgagor’s failure to do so, authorizes the mortgagee to maintain such insurance at the Mortgagor’s cost and expense and to seek reimbursement therefor from such Mortgagor. Where required by state law or regulation, the Mortgagor has been given an opportunity to choose the carrier of the required hazard insurance, provided the policy is not a “master” or “blanket” hazard insurance policy covering a condominium, or any hazard insurance policy covering the common facilities of a planned unit development. The hazard insurance policy is the valid and binding obligation of the insurer and is in full force and effect. Seller has

Exh. L-5

not engaged in, and has no knowledge of the Mortgagor’s having engaged in, any act or omission which would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of either including, without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other Person, and no such unlawful items have been received, retained or realized by Seller.

(w)

Title Insurance. A valid and enforceable title insurance policy has been issued or a commitment to issue such title insurance policy has been obtained for the Mortgage Loan in an amount not less than the original principal amount of such Mortgage Loan, which title insurance policy insures that the Mortgage relating thereto is a valid first lien or second lien, as applicable, on the property therein described and that the mortgaged property is free and clear of all encumbrances and liens having priority over the first lien of the Mortgage and otherwise in compliance with the requirements of the applicable Approved Investor. The title insurance company that issued the applicable Closing Protection Letter has also issued or has committed to issue the title insurance policy. Seller, its successors and assigns, are the sole insureds of such title insurance policy, and such title insurance policy is valid and remains in full force and effect and will be in force and effect upon the consummation of the transactions contemplated by this Agreement. No claims have been made under such title insurance policy, and no prior holder, servicer or subservicer of the related Mortgage, including Seller, has done, by act or omission, anything which would impair the coverage of such title insurance policy, including without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other Person, and no such unlawful items have been received, retained or realized by Seller.

(x)

Assignment. The Assignment (i) has been duly authorized by all necessary corporate action by Seller, duly executed and delivered by Seller and is the legal, valid and binding obligation of Seller enforceable in accordance with its terms, and (ii) complies with all applicable laws including all applicable recording, filing and registration laws and regulations and is adequate and legally sufficient for the purpose intended to be accomplished thereby, including, without limitation, the assignment of all of the rights, powers and benefits of Seller as mortgagee.

(y)

No Fraud. No error, omission, misrepresentation, negligence, fraud or similar occurrence has taken place with respect to the Mortgage Loan on the part of any Person, including, without limitation, the Mortgagor, any appraiser, any builder or developer or any other party involved in the origination of the Mortgage Loan or in the application of any insurance in relation to such Mortgage Loan.

(z)

Compliance with Guidelines. The Mortgage Loan was originated in compliance with and remains in compliance with Seller’s underwriting guidelines. Each Agency Eligible Mortgage Loan was originated in Strict Compliance with and remains in compliance with the applicable Agency Guides.

(aa)

Transfer of Mortgage Loans. Except with respect to Mortgage Loans intended for purchase by Ginnie Mae and for Mortgage Loans registered with MERS, the Assignment is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located.

(bb)

Due-On-Sale. The Mortgage contains an enforceable provision for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan in the event that the Mortgaged Property is sold or transferred without the prior written consent of the mortgagee thereunder.

Exh. L-6

(cc)

No Buydown Provisions; No Graduated Payments or Contingent Interests. Except with respect to Agency Eligible Mortgage Loans, the Mortgage Loan does not contain provisions pursuant to which monthly payments are paid or partially paid with funds deposited in any separate account established by Seller, the Mortgagor, or anyone on behalf of the Mortgagor, nor does it contain any other similar provisions which may constitute a “buydown” provision. The Mortgage Loan is not a graduated payment mortgage loan and the Mortgage Loan does not have a shared appreciation or other contingent interest feature.

(dd)

Consolidation of Future Advances. Any future advances made to the Mortgagor prior to the Purchase Date have been consolidated with the outstanding principal amount secured by the Mortgage, and the secured principal amount, as consolidated, bears a single interest rate and single repayment term. The lien of the Mortgage securing the consolidated principal amount is expressly insured as having first lien priority by a title insurance policy, an endorsement to the policy insuring the mortgagee’s consolidated interest or by other title evidence acceptable to Fannie Mae and Freddie Mac. The consolidated principal amount does not exceed the original principal amount of the Mortgage Loan.

(ee)	No Condemnation Proceeding. There have not been any condemnation proceedings with respect to the Mortgaged Property and Seller has no knowledge of any such proceedings.

(ff)

Servicemembers Civil Relief Act. The Mortgagor has not notified Seller, and Seller has no knowledge, of any relief requested or allowed to the Mortgagor under the Servicemembers Civil Relief Act of 2003.

(gg)

Appraisal. Except as may otherwise be permitted by the applicable Agency Guides, a full appraisal of the related Mortgaged Property was conducted and executed prior to the funding of the Mortgage Loan by a qualified appraiser, duly appointed by Seller, who had no interest, direct or indirect in the Mortgaged Property or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan, and the appraisal and appraiser both satisfy the relevant Fannie Mae and Freddie Mac guidelines, each as amended and as in effect on the date the Mortgage Loan was originated.

(hh)

Disclosure Materials. The Mortgagor has executed a statement to the effect that the Mortgagor has received all disclosure materials required by applicable law with respect to the making of adjustable rate mortgage loans, and Seller maintains such statement in the Mortgage File.

(ii)

Construction or Rehabilitation of Mortgaged Property. No Mortgage Loan was made in connection with the construction or rehabilitation of a Mortgaged Property or facilitating the trade-in or exchange of a Mortgaged Property.

(jj)	Capitalization of Interest. The Mortgage Note does not by its terms provide for the capitalization or forbearance of interest.

(kk)

No Equity Participation. No document relating to the Mortgage Loan provides for any contingent or additional interest in the form of participation in the cash flow of the Mortgaged Property or a sharing in the appreciation of the value of the Mortgaged Property. The indebtedness evidenced by the Mortgage Note is not convertible to an ownership interest in the Mortgaged Property or the Mortgagor and Seller has not financed nor does it own directly or indirectly, any equity of any form in the Mortgaged Property or the Mortgagor.

(ll)

Proceeds of Mortgage Loan. The proceeds of the Mortgage Loan have not been and shall not be used to satisfy, in whole or in part, any debt owed or owing by the Mortgagor to Seller or any Affiliate or correspondent of Seller, except in connection with a refinanced Mortgage Loan (including a HARP Mortgage Loan).

Exh. L-7

(mm)

Mortgage Submitted for Recordation. The Mortgage either has been or will promptly be submitted for recordation in the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located.

(nn)

Other Encumbrances. To the best of Seller’s knowledge, any property subject to any security interest given in connection with such Mortgage Loan is not subject to any other encumbrances other than a stated first mortgage, if applicable, and encumbrances which may be allowed under the Agency Guides.

(oo)

Located in U.S. No collateral (including, without limitation, the related real property and the dwellings thereon and otherwise) relating to a Mortgage Loan is located in any jurisdiction other than in one of the fifty (50) states of the United States of America or the District of Columbia.

(pp)

HOEPA. No Mortgage Loan is (a) subject to the provisions of 12 U.S.C. Section 226.32 of Regulation Z implementing the Homeownership and Equity Protection Act of 1994 as amended (“HOEPA”), (b) a “high cost” mortgage loan, “covered” mortgage loan, “high risk home” mortgage loan, or “predatory” mortgage loan or any other comparable term, no matter how defined under any federal, state or local law, (c) subject to any comparable federal, state or local statutes or regulations, or any other statute or regulation providing for heightened regulatory scrutiny or assignee liability to holders of such mortgage loans, or (d) a High Cost Loan or Covered Loan, as applicable (as such terms are defined in the current Standard & Poor’s LEVELS® Glossary Revised, Appendix E).

(qq)

No Predatory Lending. No predatory, abusive or deceptive lending practices, including but not limited to, the extension of credit to a mortgagor without regard for the mortgagor’s ability to repay the Mortgage Loan and the extension of credit to a mortgagor which has no tangible net benefit to the mortgagor, were employed in connection with the origination of the Mortgage Loan.

(rr)	Negative Amortization. None of the Mortgage Notes relating to any of the Mortgage Loans provides for negative amortization.

(ss)

Mortgaged Property Undamaged. The Mortgaged Property is in good repair and undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty so as to affect materially and adversely the value of the Mortgaged Property as security for the Mortgage Loan or the use for which the premises were intended and each Mortgaged Property is in good repair.

(tt)

No Exception. No document deficiency exists with respect to the Mortgage Loan which would materially adversely affect the Mortgage Loan or Buyer’s ownership and/or security interest granted by Seller in the Mortgage Loan as determined by Buyer in its sole discretion.

(uu)

Acceptable Investment. No specific circumstances or conditions exist with respect to the Mortgage, the Mortgaged Property, Mortgagor or Mortgagor’s credit standing that should reasonably be expected to (i) cause private institutional investors which invest in Mortgage Loans similar to the Mortgage Loan to regard the Mortgage Loan as an unacceptable investment, (ii) cause the Mortgage Loan to be more likely to become past due in comparison to similar Mortgage Loans, or (iii) adversely affect the value or marketability of the Mortgage Loan in comparison to similar Mortgage Loans.

Exh. L-8

(vv)

MERS Mortgage Loans. With respect to each Mortgage Loan registered with MERS, a mortgage identification number has been assigned by MERS and such mortgage identification number is accurately provided on the Asset Data Record. The related Assignment to MERS has been duly and properly recorded. With respect to each Mortgage Loan registered with MERS, no Mortgagor has received any notice of liens or legal actions with respect to such Mortgage Loan and no such notices have been electronically posted by MERS.

(ww)	Prepayment Fees. The Mortgage Loan does not contain a provision permitting imposition of a premium upon a prepayment prior to maturity.

(xx)

Points and Fees. All points and fees related to the Mortgage Loan were disclosed in writing to the Mortgagor in accordance with applicable state and federal law and regulation. Except in the case of a Mortgage Loan in an original principal amount of less than [***] which would have resulted in an unprofitable origination, no Mortgagor was charged “points and fees” (whether or not financed) in an amount greater than (a) [***] or (b) [***] of the principal amount of such Mortgage Loan whichever is greater, such [***] limitation is calculated in accordance with Fannie Mae’s or Freddie Mac’s anti-predatory lending requirements as set forth in the Fannie Mae Selling Guide or the Freddie Mac Selling Guide. For purposes of this representation, “points and fees” (x) include origination, underwriting, broker and finder’s fees and charges that the lender imposed as a condition of making the Mortgage Loan, whether they are paid to Seller or a third party; and (y) exclude bona fide discount points, fees paid for actual services rendered in connection with the origination of the mortgage (such as attorneys’ fees, notaries fees and fees paid for property appraisals, credit reports, surveys, title examinations and extracts, flood and tax certifications, and home inspections); the cost of mortgage insurance or credit-risk price adjustments; the costs of title, hazard, and flood insurance policies; state and local transfer taxes or fees; escrow deposits for the future payment of taxes and insurance premiums; and other miscellaneous fees and charges that, in total, do not exceed [***] of the Mortgage Loan.

(yy)

Mandatory Arbitration. No Mortgage Loan that was originated on or after October 31, 2004, is subject to mandatory arbitration except when the terms of the arbitration also contain a waiver provision that provides that in the event of a sale or transfer of the Mortgage Loan or interest in the Mortgage Loan to Fannie Mae, the terms of the arbitration are null and void and cannot be reinstated. Seller hereby covenants that Seller or subservicer of the Mortgage Loan, as applicable, will notify the Mortgagor in writing within 60 days of the sale or transfer of the Mortgage Loan to Fannie Mae that the terms of the arbitration are null and void.

(zz)

Mortgage Loan Products. No Mortgagor was encouraged or required to select a Mortgage Loan product offered by the originator of the Mortgage Loan which is a higher cost product designed for less creditworthy Mortgagors, unless at the time of the origination of such Mortgage Loan, such Mortgagor did not qualify taking into account credit history and debt to income ratios for a lower cost credit product then offered by the originator of the Mortgage Loan or any affiliate of the originator of such Mortgage Loan. If, at the time of Mortgage Loan application, the Mortgagor may have qualified for a lower cost credit product than offered by any mortgage lending affiliate of the originator of the Mortgage Loan, such originator referred the Mortgagor’s application to such affiliate for underwriting consideration.

(aaa)

Environmental Matters. The Mortgaged Property is free from any and all toxic or hazardous substances and there exists no violation of any local, state or federal environmental law, rule or regulation. To the best of Sellers’ knowledge, no Mortgaged Property was, as of the related Purchase Date, located within a one-mile radius of any site listed in the National Priorities List as defined under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or on any similar state list of hazardous waste sites which are known to contain any hazardous substance or hazardous waste.

Exh. L-9

(bbb)

Government Mortgage Loans. With respect to each Government Mortgage Loan, (i) the FHA Mortgage Insurance Contract is in full force and effect and there exists no impairment to full recovery without indemnity to HUD under FHA Mortgage Insurance, or the VA Loan Guaranty Agreement or USDA Loan Guaranty Agreement, as applicable, is in full force and effect to the maximum extent stated therein, as applicable, (ii) all necessary steps have been taken to keep such guaranty or insurance valid, binding and enforceable and each of such is the binding, valid and enforceable obligation of the FHA, the VA and the USDA, respectively, to the full extent thereof, without surcharge, set-off or defense, (iii) such Government Mortgage Loan is insured, or eligible to be insured, pursuant to the National Housing Act or is guaranteed, or eligible to be guaranteed, under the provisions of Chapter 37 of Title 38 of the United States Code, as applicable, (iv) with respect to each FHA insurance certificate, VA guaranty certificate or USDA loan request for guaranty, Seller has complied with applicable provisions of the insurance for guaranty contract and federal statutes and regulations, all premiums or other charges due in connection with such insurance or guarantee have been paid, there has been no act or omission which would or may invalidate any such insurance or guaranty, and the insurance or guaranty is, or when issued, will be, in full force and effect with respect to such Loan, (v) Seller has no knowledge of any defenses, counterclaims, or rights of setoff affecting such Government Mortgage Loan or affecting the validity or enforceability of any private mortgage insurance or FHA Mortgage Insurance, VA loan guaranty or USDA loan guaranty with respect to such Government Mortgage Loan, and (vi) Seller has no knowledge of any circumstance which would cause such Government Mortgage Loan to be ineligible for FHA Mortgage Insurance or a VA loan guaranty or USDA loan guaranty, as applicable, or cause FHA, VA or USDA to deny or reject the related Mortgagor’s application for FHA Mortgage Insurance, a VA loan guaranty or USDA loan guaranty, respectively. Each Government Mortgage Loan was originated in accordance with the criteria of an Agency for purchase of such Government Mortgage Loans.

(ccc)

Compliance with HARP Guidelines. Each HARP Mortgage Loan was originated in Strict Compliance with and remains in compliance with the applicable Agency Guide and the guidance issued by the Federal Housing Finance Authority, Fannie Mae and Freddie Mac for origination of mortgage loans under the Home Affordable Refinance Program.

(ddd)

Pooled Mortgage Loans. Each Purchased Mortgage Loan that will be pooled to support a Mortgage-Backed Security is being serviced by a subservicer having all Approvals necessary to make such Purchased Mortgage Loan eligible to back the related Mortgage-Backed Security.

(eee)

Mortgage-Backed Securities. Each Mortgage-Backed Security subject to a Transaction, (i) is backed by Agency Eligible Mortgage Loans that satisfy the “Good Delivery Guidelines” promulgated by SIFMA, (iii) is subject to a valid and binding Purchase Commitment that is enforceable in accordance with its terms, (iv) with respect to which, the applicable Agency Documents list Buyer as sole subscriber, (v) has been validly issued, and is fully paid and non assessable, and has been issued in compliance with all applicable laws, including, without limitation, the applicable Agency Guides, (vi) is in book-entry form and held through the facilities of the applicable Depository, and (vii) is unencumbered (other than liens created in favor of Buyer pursuant to this Agreement and liens created by or through Buyer). There are (i) no outstanding rights, options, warrants or agreements (other than as created by Buyer) for a purchase, sale or issuance, in connection with any Mortgage-Backed Security, (ii) no agreements on the part of the Seller to issue, sell or distribute the Mortgage-Backed Securities, and (iii) no obligations on the part of the Seller (contingent or otherwise) to purchase, redeem or otherwise acquire any securities or any interest therein or to pay any dividend or make any distribution in respect of the Mortgage-Backed Securities.

Exh. L-10

EXHIBIT M

REQUIRED AGENCY DOCUMENTS

•

For the purpose of Section 7.2(d): Form HUD 11705 (Schedule of Subscribers), Fannie Mae Form 2014 (Delivery Schedule) or Freddie Mac Form 381 (Contract Delivery Summary) and Freddie Mac Form 939 (Settlement and Information Multiple Registration Form), as applicable, fully completed and designating Buyer as the party authorized to receive the related Mortgage-Backed Securities, duly executed by Seller; and Form HUD 11706 (Schedule of Pooled Mortgages) and the reverse side of Form HUD 11706 (Initial Certification), Fannie Mae Form 2005 (Schedule of Mortgages with Magnetic Tape Format Instructions), or Freddie Mac Form 11 (Mortgage Submission Schedule) and Freddie Mac Form 13SF (Mortgage Submission Voucher) or Selling System computer tape, as applicable, that has been delivered to the applicable Agency indicating the Custodian’s initial certification of the Pooled Mortgage Loans

•

For the purpose of Section 8.1(bb): Freddie Mac Form 987 (Wire Transfer Authorization for a Cash Warehouse Delivery), Fannie Mae Form 1068 (Fixed-Rate, Graduated-Payment, or Growing-Equity Mortgage Asset Schedule) or Fannie Mae Form 1069 (Adjustable-Rate Mortgage Asset Schedule), as applicable.

Exh. M-1

EXHIBIT N

FORM OF TRADE ASSIGNMENT

__________ (“Approved Investor”)

(Address)

Attention:

Fax No.:

Dear Sirs:

Attached hereto is a correct and complete copy of your confirmation of commitment (the “Commitment”), trade-dated _________ __, ____, to purchase

[$______of __% ___ year,]

(Check Box)

(a)	Ginnie Mae;

(b)	Fannie Mae; or

(c)	Freddie Mac

mortgage-backed pass-through securities (“Securities”) at a purchase price of $___________ from _________ on [insert Settlement Date].

Our intention is to assign $_____ of this Commitment’s full amount, which assignment shall be effective and shall be fully enforceable by the assignee on the Settlement Date. This is to confirm that (i) the form of this assignment conforms to the SIFMA guidelines, (ii) the Commitment is in full force and effect, (iii) the Commitment has been assigned to Bank of America, N.A. (“BANA”) as security for the obligations of Caliber Home Loans, Inc., the “Seller” under that certain Master Repurchase Agreement, dated as of September 18, 2013, between Seller and BANA, whose acceptance of such assignment is indicated below, [and] (iv) upon delivery of this trade assignment to you by BANA you will accept Seller’s direction set forth herein to pay BANA for such Securities, [(v) you will accept delivery of such Securities directly from BANA, (vi) BANA is obligated to make delivery of such Securities to you in accordance with the attached Commitment and (vii) you have released Seller from its obligation to deliver the Securities to you under the Commitment.] Payment will be made “delivery versus payment (DVP)” to BANA in immediately available funds.

Exh. N-1

If you have any questions, please call _______________ at (___) ___-____ immediately or contact him by fax at (___) ___-____.

Very truly yours,

Caliber Home Loans, Inc.

By:
Name:
Title:

Agreed to:

BANK OF AMERICA, N.A.

By:

Name:

Title:

Notice of delivery and confirmation of receipt are the obligations of BANA. Prompt notification of incorrect information or rejection of the trade assignment should be made to [______].

Exh. N-2

EXHIBIT O

FORM OF REQUEST FOR TEMPORARY INCREASE

Bank of America, N.A.

One Bryant Park, 11th floor

New York, New York 10036

NY1-100-11-01

Attention: Eileen Albus

Re:	The Master Repurchase Agreement, dated as of September 18, 2013 (the “Repurchase Agreement”), between Bank of America, N.A. (“Buyer”) and Caliber Home Loans, Inc. (“Seller”).

Ladies and Gentlemen:

In accordance with Section 2.10 of the Repurchase Agreement, Buyer hereby consents to a Temporary Increase of the Aggregate Transaction Limit, the Committed Amount or the Uncommitted as further set forth below:

Amount of Temporary Increase: $__________________.

Temporary Committed Amount: $__________________.

Temporary Uncommitted Amount : $__________________.

Effective date and time: [dd/mm/yyyy at ___:___ _.m.]

Termination date and time: [dd/mm/yyyy at ___:___ _.m.]

On and after the effective date and time indicated above and until the termination date and time indicated above, the Aggregate Transaction Limit, Committed Amount, and Uncommitted Amount shall equal the Temporary Aggregate Transaction Limit, Temporary Committed Amount and Temporary Uncommitted Amount, respectively, indicated above for all purposes of the Repurchase Agreement and all calculations and provisions relating to the Aggregate Transaction Limit, Committed Amount, and Uncommitted Amount shall refer to the Temporary Aggregate Transaction Limit, Temporary Committed Amount and Temporary Uncommitted Amount, respectively, including without limitation, Type Sublimits. Unless otherwise terminated pursuant to the Repurchase Agreement, this Temporary Increase shall terminate on the termination date and time indicated above. Upon the termination of this Temporary Increase, Seller shall repurchase Purchased Assets such that (i) the Aggregate Outstanding Purchase Price does not exceed the Aggregate Transaction Limit and (ii) the applicable portion of the Aggregate Outstanding Purchase Price does not exceed any Type Sublimit. Seller shall repurchase Purchased Assets in order to reduce the Aggregate Outstanding Purchase Price to the Aggregate Transaction Limit (as reduced by the termination of such Temporary Increase) in accordance with Section 4.2(j) of the Repurchase Agreement.

All terms used herein and not otherwise defined herein shall have the respective meanings ascribed to such terms in the Repurchase Agreement.

Exh. O-1

CALIBER HOME LOANS, INC., Seller

By:
Name:
Title:

Agreed and Consented by:

BANK OF AMERICA, N.A., Buyer

By:
Name:
Title:

Date: ________________

Exh. O-2

EXHIBIT P

RESERVED

Exh. P-1

EXHIBIT Q

RESERVED

Exh. Q-1

EXHIBIT R

AUTOFUND AUTHORIZATION REQUEST

I, the undersigned, as a duly authorized representative of Seller listed below, hereby request that Bank of America, N.A. (“Buyer”) approve the automatic funding of Transaction requests made by Seller under the Master Repurchase Agreement (including any amendments thereto, collectively, the “Agreement”) by and between Buyer and Seller. I understand that if this request is approved by Buyer, such automatic funding requests shall be subject to the following terms and conditions:

1. Buyer reserves the right to determine the terms and conditions on which it will approve automatic funding of Transactions for Seller and further reserves the right to change such terms and conditions at any time for any reason, including, revoking its approval of automatic funding of Transactions for Seller, upon notice to Seller.

2. Buyer shall be entitled to conclusively rely on and assume that any information provided by Seller to Buyer in connection with any Transaction request, whether such information is provided electronically or verbally, is true and correct in all respects. While Buyer reserves the right to verify any such information at any time and for any reason, Buyer shall have no obligation to do so and Seller shall be solely liable and responsible for any errors in such information and shall indemnify and hold harmless Buyer for any such errors in accordance with the terms and conditions of the Agreement. The following data fields (if checked) are subject to reconfirmation and authorization through warehouselending.com and may not be eligible for automatic funding if Buyer changes or modifies the data from the values originally submitted in the Asset Data Record by Seller.

Wire Auto Funding Criteria

✓ ABA Num

✓ Acc Num

Optional: (select fields, which if changed by Buyer will result in Sellers re-verification, ineligible for Auto Funding).

☐	OPB or UPB
☐	Requested Wire Amount
☐	Requested Purchase Date
☐	Closing Agent Name
☐	Closing Agent Branch
☐	Further Credit Acc Num
☐	Further Credit Bank Name

Seller:

Authorized Representative:
Print name

Signed:

Date:

Exh. R-1

SCHEDULE 1

Filing Jurisdictions and Offices

Delaware

Sch. 1-1

SCHEDULE 2

States and Jurisdictions

Alaska	Mississippi
Alabama	Montana
Arkansas	Nebraska
Arizona	New Hampshire
California	New Jersey
Colorado	New Mexico
Connecticut	Nevada
District of Columbia	North Carolina
Delaware	North Dakota
Florida	Ohio
Georgia	Oklahoma
Hawaii	Oregon
Iowa	Pennsylvania
Idaho	South Carolina
Illinois	South Dakota
Indiana	Tennessee
Kansas	Texas
Kentucky	Utah
Louisiana	Virginia
Massachusetts	Vermont
Maryland	Washington
Maine	Wisconsin
Michigan	West Virginia
Minnesota	Wyoming
Missouri

Sch. 2-1

SCHEDULE 3

List of Seller’s Existing Debt

Sch. 3-1